EXECUTION VERSION

ASSET-BASED REVOLVING CREDIT AGREEMENT
Dated as of July 1, 2019,
among
Hexion Intermediate Holding 2, Inc.,
as Holdings,
Hexion Inc.,
as U.S. Borrower,

Hexion Canada Inc.,
as Canadian Borrower,

Hexion B.V.,
as Dutch Borrower,

Hexion UK Limited
as U.K. Borrower,
Hexion GmbH,
as German Borrower,

THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender and initial Issuing Bank,
______________

JPMORGAN CHASE BANK, N.A., CREDIT SUISSE LOAN FUNDING LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC. AND GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers

TABLE OF CONTENTS
Page

ARTICLE I Definitions	1

Section 1.01	Defined Terms 1

Section 1.02	Terms Generally 83

Section 1.03	Effectuation of Transactions 84

Section 1.04	Currency Translation 84

Section 1.05	[Reserved] 86

Section 1.06	Change of Currency 86

Section 1.07	Timing of Payment or Performance 86

Section 1.08	Times of Day 86

Section 1.09	Holdings 86

Section 1.10	Election Date 87

Section 1.11	Interest Rates; LIBOR Notification 87

Section 1.12	Divisions 87

ARTICLE II The Credits	88

Section 2.01	Commitments 88

Section 2.02	Loans and Borrowings 90

Section 2.03	Requests for Borrowings 90

Section 2.04	Swingline Loans 92

Section 2.05	Letters of Credit 93

Section 2.06	Canadian Bankers’ Acceptances 99

Section 2.07	Funding of Borrowings 102

Section 2.08	Interest Elections 103

Section 2.09	Termination and Reduction of Commitments 105

Section 2.10	Repayment of Loans and B/As; Evidence of Debt 105

Section 2.11	Notice of Prepayment; Etc. 106

Section 2.12	Prepayment of Loans 107

Section 2.13	Fees 108

Section 2.14	Interest 109

Section 2.15	Alternate Rate of Interest 110

Section 2.16	Increased Costs 112

Section 2.17	Break Funding Payments 113

Section 2.18	Taxes 114

Section 2.19	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 118

Section 2.20	Mitigation Obligations; Replacement of Lenders 120

Section 2.21	Incremental Revolving Facility Commitments. 121

Section 2.22	Illegality 125

Section 2.23	Defaulting Lender 125

ARTICLE III Representations and Warranties	127

Section 3.01	Organization; Powers 127

Section 3.02	Authorization 127

Section 3.03	Enforceability 128

Section 3.04	Governmental Approvals 128

Section 3.05	Financial Statements 128

Section 3.06	No Material Adverse Effect 129

Section 3.07	Title to Properties; Possession Under Leases 129

Section 3.08	Subsidiaries 129

Section 3.09	Litigation; Compliance with Laws 130

Section 3.10	Federal Reserve Regulations 130

Section 3.11	Investment Company Act 130

Section 3.12	Use of Proceeds 130

Section 3.13	Tax Returns 130

Section 3.14	No Material Misstatements 131

Section 3.15	Employee Benefit Plans 131

Section 3.16	Environmental Matters 132

Section 3.17	Security Documents 132

Section 3.18	Location of Real Property 134

Section 3.19	Solvency 134

Section 3.20	Labor Matters 134

Section 3.21	No Default 135

Section 3.22	Intellectual Property; Licenses, Etc. 135

Section 3.23	Insurance 135

Section 3.24	Senior Debt 135

Section 3.25	Financial Assistance 135

Section 3.26	USA PATRIOT Act; OFAC and Sanctions; CAML; Anti-Corruption Laws 135

Section 3.27	Foreign Corrupt Practices Act 136

Section 3.28	EEA Financial Institution 137

Section 3.29	[Reserved] 137

Section 3.30	Dutch Borrower 137

Section 3.31	Centre of Main Interest 137

ARTICLE IV Conditions of Lending	137

Section 4.01	All Credit Events 137

Section 4.02	First Credit Event 138

ARTICLE V Affirmative Covenants	142

Section 5.01	Existence; Business and Properties 142

Section 5.02	Insurance 142

Section 5.03	Taxes 144

Section 5.04	Financial Statements, Reports, etc. 144

Section 5.05	Litigation and Other Notices 146

Section 5.06	Compliance with Laws 147

Section 5.07	Maintaining Records; Access to Properties and Inspections 147

Section 5.08	Use of Proceeds 148

Section 5.09	Compliance with Environmental Laws 148

Section 5.10	Further Assurances; Additional Security 149

Section 5.11	Post-Closing 153

Section 5.12	Cash Management Systems; Application of Proceeds of Accounts
153

Section 5.13	Financial Assistance 156

Section 5.14	U.K. Pension Matters 156

Section 5.15	Canadian Pension Matters 156

Section 5.16	Compliance with USA PATRIOT Act, Sanctions, Anti-Terrorism and Anti-Money Laundering Laws 156

Section 5.17	Flood Insurance 157

Section 5.18	Dutch Fiscal Unity 157

ARTICLE VI Negative Covenants	157

Section 6.01	Indebtedness 157

Section 6.02	Liens 164

Section 6.03	Sale and Lease-Back Transactions 170

Section 6.04	Investments, Loans and Advances 170

Section 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions 173

Section 6.06	Dividends and Distributions 177

Section 6.07	Transactions with Affiliates 180

Section 6.08	Business of the U.S. Borrower and the Subsidiaries 182

Section 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. 182

Section 6.10	Fixed Charge Coverage Ratio 185

Section 6.11	[Reserved] 185

Section 6.12	Fiscal Year 185

Section 6.13	Centre of Main Interests 185

Section 6.14	Canadian DB Plan 185

ARTICLE VIA HOLDINGS’ NEGATIVE COVENANT	186

SECTION 6.01A.	Holdings’ Negative Covenant 186

ARTICLE VII Events of Default	186

Section 7.01	Events of Default 186

Section 7.02	Treatment of Certain Payments 189

Section 7.03	Right to Cure 189

ARTICLE VIII The Agents	190

Section 8.01	Appointment 190

Section 8.02	Delegation of Duties 192

Section 8.03	Exculpatory Provisions 192

Section 8.04	Reliance by Agents 194

Section 8.05	Notice of Default 194

Section 8.06	Non-Reliance on Agents and Other Lenders 195

Section 8.07	Indemnification 195

Section 8.08	Agent in Its Individual Capacity 196

Section 8.09	Successor Administrative Agent 196

Section 8.10	Joint Lead Arrangers 197

Section 8.11	Security Documents and Collateral Agent 197

Section 8.12	Right to Realize on Collateral and Enforce Guarantees 199

Section 8.13	Withholding Tax 199

Section 8.14	Certain ERISA Matters 200

Section 8.15	Credit Bidding 201

Section 8.16	Posting of Communications. 202

Section 8.17	Certain German Matters 204

Section 8.18	Certain English Matters 205

Section 8.19	Certain Canadian Matters 205

Section 8.20	Certain French Matters 206

Section 8.21	Certain Italian Matters 206

Section 8.22	Certain Spanish Matters 206

Section 8.23	Foreign Obligations 207

ARTICLE IX Miscellaneous	207

Section 9.01	Notices; Communications 207

Section 9.02	Survival of Agreement 208

Section 9.03	Binding Effect 208

Section 9.04	Successors and Assigns 208

Section 9.05	Expenses; Indemnity 213

Section 9.06	Right of Set-off 215

Section 9.07	Applicable Law 215

Section 9.08	Waivers; Amendment 215

Section 9.09	Interest Rate Limitation 219

Section 9.10	Entire Agreement 219

Section 9.11	WAIVER OF JURY TRIAL 220

Section 9.12	Severability 220

Section 9.13	Counterparts; Electronic Execution of Assignments and Certain Other Documents 220

Section 9.14	Headings 220

Section 9.15	Jurisdiction; Consent to Service of Process 221

Section 9.16	Confidentiality 221

Section 9.17	Platform; Borrower Materials 222

Section 9.18	Release of Liens and Guarantees 222

Section 9.19	Judgment Currency 224

Section 9.20	Dutch Powers of Attorney 225

Section 9.21	Power of Attorney 225

Section 9.22	Canadian Anti-Money Laundering Legislation 225

Section 9.23	U.S.A. Patriot Act 225

Section 9.24	Agency of the U.S. Borrower for the Loan Parties 226

Section 9.25	German Real Property 226

Section 9.26	Acknowledgment and Consent to Bail-In of EEA Financial Institutions
226

Section 9.27	Acknowledgement Regarding Any Supported QFCs. 227

Section 9.28	MIRE Events 227

Section 9.29	Parallel Debt 227

ARTICLE X Collection Allocation Mechanism	228

Section 10.01	Implementation of CAM 228

Section 10.02	Letters of Credit 229

Exhibits and Schedules

Exhibit A        Form of Assignment and Acceptance
Exhibit B        [Reserved]
Exhibit C-1        Form of Borrowing Request
Exhibit C-2        Form of Swingline Borrowing Request
Exhibit D        Form of Collateral Access Agreement
Exhibit E        Form of Borrowing Base Certificate
Exhibit F        Retention of Title Reserves Calculation
Exhibit G        Form of U.S. Tax Compliance Certificate
Exhibit H        Form of Solvency Certificate
Exhibit I        Form of Subordinated Intercompany Note

Schedule 1.01(a)    Acceptable Appraisers
Schedule 1.01(b)    Agreed Security Principles
Schedule 1.01(c)    Cash Management Banks
Schedule 1.01(d)     Mortgaged Properties
Schedule 1.01(e)    Excluded Securities
Schedule 1.01(f)    Existing Letters of Credit
Schedule 1.01(g)    Hedge Banks
Schedule 1.01(h)    Closing Date Immaterial Subsidiaries
Schedule 1.01(i)    Unrestricted Subsidiaries
Schedule 1.01(j)    Closing Date Pledged Equity Interests of Foreign Loan Parties
Schedule 2.01        Commitments
Schedule 3.01        Organization and Good Standing
Schedule 3.04        Governmental Approvals
Schedule 3.05        Financial Statements
Schedule 3.07(c)    Title to Properties; Possession under Leases
Schedule 3.07(e)    Material Real Properties
Schedule 3.08(a)    Subsidiaries
Schedule 3.08(b)    Subscriptions
Schedule 3.13        Taxes
Schedule 3.15        Canadian Benefit Plans and Canadian Pension Plans
Schedule 3.22        Intellectual Property; Licenses, Etc.
Schedule 3.23        Insurance
Schedule 4.02        Local Counsel
Schedule 5.11        Post-Closing Matters
Schedule 5.12(e)    Joint Disbursement Accounts
Schedule 6.01        Existing Indebtedness
Schedule 6.02(a)    Existing Liens
Schedule 6.04        Existing Investments
Schedule 6.07        Existing Transactions with Affiliates
Schedule 9.01        Notice Information

This ASSET-BASED REVOLVING CREDIT AGREEMENT, dated as of July 1, 2019 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), among Hexion Intermediate Holding 2, Inc., a Delaware corporation (“Holdings”), HEXION INC., a New Jersey corporation (the “U.S. Borrower”), HEXION CANADA INC., a Canadian corporation (the “Canadian Borrower”), HEXION B.V., a besloten vennootschap met beperkte aansprakelijkheid under the laws of the Netherlands having its statutory seat in Rotterdam, the Netherlands and registered with the Dutch Trade Register under number 24294676 (the “Dutch Borrower”), HEXION UK LIMITED, a company incorporated under the laws of England and Wales (the “U.K. Borrower”), and HEXION GMBH, a limited liability company (GmbH) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Iserlohn with registration number 5860 (the “German Borrower” and, together with the U.S. Borrower, the Canadian Borrower, the Dutch Borrower and the U.K. Borrower, the “Borrowers”), the LENDERS party hereto from time to time, the ISSUING BANKS party hereto from time to time, and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, Collateral Agent and Swingline Lender.
WHEREAS, on April 1, 2019, the U.S. Borrower and certain of its Affiliates (the “Debtors”) filed voluntary petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and commenced their respective cases (each case of a Debtor, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”) under chapter 11 of the U.S. Bankruptcy Code;
WHEREAS, on June 25, 2019, the Bankruptcy Court entered that certain Findings Of Fact, Conclusions Of Law, And Order Confirming Second Amended Joint Chapter 11 Plan of Reorganization of Hexion Holdings LLC and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (as amended, waived, modified or supplemented from time to time, the “Confirmation Order”), confirming the joint plan of reorganization for the Debtors (together with all exhibits, schedules, annexes, supplements and other attachments thereto, and, as amended, waived, modified or supplemented from time to time, the “Plan of Reorganization”); and
WHEREAS, in connection with the consummation of the Transactions, the Borrowers have requested that the Lenders extend credit in the form of Loans and Letters of Credit as set forth herein.
NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Intercreditor Agreement” shall mean (a) the ABL Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the collateral agent for the Term Loan Facility Agreement and the other persons party thereto from time to time, as the same may be amended, supplemented, restated or otherwise modified from time to time or (b) any replacement thereof that contains terms not materially less favorable to the Lenders than the terms contained in the intercreditor agreement referred to in clause (a) or is otherwise reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.
“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the U.S. Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for a one-month Interest Period for a deposit in Dollars on such day (or if such day is not a Business

Day, the immediately preceding Business Day) plus 1.0%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the U.S. Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the U.S. Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.15 hereof, then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Revolving Loan or any Swingline Loan to the U.S. Borrower.
“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.
“ABR Revolving Loan” shall mean any Revolving Facility Loan denominated in Dollars and bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01(a) or (b) any other experienced and reputable appraiser reasonably acceptable to the U.S. Borrower and the Administrative Agent.
“Acceptable Auditor” shall mean (a) Cardno, (b) Ramboll Environ or (c) any other experienced and reputable environmental auditor reasonably acceptable to the U.S. Borrower and the Administrative Agent.
“Account” shall mean, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts receivable, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.
“Account Control Agreement” shall have the meaning assigned to such term in Section 5.12(a).
“Account Debtor” shall mean, with respect to any Account, each person obligated on such Account.
“Additional Collection Account” shall mean any Collection Account of a Loan Party that is not a Controlled Account or an Excluded Account.
“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Revolving Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to (a) for any Eurocurrency Revolving Borrowing denominated in euro, the EURIBO Rate in effect for such Interest Period and (b) for any Eurocurrency Revolving Borrowing denominated in U.S. Dollars or an Alternate Currency (other than euro and Canadian Dollars), the LIBO Rate for such Borrowing for such Interest Period; provided that, in each case, if the Adjusted LIBO Rate shall be less than zero, such interest rate shall be deemed to be zero.
“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid”.
“Administrative Agency Fee Letter” shall mean the Administrative Agency Fee Letter, dated as of May 29, 2019, between the U.S. Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Administrative Agent” shall mean JPMCB, in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall also include any other Affiliate of JPMCB or any other person designated by JPMCB, in each case acting in its capacity as “Security Trustee”, “Trustee”, “Collateral Agent” or “Agent” under any Security Document relating to collateral provided under the laws of any jurisdiction. Notwithstanding the foregoing, for purposes of Section 9.21, the term “Administrative Agent” shall mean JPMCB and any successor agent appointed pursuant to Section 8.09.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.13(d).
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreed Security Principles” shall mean, collectively, all of the provisions set forth in Schedule 1.01(b).
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof, as may be amended, restated, supplemented or otherwise modified from time to time.
“Agreement Currency” shall have the meaning assigned to such term in Section 9.19(b).
“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders providing such Loans in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the U.S. Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, ticking, or similar fees and customary consent fees for an amendment paid generally to consenting lenders.
“Alternate Currency” shall mean Sterling, Danish Kroner, Norwegian Kroner, Euros, Canadian Dollars, Japanese Yen or any other foreign currency reasonably acceptable to the applicable Issuing Bank that is freely available, freely transferable and freely convertible into Dollars, provided that the aggregate amount of Revolving L/C Exposure in all such foreign currencies (other than Sterling, , Danish Kroner, Norwegian Kroner, Euros, Japanese Yen and Canadian Dollars) shall not exceed $25,000,000.
“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time determined by using the rate of exchange for the purchase the applicable Alternate Currency, as applicable, with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of the applicable Alternate Currency, as applicable, with Dollars as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).
“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.
“Alternate Currency Revolving L/C Exposure” shall mean Revolving L/C Exposure related to Alternate Currency Letters of Credit.

“Ancillary Agreement” shall mean any Secured Cash Management Agreement, any Secured Hedge Agreement or the Overdraft Line.
“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.27(a).
“Applicable Commitment Fee” shall mean for any day, 0.50% per annum; provided that, on and after the date of delivery of the financial statements and certificates required by Section 5.04 for the first full fiscal quarter of the U.S. Borrower after the Closing Date, the Applicable Commitment Fee will be (a) 0.375% per annum for each fiscal quarter of the U.S. Borrower during which the Average Utilization is greater than 50.0% and (b) 0.50% per annum for each fiscal quarter of the U.S. Borrower during which the Average Utilization is equal to or less than 50.0%. Changes in the Applicable Commitment Fee resulting from changes in Average Utilization shall become effective on the date of delivery of the relevant quarterly financial statements required by Section 5.04, beginning with the date of delivery pursuant to Section 5.04 of financial statements covering the first full fiscal quarter of the U.S. Borrower after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this sentence.
“Applicable Margin” shall mean, for any day, 1.50% per annum in the case of any Eurocurrency Revolving Loan and Overnight LIBO Borrowing and 0.50% per annum in the case of any ABR Loan and any Base Rate Loan; provided that, on and after the first Adjustment Date occurring after delivery of the first Borrowing Base Certificate required by Section 5.04(f), the Applicable Margin with respect to such Revolving Facility Loans will be determined based on Average Availability for such period pursuant to the Pricing Grid.
“Applicable Parties” shall have the meaning assigned to it in Section 8.16(c).
“Appraised Fair Market Value” shall mean, at any time, with respect to any applicable Eligible Real Property, the fair market value of such Real Property, as determined by reference to the most recent third-party appraisal of such Real Property received by the Administrative Agent in accordance with the terms hereof.
“Approved Electronic Platform” has the meaning assigned to it in Section 8.16(a).
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).
“ARPA” shall mean the Account Receivables Purchase Agreement, among Hexion Holding B.V. (f/k/a Momentive Specialty Chemicals Holding B.V.), Hexion GmbH (f/k/a Momentive Specialty Chemicals GmbH), Momentive Specialty Chemicals S.r.l., Momentive Specialty Chemicals Italia S.p.A., Momentive Specialty Chemicals, a.s. and Hexion B.V. (f/k/a Momentive Specialty Chemicals B.V.), entered into on March 28, 2013, as amended, restated, supplemented or otherwise modified from time to time, in each case the terms of which shall be reasonably satisfactory to the Administrative Agent.
“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the U.S. Borrower or any Subsidiary.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and, if required by Section 9.04, by the U.S. Borrower, the Swingline Lender and the then Issuing Bank, substantially in the form of Exhibit A hereto, or, in each case, such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the U.S. Borrower.
“Audit Trigger Event” shall occur at any time that Excess Availability is less than the greater of (a) 15.0% of the lesser of (i) the Total Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time and (b) $43,750,000.
“Authorization Order” shall have the meaning assigned to such term in Section 4.02(g).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the Termination Date.
“Availability Trigger Event” shall occur at any time that (a) Excess Availability is less than the greater of (i) 10.0% of the lesser of (A) the Total Revolving Facility Commitments at such time and (B) the Global Borrowing Base at such time and (ii) $30,000,000 or (b) an Event of Default shall have occurred. Once occurred, an Availability Trigger Event shall be deemed to be continuing until such time as, in the case of clause (a) above, the Excess Availability is equal to or greater than the greater of (i) 10.0% of the lesser of (A) the Total Revolving Facility Commitments at such time and (B) the Global Borrowing Base at such time and (ii) $30,000,000 for fifteen (15) consecutive days, and, in the case of clause (b) above, such Event of Default is no longer continuing.
“Available Unused Commitment” shall mean, with respect to a Lender at any time, an amount equal to the amount by which (a) the aggregate amount of the Revolving Facility Commitment of such Lender at such time exceeds (b) the Revolving Facility Exposure of such Lender at such time.
“Average Availability” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the daily average Excess Availability for such period divided by (b) the lesser of (i) the daily average Global Borrowing Base for such period and (ii) the daily average Total Revolving Facility Commitments for such period.
“Average Utilization” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the daily average Total Revolving Facility Exposure for such period divided by (b) the daily average Total Revolving Facility Commitments for such period.
“B/A” shall mean a bill of exchange governed by the Bills of Exchange Act (Canada) or a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Lender in accordance with the terms of this Agreement.
“B/A Drawing” shall mean B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement that are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.
“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.06(j).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.
“Base Rate” shall mean with respect to Revolving Facility Loans denominated in Dollars made to the Canadian Borrower, the U.S. Base Rate and with respect to Revolving Facility Loans denominated in Canadian Dollars made to the Canadian Borrower, the Canadian Base Rate.
“Base Rate Borrowing” shall mean a Borrowing consisting of Base Rate Loans.
“Base Rate Loan” shall mean any Base Rate Revolving Loan to the Canadian Borrower.
“Base Rate Revolving Borrowing” shall mean a Borrowing comprised of Base Rate Revolving Loans.

“Base Rate Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.
“Basel III” shall mean:
(a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in ““Basel III”: A global regulatory framework for more resilient banks and banking systems”, ““Basel III”: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)    the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blockage Notice” means a notice of “control” (as defined in the UCC) or its applicable equivalent contemplated to be delivered pursuant to any Account Control Agreement.
“Blocking Regulation” shall have the meaning assigned to it in Section 3.26.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean, as to any person, (a) the board of directors or other governing body of such person, (b) in respect of the Dutch Loan Parties, the managing directors (bestuur or directie) or (c) in respect of any person which is not a company incorporated in England and Wales, if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.
“Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrowing” shall mean a group of Loans of a single Type, Class and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Revolving Loans, as to which a single Interest Period is in effect. The term “Borrowing” shall include a B/A Drawing.
“Borrowing Base” shall mean the U.S. Borrowing Base, the Canadian Borrowing Base, the Dutch Borrowing Base, the German Borrowing Base or the U.K. Borrowing Base, as the case may be.

“Borrowing Base Acquisition Adjustment Principles” shall mean, in connection with the consummation of any acquisition of a business, equipment or other assets, the U.S. Borrower may submit a calculation of the applicable Borrowing Bases on a Pro Forma Basis with adjustments to reflect such acquisition and such Borrowing Bases, and availability hereunder shall be increased accordingly so long as, in the event that resulting Excess Availability would increase by more than $40,000,000 in the aggregate for all assets acquired in such acquisition, the Administrative Agent shall have completed its review of such acquired assets, including a Collateral Audit or receipt of new (or, if agreed to by the Administrative Agent, recently completed) appraisals or updates of appraisals from one or more Acceptable Appraisers as the Administrative Agent shall require in its Reasonable Credit Judgment with respect to any such acquired assets prior to the inclusion of such acquired assets in excess of $40,000,000 in the Global Borrowing Base; it being understood that (i) Net Orderly Liquidation Value and/or Net Orderly Liquidation Value In-Place and/or Appraised Fair Market Value with respect to any assets so acquired shall be based on new appraisals or updates of appraisals from one or more Acceptable Appraisers, if required by the Administrative Agent or if not required, the appraisals or updates thereof then existing with respect to the applicable class of eligible assets, (ii) subject to the limitations set forth in Section 2.01(a), the Borrowers shall, for the avoidance of doubt, be allowed to utilize any increase in any Borrowing Base resulting from such adjustment for the purpose of funding the purchase of such acquired assets, and (iii) if such additional assets are of a different type of collateral than the existing assets included in any Borrowing Base, such additional assets may be subject to different advance rates or eligibility criteria or may require the imposition of additional Reserves with respect thereto as the Administrative Agent shall in its Reasonable Credit Judgment require; provided that such advance rates applicable to a different type of collateral shall not be higher than the then highest advance rates set forth in the definition of the term “Borrowing Base” or any component definition thereof without the consent of the Super Majority Lenders. Any adjustments made to any such acquired assets shall be subject to the same adjustments and Reserves as set forth in the definitions of Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment and Eligible Real Property.
“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the U.S. Borrower, substantially in the form of Exhibit E (or another form reasonably acceptable to the Administrative Agent and the Borrowers) setting forth the calculation of the Global Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrowers have received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent and accompanied by supporting documentation and supplemental reporting reasonably requested by the Administrative Agent. All calculations of the Global Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the U.S. Borrower and certified to the Administrative Agent.
“Borrowing Base Jurisdiction” shall mean the United States of America, Canada, Germany, the Netherlands and England and Wales.
“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, ₤1,000,000 and (d) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate Currency not set forth in the preceding sentence, the Borrowing Minimum shall be (x) the Alternate Currency Equivalent of the Dollar amounts described in the preceding sentence or (y) such other Borrowing Minimum as may be agreed by the Borrower and the Administrative Agent for the respective Alternate Currency.
“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, ₤1,000,000and (d) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000.
“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and 2.06, as applicable, and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not a Target Day, (c) when used in connection with any Loan to the Canadian Borrower or B/A, the term “Business Day” shall also (i) exclude any day on which banks are not open for dealings in deposits in Toronto, Ontario but (ii) include, with respect to any Loan denominated in Canadian Dollars or any B/A, any day on which banks are open for dealings in deposits in Toronto, Ontario and (d) when used in connection with any Loan to the Dutch Borrower, the German Borrower or the U.K. Borrower, the term “Business Day” shall also include any day on which banks are open for dealings in deposits in Euro, Sterling and Dollars in London and, with respect to any Loan to the Dutch Borrower, any day on which banks are open for dealings in deposits in Euro in Amsterdam and, with respect to any Loan to the German Borrower, any day on which banks are open for dealings in deposits in Euro in Frankfurt.
“CAM” shall mean the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and Swingline Loans and other extensions of credit and collections thereunder established under Article X.
“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 10.01.
“CAM Exchange Date” shall mean the first date on which there shall occur (a) any event referred to in paragraph (h) or (i) of Section 7.01 in respect of any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.
“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the Revolving L/C Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the Revolving L/C Exposure and (C) the Swingline Exposure, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.
“CAML” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.
“Canadian Base Rate” shall mean, for any period, the rate per annum determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 0.50% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Base Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“Canadian Base Rate Borrowing” shall mean a Borrowing consisting of Canadian Base Rate Loans.

“Canadian Base Rate Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Canadian Base Rate in accordance with the provisions of Article II.
“Canadian Benefit Plans” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
“Canadian Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Canadian Borrowing Base” shall mean, with respect to the Canadian Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a Dollar Equivalent amount) equal to:
(a)    the sum of:
(i)    in the case of Eligible Receivables, the product of (A) 85.0% (or in the case of Investment Grade Eligible Receivables, 90.0%) multiplied by (B) the difference of (x) the amount in Dollars of all Eligible Receivables of such Canadian Loan Parties minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and
(ii)    in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of such Canadian Loan Parties (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 85.0% of Net Orderly Liquidation Value of such Eligible Inventory of such Canadian Loan Parties constituting each class of Eligible Inventory at such time; and
(iii)     in the case of Eligible Machinery and Equipment, 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of such Canadian Loan Parties;
(iv)    in the case of Eligible Real Property, 75.0% of the Appraised Fair Market Value of Eligible Real Property of such Canadian Loan Party; and
(v)    100% of Unrestricted Cash held in a Controlled Account;
minus
(b)    any applicable Reserve then in effect to the extent applicable to such Canadian Loan Parties or such Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment and Eligible Real Property.
The specified percentages set forth in this definition will not be reduced without the consent of the U.S. Borrower and the Canadian Borrower.
“Canadian DB Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Dollars” or “C$” shall mean the lawful money of Canada.
“Canadian Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Canadian Borrower and to accept and purchase or arrange for the purchase of B/As.

“Canadian Loan Parties” shall mean the Canadian Borrower and any Subsidiary of the U.S. Borrower organized under the laws of Canada, or a province or territory thereof, that is or hereafter becomes a party to the Foreign Guarantee Agreement.
“Canadian Pension Event” means (a) any Loan Party shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian DB Plan so as to result in any liability; (b) any Loan Party shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian DB Plan within the time period set out in applicable laws; or (c) any Loan Party makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan.
“Canadian Pension Plans” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Canadian Loan Party in respect of its employees or former employees in Canada, in each case, that is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada); provided that the term “Canadian Pension Plans” shall not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
“Canadian Security Documents” shall mean all security agreements, mortgages, debentures, hypothecate or other similar arrangement delivered pursuant to this Agreement and granted by any Canadian Loan Party and all confirmations and acknowledgements thereof, including (a) general security agreements and (b) Quebec hypothecs, in each case relating to the grant to the Collateral Agent of a security interest in the Collateral owned by such Canadian Loan Party.
“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the U.S. Borrower and the Subsidiaries shall not include:
(a)    expenditures to the extent made with proceeds of the issuance of Equity Interests of any Parent Entity or the U.S. Borrower;
(b)    expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the U.S. Borrower and the Subsidiaries within 15 months of receipt of such proceeds or, if not made within such period of 15 months, are committed to be made during such period;
(c)    interest capitalized during such period;
(d)    expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary) and for which none of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);
(e)    the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)    the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;
(g)    Investments in respect of a Permitted Business Acquisition;
(h)    the Transactions; or
(i)    the purchase of property, plant or equipment made within 15 months of the sale of any asset (other than Inventory) to the extent purchased with the proceeds of such sale (or, if not made within such 15 months, to the extent committed to be made during such period and actually made within a three-year period from such sale).
“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the U.S. Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the U.S. Borrower and its Subsidiaries, either existing on December 31, 2018 or created thereafter that (a) initially were not included on the consolidated balance sheet of the U.S. Borrower as capital lease obligations or finance lease obligations and were subsequently recharacterized as capital lease obligations or finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the U.S. Borrower and its Subsidiaries were required to be characterized as capital lease obligations or finance lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on December 31, 2018 and were required to be characterized as capital lease obligations or finance lease obligations but would not have been required to be treated as capital lease obligations or finance lease obligations on December 31, 2018 had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Component” shall mean the aggregate amount of the Canadian Borrowing Base and U.S. Borrowing Base that is attributable to Unrestricted Cash; provided, however, that the Cash Component of the Global Borrowing Base shall not constitute more than the lesser of (x) 15.0% of the Total Revolving Facility Commitments and (y) 15.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation).
“Cash Interest Expense” shall mean, with respect to the U.S. Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the U.S. Borrower or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Securitization Financing, and (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or upon entering into a Permitted Securitization Financing or any amendment of this Agreement.
“Cash Management Agreement” shall mean any agreement to provide to Holdings, any Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank” shall mean any person that, at the time it enters into or is otherwise a party to a Cash Management Agreement (or on the Closing Date), is (a) an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement or (b) listed in Schedule 1.01(c).
“CDOR Rate” shall mean, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount B/A Rate”) appearing on the “CDOR Page” (or any display substituted therefore) of Reuters Monitor Money Rates Service Reuters Screen (or in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at approximately 10:15 a.m., Toronto local time, on such date (or, if such date is not a Business Day, on the next preceding Business Day) (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), or, if such rate is not available on the Reuters Screen CDOR Page on any particular day for any particular Contract Period, then the Canadian dollar offered rate component of such rate on that day shall be calculated as the applicable Interpolated Rate as of such time on such day; provided, that if the CDOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “CDOR Rate” shall be subject to Section 2.15.
“Centre of Main Interests” shall mean “centre of main interests” within the meaning of Article 3(1) of the Insolvency Regulation.
“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
A “Change in Control” shall be deemed to occur if:
(a)    any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Borrower owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding voting Equity Interests of the U.S. Borrower having more than 50% of the ordinary voting power for the election of directors of the U.S. Borrower, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the U.S. Borrower; or
(b)    a “Change in Control” (as defined in (i) the Senior Unsecured Notes Indenture, (ii) the Term Loan Facility Agreement, (iii) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the Senior Unsecured Notes or in respect of any Term Loan Facility, in each case, constituting Material Indebtedness or (iv) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness) shall have occurred; or

(c)    Holdings shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the U.S. Borrower (other than in connection with or after a Qualified IPO of the applicable Borrower).
In addition, notwithstanding the foregoing, a transaction in which the U.S. Borrower or a Parent Entity of the U.S. Borrower becomes a subsidiary of another person (such person, the “New Parent”) shall not constitute a Change in Control if (a) the equityholders of the U.S. Borrower or such Parent Entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the voting Equity Interests of the U.S. Borrower or such New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the U.S. Borrower or such Parent Entity prior to such transaction or (b) immediately following the consummation of such transaction, no person, other than a Permitted Holder, the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the voting Equity Interests of the U.S. Borrower or the New Parent.
“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.16, by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd‑Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender or Issuing Bank with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender or Issuing Bank with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender or an Issuing Bank is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.16 generally on other borrowers of loans under United States of America cash flow term loan credit facilities.
“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals hereto.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Revolving Facility Loans, Swingline Loans or FILO Revolving Loans, if any; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a Revolving Facility Commitment or the Swingline Commitment.
“Closing Date” shall mean July 1, 2019.
“Closing Date Mortgaged Properties” shall mean the Material Real Properties identified on Schedule 1.01(d) hereto on the Closing Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all the “Collateral” or “Security Assets” (or equivalent definition) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor (other than a Loan Party) in possession of Inventory or Equipment, substantially in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent or as modified to reflect applicable local law requirements.
“Collateral Agent” shall mean the party acting as collateral agent (or equivalent capacity) for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires or a particular Section herein differentiates the capacities of the Administrative Agent and the Collateral Agent, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein. Notwithstanding the foregoing, for purposes of Section 8.01(e), the term “Collateral Agent” shall mean JPMCB and any successor agent appointed pursuant to Section 8.09.
“Collateral Agreement” shall mean the U.S. Collateral Agreement (ABL), dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, among the U.S. Borrower, each Subsidiary Loan Party party thereto and the Collateral Agent.
“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to the last paragraph of Section 4.02, Sections 5.10(d), (e) and (g), Schedule 5.11, the ABL Intercreditor Agreement and the Agreed Security Principles):
(a)on the Closing Date, the Collateral Agent shall have received (i) from the U.S. Borrower and each Domestic Subsidiary Loan Party, a counterpart of (x) the Collateral Agreement and (y) the U.S. Guarantee Agreement, (ii) from each Foreign Loan Party, a counterpart of (x) the Foreign Guarantee Agreement and (y) all Foreign Security Documents relating to the pledge, assignment, transfer or charge of the Collateral owned by such Foreign Loan Party to secure the Foreign Obligations; (iii) from Holdings, a counterpart of the Holdings Guarantee and Pledge Agreement, in each case duly executed and delivered on behalf of such person and (iv) from NL Coop Holdings LLC and Hexion Inc., a counterpart of the Dutch Membership Pledge Agreement (Second Priority);
(b)on the Closing Date, (i)(x) all outstanding Equity Interests of the U.S. Borrower and all other outstanding Equity Interests, in each case, directly owned by the Domestic Loan Parties, other than Excluded Securities and (y) all material Indebtedness owing to the U.S. Borrower or any Domestic Subsidiary Loan Party, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement or the Holdings Guarantee and Pledge Agreement, as applicable, to secure the Obligations; (ii)(x) all outstanding Equity Interests of the Foreign Loan Parties set forth on Schedule 1.01(j) shall have been pledged pursuant to the applicable Foreign Security Documents and (y) all material Indebtedness owing to any Foreign Loan Party, other than Excluded Securities, shall have been pledged pursuant to the applicable Foreign Security Documents to secure the Foreign Obligations; and (iii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer (if any) with respect thereto endorsed in blank;
(c)in the case of any person that (i) becomes a Domestic Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (x) a supplement to each of the Collateral Agreement and the U.S. Guarantee Agreement and (y) supplements to the other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Domestic Subsidiary Loan Party or (ii) becomes a Foreign Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received from such Foreign Subsidiary Loan Party a counterpart of (x) the Foreign Guarantee Agreement, duly executed and delivered by such person, and (y) all Foreign Security Documents, or supplements thereto, relating to the pledge, assignment, transfer or charge of the Collateral owned by such Foreign Subsidiary Loan Party to secure the Foreign Obligations, duly executed and delivered by such person;
(d)after the Closing Date, (i)(x) all outstanding Equity Interests of any person that becomes a Domestic Subsidiary Loan Party after the Closing Date and (y) subject to Section 5.10(g), all Equity Interests directly acquired by the U.S. Borrower or a Domestic Subsidiary Loan Party (and any Equity Interests of the U.S. Borrower

directly acquired by Holdings) after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement, the Holdings Guarantee and Pledge Agreement or a Foreign Security Document, as applicable, to secure the Obligations; and (ii) all outstanding Equity Interests of any person that becomes a Foreign Subsidiary Loan Party after the Closing Date shall have been pledged pursuant to the applicable Foreign Security Documents to secure the Foreign Obligations, in each case, together with stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank;
(e)except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office and PPSA financing statements (and similar documents), and all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent or, if applicable, the Collateral Agent’s title insurer, for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(f)within (x) 120 days after the Closing Date with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(d) (or on such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property located in the United States of America, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent, (iii) with respect to each such Mortgaged Property located in the United States of America, the Flood Documentation, (iv) with respect to the Mortgage encumbering each such Mortgaged Property located outside of the United States of America, such documents as are customarily delivered to the secured party in connection with a Mortgage granted in the applicable jurisdiction (including in the case of Mortgaged Property located in Germany, such Mortgaged Property is encumbered by a first ranking land charge in favor of the Collateral Agent and the land charge is registered in all relevant local registers) and (v) such other documents as the Administrative Agent may reasonably request that are available to the U.S. Borrower without material expense with respect to any such Mortgage or Mortgaged Property;
(g)within (x) 120 days after the Closing Date with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(d) (or on such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance with respect to each such Mortgaged Property located in the United States of America in an amount reasonably acceptable to the Administrative Agent with respect to such Mortgaged Property (not to exceed the fair market value of the applicable Mortgaged Property, as determined in good faith by the U.S. Borrower), paid for by the U.S. Borrower, issued by a nationally recognized title insurance company, insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (ii) a survey or survey alternative (including, without limitation, “express maps” or other aerial map (or such local equivalent)) of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to each such Mortgaged Property located in the United States of America, which is (A) in the case of a survey, complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping or such local equivalent as such requirements are in effect on the date of preparation of such survey and (B) in each case, sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Administrative Agent and (iii) appraisals with respect to each such Mortgaged Property located in the United States of America complying in all material respects with FIRREA and USPAP, in each case, to the extent required by applicable law;
(h)the Collateral Agent shall have received evidence of the insurance required by the terms of Section 5.02 hereof;
(i)all documents and particulars, including those required to be filed with the Registrar of Companies in England and Wales under Section 860 of the UK Companies Act 2006, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the U.K. Security Documents and perfect such Liens to the extent required by, and with the priority required by, the U.K. Security Documents, shall within 21 days of the execution of any applicable U.K. Security Documents have been filed, registered or recorded;
(j)except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and
(k)after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Collateral Agreement or the other Security Documents, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10;
“Collateral Audit” shall mean a collateral examination of the accounts receivable, accounts payable, books and records and the accounting systems, policies and procedures of the U.S. Borrower and the Subsidiary Loan Parties by the Administrative Agent or by a third-party consultant reasonably satisfactory to the Administrative Agent and the U.S. Borrower, the results of which shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.
“Collection Account” shall mean any deposit account used for the collection of proceeds of Accounts of a Loan Party organized in a Borrowing Base Jurisdiction.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a).
“Commitment Letter” shall mean that certain Commitment Letter dated as of May 29, 2019, by and between, among others, the U.S. Borrower, the Administrative Agent and the Joint Lead Arrangers.
“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and any Incremental Revolving Facility Commitment and (b) with respect to the Swingline Lender, its Swingline Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning assigned to such term in Section 8.16(c).
“Concentration Account” shall mean a deposit account that is used by a Loan Party as a concentration account for proceeds of Accounts of one or more Loan Parties.
“Confirmation Order” shall have the meaning assigned to such term in the recitals hereto.
“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money and Disqualified Stock of the U.S. Borrower and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,
(i)    any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, opening costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of the U.S. Borrower or any of the Subsidiaries, and expenses or charges related to any offering of Equity Interests or debt securities of the U.S. Borrower, Holdings or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including (i) any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date and (ii) any other costs or expenses realized in connection with, resulting from or in anticipation of the Transactions), in each case, shall be excluded;
(ii)    any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded;
(iii)    any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the U.S. Borrower) shall be excluded;
(iv)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Swap Agreements or other derivative instruments shall be excluded;
(v)    (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) from any person in excess of, but without duplication of, the amounts included in subclause (A);
(vi)    the cumulative effect of a change in accounting principles during such period shall be excluded;
(vii)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(viii)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded;
(ix)    any (a) non-cash compensation charge or (b) costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;
(x)    accruals and reserves that are established or adjusted in connection with the Transactions or within twelve months after the Closing Date or the closing of any acquisition or investment and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(xi)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded;
(xii)    any non-cash charges for deferred tax asset valuation allowances shall be excluded;
(xiii)    any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded;
(xiv)    any deductions attributable to minority interests shall be excluded;
(xv)    (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Financial Accounting Standards No. 133 shall be excluded;
(xvi)    (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance (determined after consultation with the Administrative Agent) in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for (x) amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for amounts so added back to the extent not so received within 365 days);
(xvii)    without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(v) shall be included as though such amounts had been paid as income taxes directly by such person for such period; and
(xviii)    Capitalized Software Expenditures and software development costs shall be excluded.
“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the U.S. Borrower and the Subsidiaries without giving effect to any impairment or amortization of the amount of intangible assets since the Closing Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the U.S. Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(h), 5.04(a) or

5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.
“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).
“Contract Period” shall mean, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the Canadian Borrower may elect (in each case subject to availability and provided that there remains a minimum of 30, 60, 90 or 180 days (depending on the Contract Period selected by the Canadian Borrower) prior to the applicable Maturity Date), or any other number of days from 1 to 180 with the consent of each applicable Lender; provided that, if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Account” shall have the meaning assigned to such term in Section 5.12(a).
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning assigned to it in Section 9.27(b).
“Credit Event” shall have the meaning assigned to such term in Article IV.
“CRR” shall mean the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).
“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).
“Custodian” shall have the meaning assigned to such term in Section 8.19.
“~~Debtor Relief Laws”~~ shall mean the U.S. Bankruptcy Code, the United Kingdom’s Insolvency Act 1986, the Insolvency Regulation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Dutch Bankruptcy Act (faillissementswet), the Winding-Up and Restructuring Act (Canada), the German Insolvency Code (Insolvenzordnung) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case, shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).
“Debtors” shall have the meaning assigned to such term in the recitals hereto.
“Deemed Date” shall have the meaning assigned to such term in Section 6.01.
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, subject to Section 2.23, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the U.S. Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder, (c) has failed, within three Business Days after written request by the Administrative Agent or the U.S. Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the U.S. Borrower that it will comply with its prospective funding obligations and is financially able to meet such obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the U.S. Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, provisional liquidator, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity in the applicable jurisdiction, (iii) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23) upon delivery of written notice of such determination to the U.S. Borrower, each Issuing Bank, the Swingline Lender and each Lender.
“Delaware Divided LLC” shall mean any limited liability company which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other Requirement of Law.
“Designated Foreign Subsidiary” shall mean each Wholly Owned Subsidiary which is a Foreign Subsidiary and is organized or incorporated in a Borrowing Base Jurisdiction.
“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the U.S. Borrower) of non-cash consideration received by the U.S. Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the U.S. Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of, or other receipt of cash or cash equivalents in respect of, such Designated Non-Cash Consideration.
“Designated Secured Cash Management Agreement” shall have the meaning assigned to such term in the Collateral Agreement and Obligations under which are of equal priority with the Loans in the payment waterfall under the Security Documents.

“Designated Secured Hedge Agreement” shall have the meaning assigned to such term in the Collateral Agreement and Obligations under which are of equal priority with the Loans in the payment waterfall under the Security Documents.
“Dilution Factors” shall mean, without duplication, for any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits recorded to reduce accounts receivable by the applicable Loan Parties in a manner consistent with current accounting practices of such Loan Parties.
“Dilution Ratio” shall mean, on any date, (a) the ratio (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors for the Test Period divided by (ii) total gross invoiced amount of Eligible Receivables for the Test Period minus (b) 5.0%; provided that if, on any date, the Dilution Ratio is less than 0%, the Dilution Reserve on such date shall be deemed to be zero.
“Dilution Reserve” shall mean, on any date, the applicable Dilution Ratio multiplied by the Eligible Receivables of the applicable Borrowing Base on such date.
“Discount B/A Rate” shall mean, with respect to a B/A being accepted and purchased on any day, (a) for a Lender that is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1.0%) quoted to the Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Lender that is not a Schedule I Lender, the CDOR Rate applicable to such B/A plus 0.10% per annum.
“Discount Proceeds” shall mean, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest C$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount B/A Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and.000005 being rounded upward.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to dispose of any property, business or asset to a Delaware Divided LLC pursuant to a Delaware LLC Division). The term “Disposition” shall have a correlative meaning to the foregoing.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the U.S. Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the U.S. Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated an Alternate Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the applicable Alternate Currency, last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the applicable Alternate Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Loan Party” shall mean the U.S. Borrower and any Loan Party that is not a Foreign Loan Party.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“Domestic Subsidiary Loan Party” shall mean each Wholly Owned Domestic Subsidiary of the U.S. Borrower that is not an Excluded Subsidiary.
“Dominion Account” shall have the meaning assigned to such term in Section 5.12(b).
“DTTP Scheme” shall have the meaning assigned to such term in Section 2.18(d).
“Dutch Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Dutch Borrowing Base” shall mean, with respect to the Dutch Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a Dollar Equivalent amount) equal to:
(a)    the sum of:
(i)    in the case of Eligible Receivables, the product of (A) 85.0% (or in the case of Investment Grade Eligible Receivables, 90.0%) multiplied by (B) the difference of (x) the amount in Dollars of all Eligible Receivables of such Dutch Loan Parties minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and
(ii)    in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of such Dutch Loan Parties (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and

(B) 85.0% of Net Orderly Liquidation Value of such Eligible Inventory of such Dutch Loan Parties constituting each class of Eligible Inventory at such time; and
(iii)     in the case of Eligible Machinery and Equipment, 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of such Dutch Loan Parties; and
(iv)    in the case of Eligible Real Property, 75.0% of the Appraised Fair Market Value of Eligible Real Property of such Dutch Loan Parties;
minus
(b)    any applicable Reserve then in effect to the extent applicable to such Dutch Loan Parties or such Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment and Eligible Real Property;
provided, however, that (i) the Dutch Borrowing Base (together with the German Borrowing Base and the U.K. Borrowing Base) shall not constitute more than the greater of (A) 50.0% of the Total Revolving Facility Commitments and (B) 50.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation) and (ii) the PP&E Component of the Dutch Borrowing Base shall not exceed 50% of the total PP&E Component of the Global Borrowing Base (calculated after giving effect to the proviso to the definition of “PP&E Component”).
The specified percentages set forth in this definition will not be reduced without the consent of the U.S. Borrower and the Dutch Borrower.
“Dutch CIT Fiscal Unity” shall mean a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes.
“Dutch CITA” shall mean the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).
“Dutch Leaseholds” shall have the meaning assigned to such term in the definition of Eligible Machinery and Equipment.
“Dutch Loan Parties” shall mean the Dutch Borrower and any Subsidiary of the U.S. Borrower organized under the laws of the Netherlands that is or hereafter becomes a party to the Foreign Guarantee Agreement.
“Dutch Membership Pledge Agreement (Second Priority)” shall mean the Dutch Membership Pledge Agreement (ABL)(Second Priority) dated the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, among Hexion Inc., NL Coop Holdings LLC, Hexion International Coöperatief U.A. and the Collateral Agent.
“Dutch Payable Audit” shall mean an audit performed by the Administrative Agent with respect to accounts payable of the Dutch Borrower and any related Retention of Title Reserves.
“Dutch Review Trigger Event” shall occur at any time that Excess Availability is less than the greater of (a) 25.0% of the lesser of (i) the Total Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time and (b) $70,000,000. Once occurred, a Dutch Review Trigger Event shall be deemed to be continuing until such time as the Excess Availability is equal to or greater than the greater of (a) 25.0% of the lesser of (i) the Total Revolving Facility Commitments at such time and (ii) the Global Borrowing Base at such time and (b) $70,000,000 for fifteen (15) consecutive days.
“Dutch Security Documents” shall mean, collectively, (a) the Dutch Membership Pledge Agreement (Second Priority) and (b) all pledge agreements or mortgages expressed to be governed by the laws of the Netherlands entered into in favor of the Collateral Agent securing the Foreign Obligations.

“Dutch SPV” shall have the meaning assigned to such term in the definition of Eligible Machinery and Equipment.
“EBITDA” shall mean, with respect to the U.S. Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the U.S. Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the same was deducted in calculating Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):
(i)    provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations) and the amount of any distributions pursuant to Section 6.06(b)(iii) or Section 6.06(b)(v);
(ii)    Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the U.S. Borrower and the Subsidiaries for such period, together with items excluded from the definition of “Interest Expense” pursuant to clause (a) thereof;
(iii)    depreciation and amortization expenses of the U.S. Borrower and the Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, original issue discount and Capitalized Software Expenditures, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;
(iv)    business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory and information technology, optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and Pre-Opening Expenses;
(v)    any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),
(vi)    the amount of management, consulting, monitoring, transaction, advisory and similar fees and related expenses paid to the U.S. Borrower’s then-ultimate equity investors (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,
(vii)    any expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Term Loan Facility, the Senior Unsecured Notes and this Agreement, (y) any amendment or other modification of the Obligations or other Indebtedness and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,
(viii)    the amount of loss or discount in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts,

(ix)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the U.S. Borrower or a Subsidiary Loan Party (other than contributions received from the Borrower or a Subsidiary Loan Party) or net cash proceeds of an issuance of Equity Interests of the U.S. Borrower (other than Disqualified Stock),
(x)    non-operating expenses,
(xi)    the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the U.S. Borrower and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause (xi),
(xii)    with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in subclauses (i) and (ii) above relating to such joint venture corresponding to the U.S. Borrower’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary),
(xiii)    one-time costs associated with commencing Public Company Compliance;
(xiv)    impairment charges, including the write-down of Investments, and
(xv)    the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Closing Date; provided, that, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;
minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).
“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Election Date” shall have the meaning assigned to such term in Section 1.10.
“Eligibility Adjustment Principles” shall mean, if any Account, Inventory, Equipment or Real Property at any time ceases to be an Eligible Receivable, Eligible Inventory, Eligible Machinery and Equipment or

Eligible Real Property, as applicable, then such Account, Inventory, Equipment or Real Property shall promptly be excluded from the calculation of any Borrowing Base; provided, however, that, if any Account, Inventory, Equipment or Real Property ceases to be an Eligible Receivable, Eligible Inventory, Eligible Machinery and Equipment or Eligible Real Property, as applicable, because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account, Inventory, Equipment or Real Property from the applicable Borrowing Base until five (5) Business Days following the date on which the Administrative Agent gives notice to the U.S. Borrower of such ineligibility.
The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth in the definitions of Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment and Eligible Real Property and to establish new criteria, in each case in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Special Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that, as of the Closing Date, it does not know of any circumstance or condition with respect to the Accounts, Inventory, Equipment or Real Property that would require the adjustment of any (or imposition of any new) exclusionary criteria set forth in the definitions of Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment and Eligible Real Property.
Any determination by the Administrative Agent in respect of any Borrowing Base shall be based on the Administrative Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment, Eligible Real Property and Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lower of cost and market value”, factors considered in the calculation of Net Orderly Liquidation Value, Net Orderly Liquidation Value In-Place, Appraised Fair Market Value, any Dilution Factors and the calculation of the Dilution Reserve all have the effect of reducing the applicable Borrowing Bases, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in any Borrowing Base for the same facts or circumstances.
“Eligible Intercompany Account” shall mean any Accounts arising out of a sale made or services rendered by any of the Sellers and sold or otherwise transferred to Hexion Holding B.V. pursuant to the terms of the ARPA; provided that such Eligible Intercompany Accounts in the aggregate shall not exceed an amount equal to the lesser of (x) 15.0% of the lesser of (A) the Total Revolving Facility Commitments at such time and (B) the Global Borrowing Base at such time and (y) $60,000,000; provided further that an Account shall not be an “Eligible Intercompany Account” if any of the following shall be true with respect to such Account:
(a)    the ARPA has not been duly authorized, executed or delivered by any of the parties thereto or does not constitute a legal, valid and binding obligation of any of the parties thereto enforceable against each such party in accordance with its terms; or
(b)    such Account has not been originated by a Seller and validly sold by such Seller to Hexion Holding B.V. pursuant to (and in accordance with) the ARPA, with the result that Hexion Holding B.V. does not have good and marketable title thereto free and clear of all Liens other than permitted Liens described in Section 6.02; or
(c)    either (i) the assignment of such Account under the ARPA to Hexion Holding B.V. or (ii) the grant of Lien to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Security Documents, in respect of such Account, in either case violates, conflicts with or contravenes in any material respect any applicable laws or any contractual or other restriction, limitation or encumbrance (including any restriction or limitation under the related contract) and requires the consent of the applicable Account Debtor or any other person, other than such consents which have been obtained; or
(d)    the ARPA under which such Account was sold is not in full force and effect; or

(e)    such Account has been transferred back to a Seller under the terms of the ARPA.
“Eligible Inventory” shall mean all Inventory of the Loan Parties that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest; provided, however, that Inventory shall not be “Eligible Inventory” if any of the following shall be true with respect to such Inventory:
(a)    such Inventory is not raw materials, work in process or finished goods; provided that there shall be no duplication with regard to any raw materials that have been moved into work in process or finished good category but not removed from raw materials on record; or
(b)    such Inventory is not in good, useable and saleable condition; or
(c)    such Inventory is slow-moving, obsolete, defective or unmerchantable; or
(d)    with respect to Inventory constituting finished goods, such Inventory is not of a type held for sale by the applicable Loan Party in the ordinary course of business; or
(e)    such Inventory is held on consignment; or
(f)    such Inventory for which the standard cost is higher than its recent purchase price (but only with respect to such purchase price variance); or
(g)    such Inventory with respect to which such Loan Party’s selling price of such Inventory to third parties is less than such Loan Party’s actual costs to manufacture such Inventory (but only with respect to such difference); or
(h)    such Inventory is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i); or
(i)    such Inventory is not covered by casualty insurance required by this Agreement; or
(j)    a customer has taken possession of such Inventory (except if title with respect to such Inventory has not passed to the customer and the customer has been invoiced for such Inventory); or
(k)    such Inventory does not meet in all material respects all applicable standards imposed by any relevant Governmental Authority; or
(l)    such Inventory does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or
(m)    such Inventory is located in a public warehouse or tolling facilities, in possession of a bailee or in a facility leased by a Loan Party; provided that such Inventory will be Eligible Inventory if the Collateral Agent has received a Collateral Access Agreement or such other documentation reasonably satisfactory to the Administrative Agent with respect to the location of such Inventory (and, if no such Collateral Access Agreement or such other documentation has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but the Administrative Agent may impose Reserves related to rent, tolling or other processing services payable by a Loan Party with respect to such Inventory); or
(n)    such Inventory is located outside of an Inventory Jurisdiction (other than (i) Inventory which is in transit between Inventory Jurisdictions and, if reasonably requested by the Administrative Agent, subject to the possession by the Administrative Agent of applicable bills of lading or other documents in form and substance reasonably acceptable to the Administrative Agent with respect to such Inventory in transit and (ii) Inventory in which the Collateral Agent has a Perfected Security Interest in accordance with the laws of the jurisdiction where such Inventory is located on terms satisfactory to the Collateral Agent); or

(o)    such Inventory constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels, mandrels, tooling item or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business; or
(p)    such Inventory is subject to the Intellectual Property rights of a third party; provided that such Inventory will be Eligible Inventory to the extent the Administrative Agent determines, in its Reasonable Credit Judgment, that, upon an Event of Default, such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party; or
(q)    such Inventory is commingled with the Inventory of a third party; or
(r)    such Inventory is reserved against by such Loan Party related to shrink; or
(s)    such Inventory is sold from the U.S. Borrower or any Subsidiary to U.S. Borrower or any other Subsidiary, but only to the extent of the profit recorded in relation to such sale or
(t)    with respect to Inventory owned by a U.K. Loan Party, if such U.K. Loan Party is an employer (for the purposes of Section 38 to 51 of the United Kingdom’s Pension Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer;
(u)    (i) with respect to Inventory owned by a U.K. Loan Party, such U.K. Loan Party has a moratorium of any Indebtedness of such U.K. Loan Party in effect and (ii) with respect to Inventory owned by a Dutch Loan Party, such Dutch Loan Party has a moratorium of any Indebtedness of such Dutch Loan Party in effect.
“Eligible Machinery and Equipment” shall mean all Equipment of any applicable Loan Parties that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest; provided, however, that Equipment shall not be “Eligible Machinery and Equipment” if any of the following shall be true with respect to such Equipment:
(a)    such Loan Party does not have good, valid and marketable title to such Equipment; or
(b)    such Equipment is located outside an Eligible PP&E Jurisdiction; or
(c)    for any Loan Party other than a Dutch SPV, such Equipment is not located on Real Property owned by a Loan Party; or
(d)    such Equipment is obsolete, unmerchantable or is not in good working condition; or
(e)    such Equipment is damaged or defective and is not repairable; or
(f)     such Equipment does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or
(g)     such Equipment does not meet in all material respects all applicable standards imposed by any relevant Governmental Authority; or
(h)    such Equipment is not covered by casualty insurance required by this Agreement; or
(i)    such Equipment is subject to a commitment of a Loan Party to sell such Equipment; or
(j)      such Equipment is owned by a Loan Party organized in England and Wales and events set forth in Section 7.01(h), (i) or (j) with respect to such Loan Party have occurred; provided that the reference to 45 days in Section 7.01(j) shall be deemed to be a reference to 28 days for the purpose of this definition; or

(k)    such Equipment is owned by a U.K. Loan Party and such Loan Party is an employer (for the purposes of Section 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer; or
(l)    for any Equipment (that is characterized as immovable by any Acceptable Appraiser) owned by a Dutch Loan Party and not located on Real Property owned by a Loan Party (the “Dutch Leaseholds”), either (1)(i) such Equipment is not owned by a bankruptcy-remote, special purpose vehicle that is a Loan Party and a direct Wholly Owned Subsidiary of another Loan Party (a “Dutch SPV”), (ii) the Collateral Agent does not have a Perfected Security Interest over the shares of such Dutch SPV or (iii) such Dutch SPV fails to satisfy any requirements (reasonably satisfactory to the Administrative Agent) set forth in the applicable Loan Documents to qualify such Equipment as Eligible Machinery and Equipment or (2) the Collateral Agent does not have a Perfected Security Interest in such Equipment pursuant to arrangements reasonably satisfactory to the Administrative Agent.
“Eligible PP&E Jurisdiction” shall mean Canada, England and Wales, Germany and the Netherlands.
“Eligible Real Property” shall mean all Real Property of any applicable Loan Parties that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest, provided that:
(i)    such Real Property is owned Real Property of the applicable Loan Party (and not leased Real Property);
(ii)    such Real Property is located in an Eligible PP&E Jurisdiction;
(iii)    the Administrative Agent shall have received a mortgagee’s title insurance policy (or policies) in an amount reasonably satisfactory to Administrative Agent (not to exceed the Appraised Fair Market Value of the applicable Real Property) and containing such endorsements as Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located;
(iv)    the Administrative Agent shall have received counterparts of each Mortgage to be entered into with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in the appropriate offices in order to create valid and perfected Liens on such Real Property in favor of the Collateral Agent;
(v)     the Administrative Agent shall have received evidence satisfactory to it that such Real Property is covered by property and liability insurance that is reasonably satisfactory to the Collateral Agent and, in the case of property insurance, names the Collateral Agent an additional insured and as mortgagee and loss payee;
(vi)    the Administrative Agent shall have received a survey or survey alternative (including, without limitation, “express maps” or other aerial map) of each Real Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to each such Real Property, which is (A) in the case of a survey, complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping or such local equivalent as such requirements are in effect on the date of preparation of such survey and (B) in each case, sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Real Property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Administrative Agent;

(vii)     the Administrative Agent shall have received the Flood Documentation (to the extent required under the applicable jurisdiction);
(viii)    the Administrative Agent shall have received opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent;
(ix)    the fair market value of such Real Property has been set forth in an appraisal performed by an Acceptable Appraiser and delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent;
(x)     an environmental report, a real property report (survey) and title diligence on such Real Property has been prepared and delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent; and
(xi)    such Real Property is not subject to a commitment of a Loan Party to sell such Real Property.
“Eligible Receivables” shall mean the gross outstanding balance of each Account of the Loan Parties (including, without limitation, any Eligible Intercompany Account) that constitutes Collateral in which the Collateral Agent has a Perfected Security Interest; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true with respect to such Account:
(a)such Account arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party; or
(b)(i) such Account remains unpaid for more than 60 days after the original due date shown on the invoice, (ii) such Account remains unpaid for more than 120 days after the original invoice date or (iii) such Account has been written off the books of the applicable Loan Party or has otherwise been designated as uncollectible; provided that in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances; or
(c)50.0% or more of the outstanding Accounts owing from the Account Debtor have become, in accordance with the provisions of clause (b) above, ineligible; or
(d)any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or
(e)the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any applicable Loan Party (but only to the extent that such Affiliate has contractual rights of offset and to the extent of such applicable offset) unless such Account Debtor has executed a no-offset letter in a form reasonably satisfactory to the Collateral Agent; or
(f)excluding Accounts subject to clause (e) hereof, such Account is subject to any deduction, offset, counterclaim, deposit, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustments or other conditions other than volume sales discounts given in the ordinary course of business of the applicable Loan Party; provided, however, that such Account shall be ineligible pursuant to this clause (f) only to the extent of such deduction, offset, counterclaim, deposit, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustment, or other condition; or
(g)such Account Debtor on such Account has then currently (i)  commenced a voluntary case under any Debtor Relief Law or has taken any action, legal proceeding or other step in relation to its winding-up, dissolution, administration or reorganization, (ii) made an assignment, composition or arrangement for the benefit of its creditors generally, (iii) had filed against it any petition or other application for relief under any Debtor Relief Law, or (iv) has failed, suspended business, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs, unless (A) such Account Debtor (x) is a debtor-in-possession in a case then pending under Title 11 of the United States Code (or under any other Debtor Relief Laws), (y) has received “debtor in possession” financing reasonably satisfactory to the Administrative Agent and (z) otherwise satisfies each of the requirements set forth in the definition of “Eligible Receivables” or (B) such Accounts are fully covered by credit insurance, letters of credit or other sufficient third party credit support reasonably acceptable to the Administrative Agent, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability; or
(h)such Account arises from a sale made or services rendered to an Account Debtor that is headquartered or organized in a jurisdiction that is not an Eligible Receivables Jurisdiction which (along with other similar Accounts) exceeds $30,000,000 after the application of the applicable advance rate (which $30,000,000 shall be allocated, first, to the U.S. Borrowing Base and, second, to all other Borrowing Bases on a pro rata basis) in the aggregate for all such Account Debtors (but only in the amount of such excess), unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable to the Administrative Agent in its Reasonable Credit Judgment; or
(i)(i) such Account arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (ii) such Account is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or
(j)such Account is reissued in respect of partial payment, including, without limitation, debit memos and charge backs (it being understood that this clause (j) shall only apply with respect to, and to the extent of, such partial payment); or
(k)with respect to such Account an invoice has not been sent to the applicable Account Debtor; or
(l)to the extent constituting the obligation of an Account Debtor in respect of commissions, interest, service or similar charges or fees; or
(m)the Account Debtor is the United States of America, any State or any political subdivision or department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to the Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Reasonable Credit Judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended), or complies with any similar applicable state or local law as the Administrative Agent may require; or
(n)the goods giving rise to such Account have not been delivered to (or delivered but title has not passed) or accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or such Account otherwise does not represent a final sale by the applicable Borrower or the applicable Subsidiary in the ordinary course of business; or
(o)such Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or
(p)the Account is owing by any governmental, inter-governmental or super-national body, agency, crown, department or regulatory, self-regulatory or other similar authority or organization (in each case, other than with respect to the government of the United States of America or any state or local government of the United States of America or Canada or any province or territory thereof); or
(q)such Account is owing by an Account Debtor to the extent that the total Accounts of such Account Debtor to the applicable Loan Parties represent more than 15.0% (or in the case of an Account Debtor with a rating of Baa3 (or higher) according to Moody’s and BBB- (or higher) according to S&P, 20.0%) of the Eligible Receivables included in the Global Borrowing Base at such time, but only to the extent of such excess; or
(r)such Account is not in material compliance with all applicable laws and regulations; or
(s)as to which the contract or agreement underlying such Account is governed by (or, if no law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than any Eligible Receivables Jurisdiction (unless such Account is otherwise an Eligible Receivable pursuant to (and up to the $30,000,000 threshold specified in) clause (h) above); or
(t)such Account (i) is subject to a Permitted Securitization Financing or other third party financing (other than LiquidX Receivables), (ii) has not been sold, conveyed or otherwise transferred to a Special Purpose Securitization Subsidiary and (iii) exceeds $10,000,000 in the aggregate for all such Accounts after the application of the applicable advance rates (but only to the extent of such excess); or
(u)the Account Debtor is the government of Canada or any province or territory thereof unless such Account has been assigned to the Collateral Agent on behalf of the Secured Parties in accordance with all applicable laws and all steps required by the Administrative Agent in connection therewith, including notice to any such Governmental Authority, have been duly taken; or
(v)such Account (i) has not been originated by a Loan Party or (ii) is not an Eligible Intercompany Account; or
(w)if such Account is owed in any currency other than Dollars and a Loan Party has recorded a foreign exchange revaluation accrual with respect to such Accounts, then an amount equal to such foreign exchange revaluation accrual; or
(x)with respect to Accounts owned by a U.K. Loan Party, if such U.K. Loan Party is an employer (for the purposes of Section 38 to 51 of the United Kingdom’s Pension Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer; or
(y)(i) with respect to Accounts owned by a U.K. Loan Party, such U.K. Loan Party has a moratorium of any Indebtedness of such U.K. Loan Party in effect and (ii) with respect to Accounts owned by a Dutch Loan Party, such Dutch Loan Party has a moratorium of any Indebtedness of such Dutch Loan Party in effect.
“Eligible Receivables Jurisdiction” shall mean any of Austria, Belgium, Canada, Denmark, England and Wales, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United States of America.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or the workplace.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, orders-in-council, ordinances, orders, binding agreements, directives, injunctions, treaties, notices, decrees or judgments issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any harmful or deleterious substances or to public or employee health and safety matters (to the extent relating to the Environment or harmful or deleterious substances).
“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equipment” shall mean all machinery, apparatus, equipment, fittings, furniture, motor vehicles, and other fixed assets owned by any Loan Party and used or held for sale by such Loan Party in the ordinary course of its business, whether now owned or hereafter acquired by a Loan Party and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the U.S. Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBO Rate” shall mean, with respect to any Eurocurrency Revolving Borrowing denominated in Euros for any Interest Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant Interest Period displayed on page EURIBOR01 of the Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as of 11:00 a.m. Brussels time two Target days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBO Rate shall be less than zero, the EURIBO Rate shall be deemed to be zero for purposes of this Agreement.
“Euro” or “€” shall mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Dutch Borrower, the German Borrower and the U.K. Borrower.
“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.
“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Availability” shall mean, at any time, an amount equal to the lesser of (a) the Total Revolving Facility Commitments at such time minus the Total Revolving Facility Exposure at such time and (b) the Global Borrowing Base at such time minus the Total Revolving Facility Exposure at such time. If the Total Revolving Facility Exposure is equal to or greater than the Total Revolving Facility Commitments or the Global Borrowing Base (or the Total Revolving Facility Commitments have been terminated), Excess Availability is zero.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts” shall mean (a) any deposit account that is used as a payroll, disbursement and other fiduciary account so long as (i) the U.S. Borrower and the Subsidiary Loan Parties shall use commercially reasonable efforts to ensure that such accounts receive no deposits from Account Debtors in respect of an Account, (ii) the U.S. Borrower and the Subsidiary Loan Parties shall promptly upon becoming aware of any deposit in such accounts from Account Debtors in respect of an Account cause such deposits to be transferred to a Controlled Account, and (iii) the U.S. Borrower and such Subsidiary Loan Party shall use commercially reasonable efforts to ensure that such accounts shall only receive deposits in amounts reasonably expected to be required to satisfy the payroll, disbursement or other fiduciary obligations to be made from such accounts from time to time, (b) Concentration Accounts so long as such Concentration Accounts shall not directly receive any deposits from Account Debtors in respect of an Account and (c) deposit accounts that constitute Excluded Property.
“Excluded Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the U.S. Borrower in good faith) received by the U.S. Borrower after the Closing Date from: (a) contributions to its common Equity Interests and (b) the sale or issuance (other than to a Subsidiary of the U.S. Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the U.S. Borrower, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Holdings or the U.S. Borrower on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.
“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).
“Excluded Securities” shall mean any of the following:
(a)any Equity Interests or Indebtedness with respect to which the Administrative Agent and the U.S. Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)with respect to the U.S. Obligations, (i) any Equity Interests owned by a Foreign Subsidiary or FSHCO and (ii) in the case of any pledge of voting Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by a Domestic Loan Party), any voting Equity Interest of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Equity Interests of such class;
(c)any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law after giving effect to the anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or the PPSA or other applicable law;
(d)any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or similar contractual obligation or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) binding on such Equity Interests to the extent in existence on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and shall only apply for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);
(e)any Equity Interests of any Immaterial Subsidiary, any Unrestricted Subsidiary or any Special Purpose Securitization Subsidiary;
(f)any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the U.S. Borrower or any Subsidiary as determined in good faith by the U.S. Borrower;
(g)any Equity Interests or Indebtedness that are set forth on Schedule 1.01(e) to this Agreement or that have been identified on or prior to the Closing Date in writing to the Administrative Agent by a Responsible Officer of the U.S. Borrower and agreed to by the Administrative Agent;
(h)(x) any Equity Interests owned by Holdings, other than Equity Interests of the U.S. Borrower, and (y) any Indebtedness owned by or owing to Holdings;
(i)any Margin Stock; and
(j)any Equity Interests held by a Foreign Loan Party in a Subsidiary that is not formed or organized in a Security Jurisdiction.
“Excluded Subsidiary” shall mean any of the following (excluding, in each case, any Domestic Subsidiary or Foreign Subsidiary that may be designated by the U.S. Borrower as a Domestic Subsidiary Loan Party or a Foreign Subsidiary Loan Party, respectively (by way of delivering to the Collateral Agent (x) in the case of such a Domestic Subsidiary Loan Party, a supplement to each of the Collateral Agreement and the U.S. Guarantee Agreement and (y) in the case of such a Foreign Subsidiary Loan Party, a supplement to the Foreign Guarantee Agreement and the applicable Foreign Security Documents or supplements thereto, in each case, duly executed by such Subsidiary), in its sole discretion from time to time to be a guarantor in respect of the Obligations

(in the case of such a Domestic Subsidiary) or the Foreign Obligations (in the case of such a Foreign Subsidiary) as applicable, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10(d) or (e), as applicable, as if it were newly acquired):
(a)each Immaterial Subsidiary,
(b)each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),
(c)each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),
(d)each Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),
(e)any Special Purpose Securitization Subsidiary,
(f)any Subsidiary that is not formed or organized under the laws of a Security Jurisdiction,
(g)with respect to the U.S. Obligations: (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Foreign Subsidiary or (iii) any FSHCO,
(h)any other Subsidiary with respect to which, (x) the Administrative Agent and the U.S. Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (y) in the case of any person that becomes a Subsidiary after the Closing Date, providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse tax consequences as determined in good faith by the U.S. Borrower,
(i)each Unrestricted Subsidiary, and
(j)with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal or Dutch withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.20(b) or 2.20(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.18, (iii) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.18(h) or 2.18(i), (iv) Tax assessed on a recipient under the laws of the Netherlands, if and to the extent such Tax becomes payable as a result of such recipient having a substantial interests (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Dutch Loan Party or (v) any Tax imposed under FATCA.
“Existing ABL Credit Agreement” shall mean the Amended and Restated Senior Secured Debtor-In-Possession Asset-Based Revolving Credit Agreement, dated as of April 3, 2019, as amended May 9, 2019 and as further amended, restated, supplemented or otherwise modified from time to time, among the Borrowers, Hexion LLC, the lenders party thereto and JPMCB, as administrative agent and collateral agent.
“Existing Letters of Credit” shall mean each letter of credit set forth on Schedule 1.01(f) that was previously issued for the account of, or guaranteed by, the Borrowers or a Subsidiary pursuant to the Existing ABL Credit Agreement and that is outstanding on the Closing Date.
“Existing Notes” shall mean, collectively, (i) the $1.550 billion aggregate original principal amount of the U.S. Borrower’s (as successor of Hexion U.S. Finance Corp.) 6.625% First-Priority Senior Secured Notes due 2020, (ii) the $315,000,000 aggregate principal amount of the U.S. Borrower’s 10.00% First-Priority Senior Secured Notes due 2020, (iii) the $560,000,000 aggregate principal amount of the U.S. Borrower’s 10.375% First-Priority Senior Secured Notes due 2022, (iv) the $225,000,000 aggregate original principal amount of the U.S. Borrower’s 13.75% Senior Secured Notes due 2022, (v) the $574,000,000 aggregate original principal amount of Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance ULC 9.0% Second-Priority Senior Secured Notes due 2020 and (vi) the 9.200% Debentures of the U.S. Borrower due 2021 and the 7.875% Debentures of the U.S. Borrower due 2023.
“Existing Term Loan Credit Agreement” shall mean the Senior Secured Term Loan Agreement, dated as of April 3, 2019, as amended April 17, 2019 and as further amended, restated, supplemented or otherwise modified from time to time, among the U.S. Borrower, Hexion LLC, Hexion International Holdings B.V., the lenders party thereto from time to time and JPMCB, as administrative agent and collateral agent.
“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).
“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.21(e).
“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).
“Extension” shall have the meaning assigned to such term in Section 2.21(e).
“Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.
“FILO Mechanics” shall have the meaning set forth in Section 2.21(b)(vi).
“FILO Revolving Loan” shall mean a Revolving Facility Loan made pursuant to any Incremental Revolving Facility Commitment that ranks junior in right of payment to the Initial Revolving Loans.
“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person (and, in the case of a Foreign Subsidiary Loan Party, shall also mean each person performing similar duties as the foregoing (including any director of a Foreign Subsidiary Loan Party)).
“Financial Performance Covenant” shall mean the covenant of the U.S. Borrower set forth in Section 6.10.
“FIRREA” shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.
“Fixed Charge Coverage Ratio” shall mean on any date the ratio of (a)(i) EBITDA for the most recent period of four consecutive fiscal quarters of the U.S. Borrower for which financial statements are available minus (ii) non-financed Capital Expenditures of the U.S. Borrower and the Subsidiaries during such period (for the avoidance of doubt, any Capital Expenditures financed by proceeds of the Loans shall be considered non-financed Capital Expenditures) minus (iii) cash taxes paid by the U.S. Borrower and the Subsidiaries during such period to (b) the sum of (i) scheduled principal payments required to be made during such period in respect of Indebtedness for borrowed money or Indebtedness consisting of Capitalized Lease Obligations of the U.S. Borrower and the Subsidiaries plus (ii) the Cash Interest Expense of the U.S. Borrower and the Subsidiaries for such period plus (iii) Restricted Payments pursuant to Sections 6.06(e), (h) and (j), in each case to the extent paid by the U.S. Borrower in cash during such period, all determined for the U.S. Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the U.S. Borrower and the applicable Loan Party relating thereto) and (ii) evidence of flood insurance as required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Borrowers” shall mean the Canadian Borrower, the Dutch Borrower, the German Borrower and the U.K. Borrower.
“Foreign Guarantee Agreement” shall mean the Foreign Guarantee Agreement (ABL), dated as of the Closing Date, among the Loan Parties party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Loan Obligations” shall mean (a) the due and punctual payment by the Foreign Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Foreign Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Foreign Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Foreign Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Foreign Loan Party under or pursuant to each of the Loan Documents.
“Foreign Loan Party” shall mean any Loan Party that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia
“Foreign Obligations” shall mean any Obligations other than the U.S. Obligations, being, collectively, (a) the Foreign Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement entered into by a Foreign Subsidiary and (c) obligations in respect of any Secured Hedge Agreement entered into by a Foreign Subsidiary.
“Foreign Security Documents” shall mean the security agreements, charges, assignment by way of security, mortgages or pledges with respect to the Collateral owned by a Foreign Loan Party, in each case entered pursuant to the Collateral and Guarantee Requirement, including but not limited to the Canadian Security Documents, the U.K. Security Documents, the Dutch Security Documents and the German Security Documents, each in form and substance reasonably satisfactory to the Administrative Agent, that secure the Foreign Obligations of the Foreign Loan Parties.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean each Wholly-Owned Foreign Subsidiary of the U.S. Borrower organized under the laws of a Security Jurisdiction that is not an Excluded Subsidiary.
“FSHCO” shall mean any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.
“German Borrower” shall have the meaning assigned to such term in the preamble hereto.
“German Borrowing Base” shall mean, with respect to the German Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a Dollar Equivalent amount) equal to:
(a)the sum of:
(i)in the case of Eligible Machinery and Equipment, 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of such German Loan Parties; and
(ii)in the case of Eligible Real Property, 75.0% of the Appraised Fair Market Value of Eligible Real Property of such German Loan Parties;
minus
(b)any applicable Reserve then in effect to the extent applicable to such German Loan Parties or such Eligible Machinery and Equipment and Eligible Real Property;
provided, however, that the German Borrowing Base (together with the Dutch Borrowing Base and the U.K. Borrowing Base) shall not constitute more than the greater of (i) 50.0% of the Total Revolving Facility Commitments and (ii) 50.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation).
The specified percentages set forth in this definition will not be reduced without the consent of the U.S. Borrower and the German Borrower.
“German Loan Parties” shall mean the German Borrower and any Subsidiary of the U.S. Borrower organized under the laws of Germany that is or hereafter becomes a party to the Foreign Guarantee Agreement.
“German Real Estate Security” shall have the meaning assigned to it in Section 9.25.
“German Revolving Facility Exposure” shall mean, at any time, with respect to the German Borrower, that portion of the Revolving Facility Exposure comprising (a) Revolving Facility Loans borrowed by the German Borrower, (b) Swingline Exposure to the German Borrower and (c) Revolving L/C Exposure to the German Borrower.
“German Security Documents” shall mean, individually and collectively as the context may require, each pledge agreement, security agreement, guarantee, mortgage or other agreement that is entered into in favor of the Collateral Agent and/or the Secured Parties, and any other pledge agreement, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Germany, securing the Foreign Obligations, in each case in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“Global Borrowing Base” shall mean the sum of the Canadian Borrowing Base, the Dutch Borrowing Base, the German Borrowing Base, the U.S. Borrowing Base and the U.K. Borrowing Base (calculated giving effect to the proviso in the definitions of “PP&E Component” and “Cash Component”).
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (which shall include, without limitation, the European Central Bank and the Council of Ministers of the European Union).
“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Guarantors” shall mean the Loan Parties.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Hedge Bank” shall mean any person that is (or an Affiliate thereof is) (a) an Agent, a Joint Lead Arranger or a Lender on the Closing Date (or any person that becomes an Agent, Joint Lead Arranger or Lender or Affiliate thereof after the Closing Date) and that enters into or is a party to a Swap Agreement, in each case, in its capacity as a party to such Swap Agreement or (b) listed in Schedule 1.01(g).
“Holdings” shall have the meaning assigned to such term in the preamble hereto.
“Holdings Guarantee and Pledge Agreement” shall mean the Holdings Guarantee and Pledge Agreement (ABL), dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between Holdings and the Collateral Agent.
“Immaterial Subsidiary” shall mean any Subsidiary (other than, for so long as such entity is party to the ARPA, any Seller) that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(h), 5.04(a) or

5.04(b), have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the U.S. Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the U.S. Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that the U.S. Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date is identified on Schedule 1.01(h).
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the greater of (i) $100,000,000 and (ii) the excess (if any) of the Global Borrowing Base at such time over the amount of the then-effective Total Revolving Facility Commitments at such time over (b) the aggregate amount of all Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21 (other than Incremental Revolving Facility Commitments in respect of Extended Revolving Facility Commitments).
“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the applicable Borrower, the Administrative Agent and, if applicable, one or more Incremental Revolving Facility Lenders.
“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Facility Loans to a Borrower.
“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Facility Loan.
“Incremental Revolving Facility Loans” shall mean Revolving Facility Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(d). Incremental Revolving Facility Loans may be made in the form of additional Revolving Facility Loans.
“Indebtedness” of any person shall mean, without duplication (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with past practice), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business or consistent with past practice in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) obligations under or in respect of Permitted Securitization Financings, (E) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (F) obligations in respect of Third Party Funds or (G) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that statute or the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Industrial Revenue Bonds” shall mean the Parish of Ascension, Louisiana, Industrial Revenue Bonds guaranteed by the U.S. Borrower outstanding on the Closing Date.
“Ineligible Institution” shall mean (i) the persons identified as “Disqualified Lenders” and “Ineligible Institutions” in writing to the Joint Lead Arrangers by Holdings or the U.S. Borrower on or prior to June 7, 2019, and (ii) the persons as may be identified in writing to the Administrative Agent by the U.S. Borrower from time to time thereafter (in the case of this clause (ii)) in respect of bona fide business competitors of the Borrower (in the good faith determination of the U.S. Borrower), by delivery of a notice thereof to the Administrative Agent (at any time when JPMorgan Chase Bank, N.A., is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”); provided, that any update pursuant to clause (ii) above shall not become effective until the Business Day following the Administrative Agent’s receipt of such notice and no such updates pursuant to clause (ii) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.
“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Information Memorandum” shall mean the Confidential Information Memorandum dated June 10, 2019, as modified or supplemented prior to the Closing Date.
“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment on the same terms as the Revolving Facility Loans referred to in clause (i) of this definition.
“Insolvency Regulation” shall mean the Council Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended.
“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement or the Canadian Security Agreement, or any equivalent term in any other Security Document, as applicable.
“Intercreditor Agreements” shall mean (a) the ABL Intercreditor Agreement, and (b) any additional or replacement intercreditor agreement entered into by the Agents pursuant to Section 8.11, each as amended, modified or supplemented from time to time in accordance with this Agreement.
“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case, for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” shall mean, with respect to any person for any period, the sum, without duplication, of (a) gross interest expense of such person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Swap Agreements or other derivatives (in each case permitted hereunder) under GAAP and (b) capitalized interest of such person, minus interest income for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the U.S. Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Revolving Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Revolving Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan or Base Rate Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.10(a).
“Interest Period” shall mean (a) as to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available, or any shorter period approved by the Administrative Agent), as the applicable Borrower may elect, or the date any Eurocurrency Revolving Borrowing is converted to an ABR Borrowing in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.10, 2.11 or 2.12 and (b) as to any Swingline Borrowing made by the Dutch Borrower, the German Borrower or the U.K. Borrower, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Borrowing, which shall not be later than the first date after such Swingline Loan is to be made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that, in the case of each of clause (a) and clause (b), if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Intermediate Holdings” shall have the meaning assigned to such term in Section 1.09.
“Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars or Sterling, as applicable) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars or Sterling, as applicable) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.
“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.
“Inventory Jurisdiction” shall mean the United States of America, Canada, England and Wales, Germany and the Netherlands.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“Investment Grade Eligible Receivables” shall mean “Eligible Receivables” from an Account Debtor with an “Investment Grade Rating”.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other internationally recognized credit rating agency.
“Investment Incurrence Clauses” shall have the meaning assigned to such term in the last paragraph of Section 6.04.
“IPO Entity” shall have the meaning assigned to such term in the definition of “Qualified IPO”.
“Issuing Bank” shall mean (a) with respect to each Letter of Credit issued pursuant to Section 2.05 of this Agreement, each Lender listed on Schedule 2.01 with a Letter of Credit Commitment and each other Lender designated pursuant to Section 2.05(i) or (l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and (b) with respect to each Existing Letter of Credit, the person that issued such Existing Letter of Credit and any successor to such person. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates (including any foreign or domestic branches of such Issuing Bank) of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or other Affiliate with respect to Letters of Credit issued by such branch or other Affiliate. Unless separately agreed with the applicable Borrower, Barclays Bank PLC, Credit Suisse AG, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA and their Affiliates shall only be required to issue (and maintain) standby letters of credit denominated in U.S. Dollars.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.13(b).
“ITA” shall mean the Income Tax Act (Canada), as amended.
“Joint Lead Arrangers” shall mean JPMCB, Credit Suisse Loan Funding LLC, Wells Fargo Bank, National Association, Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs Bank USA.
“JPMCB” shall have the meaning assigned to such term in the preamble hereto.
“Judgment Currency” shall have the meaning assigned to such term in Section 9.19(b).
“Junior Financing” shall mean any Indebtedness (other than intercompany Indebtedness) that is subordinated in right of payment to the Loan Obligations.

“Junior Liens” shall mean Liens on the Collateral that are (i) junior to the Liens thereon securing the Term Loan Obligations outstanding on the Closing Date and (ii) junior to the Liens on Shared ABL Collateral securing the Obligations.
“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit. The amount of any L/C Disbursement made by an Issuing Bank in an Alternate Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraph (e) or (n) of Section 2.05, as applicable.
“L/C Participation Fee” shall have the meaning assigned such term in Section 2.13(b).
“Lender” shall mean, at any time, each financial institution listed on Schedule 2.01 having a Revolving Facility Commitment (or Revolving L/C Exposure), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.01(a) or Section 2.21. Unless the context clearly indicates otherwise, the term “Lender” shall include the Swingline Lender.
“Lending Office” shall mean, as to any Lender, such Lender’s U.S. Lending Office, Canadian Lending Office or Euro Lending Office.
“Letter of Credit” shall mean any letter of credit or, solely with respect to the Foreign Loan Parties, any bank guarantee, issued pursuant to Section 2.05 of this Agreement, including each Alternate Currency Letter of Credit and each Existing Letter of Credit.
“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Acceptance, the amount set forth in such Assignment and Acceptance as its Letter of Credit Commitment.
“Letter of Credit Sublimit” shall mean $150,000,000.
“LIBO Rate” shall mean, (i) with respect to any Eurocurrency Revolving Borrowing denominated in U.S. Dollars for any Interest Period, the Screen Rate at approximately 11:00 a.m., London, England time, two Business Days preceding the first day of such Interest Period and (ii) with respect to any Eurocurrency Revolving Borrowing denominated in Sterling for any Interest Period, the Screen Rate at approximately 11:00 a.m., London, England time, on the first day of such Interest Period; provided, however, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, encumbrance, assignment by way of security or security interest or similar monetary encumbrance in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“LiquidX Program” shall mean a Permitted Securitization Financing program that is operated by LiquidX Inc.
“LiquidX Receivables” shall mean the Accounts of the U.S. Borrower and its Subsidiaries subject to the LiquidX Program.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the U.S. Guarantee Agreement, the Foreign Guarantee Agreement, any Notes issued under Section 2.10(e), each Incremental Assumption Agreement, any Intercreditor Agreement, solely for purposes of Section 2.18 and

Section 7.01 hereof, the Administrative Agency Fee Letter and any other document the U.S. Borrower and the Administrative Agent agree shall constitute a Loan Document.
“Loan Obligations” shall mean (a) the due and punctual payment by each Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and B/As, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by each Borrower hereunder in respect of any Letter of Credit or B/A, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral, and (iii) all other monetary obligations of each Borrower to any of the Secured Parties hereunder and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower hereunder or pursuant to other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document.
“Loan Parties” shall mean Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiary Loan Parties.
“Loans” shall mean the Revolving Facility Loans and the Swingline Loans (and shall include any loans under the Incremental Revolving Facility Commitments, including any B/A Drawings) (each a “Loan” and, together, the “Loans”).
“Local Time” shall mean (a) with respect to a Loan or Borrowing made to the U.S. Borrower, New York City time, (b) with respect to a Loan or Borrowing made to the Dutch Borrower, the German Borrower or the U.K. Borrower, London time, and (c) with respect to a Loan or Borrowing made to the Canadian Borrower or a B/A, Toronto time.
“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the U.S. Borrower, Holdings or any Parent Entity, as the case may be, on the Closing Date after giving effect to the Transactions together with (a) any new directors whose election by such boards of directors or whose nomination for election by the equityholders of the U.S. Borrower, Holdings or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of the U.S. Borrower, Holdings or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date after giving effect to the Transactions or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the U.S. Borrower, Holdings or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date after giving effect to the Transactions together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the IPO Entity on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the U.S. Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the

Collateral Agent and the Lenders thereunder, or the ability of Holdings, the Borrowers and the Guarantors to perform their material obligations thereunder ((x) other than (A) any events leading up to the filing of the Chapter 11 Cases and that were publicly disclosed prior to the Closing Date, (B) the filing of the Chapter 11 Cases and (C) those events which customarily occur following the commencement of a proceeding under Chapter 11 of the U.S. Bankruptcy Code and other events ancillary thereto and (y) taking into account the effect of the automatic stay under the U.S. Bankruptcy Code).
“Material Indebtedness” shall mean Indebtedness for borrowed money (other than intercompany Indebtedness, Loans and Letters of Credit) of any one or more of the U.S. Borrower or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Permitted Securitization Financing be considered Material Indebtedness.
“Material Real Property” shall mean any Eligible Real Property and any parcel or parcels of Real Property located in a Security Jurisdiction now or hereafter owned in fee by any Borrower or any Subsidiary Loan Party either set forth on Schedule 3.07(e) or having a fair market value (on a per-property basis) of at least (i) $5,000,000 for the U.S. Borrower or any Subsidiary Loan Party that is a Domestic Subsidiary or (ii) $10,000,000 otherwise as of (x) the Closing Date, for Real Property owned on the Closing Date or (y) the date of acquisition, for Real Property acquired after the Closing Date, in each case as determined by the U.S. Borrower in good faith.
“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.
“Maturity Date” shall mean (a) with respect to the Commitments in effect on the Closing Date, July 1, 2024 and (b) with respect to any other Class of Loans or Commitments, the maturity date specified therefor in the applicable Incremental Assumption Agreement.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“MIRE Event” shall mean, solely in the event that there are any Mortgaged Properties located in the United States at such time, any increase, extension or renewal of any of the Commitments or Loans (excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.
“Mortgaged Properties” shall mean, collectively, (i) the Closing Date Mortgaged Properties, (ii) any Eligible Real Property and (iii) any Material Real Property encumbered by a Mortgage after the Closing Date pursuant to Section 5.10.
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments and confirmations to any of the foregoing) delivered with respect to the Mortgaged Properties, in the form and substance reasonably acceptable to the Administrative Agent and the U.S. Borrower (with such changes to account for local law matters), as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the U.S. Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Term Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date that are then secured by first-priority Liens on the Collateral and (y) the aggregate principal amount of any other Consolidated Debt of the U.S. Borrower and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Shared Term Collateral that are Other First Liens less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the U.S. Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Orderly Liquidation Value” shall mean, on any date, the applicable Net Orderly Liquidation Value Percentage multiplied by the value of the Eligible Inventory comprised in the applicable Borrowing Base on such date.
“Net Orderly Liquidation Value In-Place” shall mean, at any time, with respect to any applicable Eligible Machinery and Equipment, the net orderly liquidation value in-place of such Equipment, as determined by reference to the most recent third-party appraisal of such Equipment received by the Administrative Agent in accordance with the terms hereof.
“Net Orderly Liquidation Value Percentage” shall mean the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the lower of cost and market of such Inventory, which percentage shall be determined on a first-in, first-out basis by reference to the most recent third-party appraisal of such Inventory received by the Administrative Agent in accordance with the terms hereof.
“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the U.S. Borrower and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the U.S. Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the U.S. Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.
“New Collection Account” shall have the meaning assigned to such term in Section 5.12(b)(iv).
“New Parent” shall have the meaning assigned to such term in the definition of the term “Change in Control”.
“New Project” shall mean (x) each plant, facility, branch, office, business unit, which is either a new plant, facility, branch, office or business unit or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office or business unit, owned by the U.S. Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or service offering to the extent such business unit commences operations or such product line or service is offered or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or channel.
“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.18(e)(i).
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).
“Non-Public Lender” shall mean:
(i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis a Dutch Loan Party, the value of which is at least €100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least €100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and
(ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.
“Note” shall have the meaning assigned to such term in Section 2.10(e).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight LIBO Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means (a) the Loan Obligations, (b) the due and punctual payment and performance of all obligations of each Loan Party under (i) each Secured Hedge Agreement and (ii) each Secured Cash Management Agreement and (c) the due and punctual payment and performance of all obligations in respect of the Overdraft Line; provided that in no event shall the holders of the obligations referred to in this clause (c) have the right to receive proceeds in respect of a claim in excess of $40,000,000 in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the U.S. Borrower and the Subsidiaries under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the U.S. Borrower and the Subsidiaries under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents. Notwithstanding the foregoing, “Obligations”, with respect to any Guarantor, shall not include any Excluded Swap Obligations of such Guarantor.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other First Liens” shall mean Liens on the Shared Term Collateral that are pari passu with the Liens thereon securing the Term Loan Obligations outstanding on the Closing Date.
“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).
“Overadvance” shall have the meaning assigned to such term in Section 2.01(b).
“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(x).
“Overnight LIBO Borrowing” shall mean any Swingline Borrowing to the Dutch Borrower, the German Borrower or the U.K. Borrower bearing interest by reference to the Overnight LIBO Rate.
“Overnight LIBO Rate” shall mean, for any day, (a) the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate) and (b) with respect to any Overnight LIBO Borrowing for any day, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) for overnight deposits of Euros, Sterling and Dollars, as applicable as displayed on the applicable Reuters screen page (currently page LIBOR01 or LIBOR02 (as applicable)) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if the Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Parallel Debt” shall have the meaning assigned to such term in the Foreign Guarantee Agreement and the U.S. Guarantee Agreement, respectively.
“Parent Entity” shall mean any direct or indirect parent of the U.S. Borrower.
“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).
“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with any EMU Legislation.
“Payment Conditions” shall mean that (a) prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, no Default or Event of Default shall have occurred and be continuing and (b) on a Pro Forma Basis, after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, (i) Pro Forma Availability on the date of such action and as of the last day of each of the two consecutive succeeding months ending after such date (as projected by the U.S. Borrower in good faith) shall be equal to or greater than the greater of (x) 20.0% of the lesser of (A) the Total Revolving Facility Commitments then in effect and (B) the Global Borrowing Base then in effect and (y) $48,125,000 (the “Non-Fixed Charge Threshold”) or (ii) if Pro Forma Availability on the date of such action and as of the last day of each of the two consecutive succeeding months ending after such date (as projected by the U.S. Borrower in good faith) is less than the Non-Fixed Charge Threshold, (1) such Pro Forma Availability shall be equal to or greater than the greater of (x) 15.0% of the lesser of (A) the Total Revolving Facility Commitments then in effect and (B) the Global Borrowing Base then in effect and (y) $43,750,000, and (2) the Fixed Charge Coverage Ratio for the Test Period most recently ended, determined on a Pro Forma Basis, shall be no less than 1.0 to 1.0.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Act” shall mean the Pension Protection Act of 2006, as amended.

“Perfected Security Interest” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (a) such Lien is governed by the law of the jurisdiction in which such Collateral is located or to which such Collateral is subject, (b) such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens (which Lien is junior in priority to the Collateral Agent’s Lien on such Collateral, is arising by operation of law as permitted under Section 6.02 or is subject to a Reserve or, in the case of Liens on Eligible Real Property, such Liens are covered by any applicable title insurance, to the extent available in such jurisdiction), (c) in the case of Eligible Real Property located in the England and Wales, such Eligible Real Property is covered by a legal mortgage, (d) in the case of Eligible Real Property located in Germany, such Eligible Real Property is encumbered by a first ranking land charge in favor of the Collateral Agent (and the land charge is registered in all relevant local registers) and (e) all applicable perfection requirements required by the Loan Documents have been completed.
“Perfection Certificate” shall mean the Perfection Certificate with respect to the U.S. Borrower and the other Domestic Loan Parties in a form reasonably satisfactory to the Administrative Agent.
“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Event of Default under clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) except for acquisitions and/or investments made after the Closing Date with an aggregate fair market value (as determined by the U.S. Borrower in good faith) of less than $50,000,000 (cumulatively for all such acquisitions and/or investments made after the Closing Date when the Payment Conditions are not satisfied), the Payment Conditions are satisfied after giving effect to such Permitted Business Acquisition on a Pro Forma Basis; (d) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (e) any person acquired in such acquisition, if acquired by a Borrower or a Subsidiary Loan Party by merger or amalgamation, shall be merged or amalgamated into a Borrower or a Subsidiary Loan Party or, if required by Section 5.10, become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 5.10), and (f) any such acquisitions and investments in assets that are not (or do not become) owned by the Borrowers or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall only be permitted if the Payment Conditions are satisfied after giving effect to such Permitted Business Acquisition on a Pro Forma Basis.
“Permitted Cure Security” shall mean an equity security of the U.S. Borrower or a Parent Entity other than Disqualified Stock.
“Permitted Holder Group” shall have the meaning assigned to such term in the definition of “Permitted Holders”.
“Permitted Holders” shall mean (i)(x) the Management Group and (y) each of Cyrus Capital Partners, L.P., Monarch Alternative Capital LP, GoldenTree Asset Management, GSO Capital Partners, Brigade Capital Management, Davidson Kempner Capital Management LP, Loomis, Sayles & Company L.P., Aegon Asset Management, Benefit Street Partners and their respective Affiliates, (ii) any person that has no material assets other than the Equity Interests of the U.S. Borrower, Holdings or any Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the U.S. Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders, beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests thereof, and any New Parent and its subsidiaries, (iii) any person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of the U.S. Borrower or any Parent Entity, acting in such capacity and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable voting rights, in the case of any Permitted Holders specified in clause (i), (ii) or (iii)) and (2) no person or other “group” (other than the other Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.
“Permitted Investments” shall mean:
(a)securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years (or, in the case of any such U.S. securities held by Brazilian subsidiaries, five years) after the date of acquisition;
(b)time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(c)repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications described in clause (b) above;
(d)commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(e)securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(f)Indebtedness issued by persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States of America, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition;
(g)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;
(h)money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;
(i)time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the U.S. Borrower and the Subsidiaries, on a consolidated basis, as of the end of the U.S. Borrower’s most recently completed fiscal year;
(j)credit card receivables to the extent included in cash or cash equivalents on the consolidated balance sheet of such person;
(k)Dollars, Sterling, Euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(l)in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, Malaysia or Brazil, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business; and
(m)instruments equivalent to those referred to in clauses (a) through (l) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness (or unutilized commitments in respect of Indebtedness (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing)) being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) or, if greater, committed amount (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses (including mortgage and similar taxes), plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the remaining weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional obligor) and (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, the Indebtedness being Refinanced or on terms otherwise permitted by Section 6.02.
“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.
“Permitted Securitization Financing” shall mean one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose

Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets (including conduit and warehouse financings) and any Swap Agreements entered into in connection with such Securitization Assets; provided, that (a) recourse to the U.S. Borrower or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the U.S. Borrower in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the U.S. Borrower or any Subsidiary (other than a Special Purpose Securitization Subsidiary)) and (b) the aggregate Receivables Net Investment outstanding at any time shall not exceed $75,000,000 (or an amount in excess of $75,000,000 (not to exceed $100,000,000 in the aggregate), which amount in excess of $75,000,000 shall not be greater than the amount by which the Global Borrowing Base exceeds the Total Revolving Facility Commitments). It is understood and agreed that the LiquidX Program constitutes a Permitted Securitization Financing hereunder.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the U.S. Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Holdings, the U.S. Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization” shall have the meaning assigned to such term in the recitals hereto.
“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement or the Canadian Security Agreement, or any equivalent term in any other Security Document, as applicable.
“PP&E Component” shall mean the aggregate amount of the Canadian Borrowing Base, the Dutch Borrowing Base, the German Borrowing Base and the U.K. Borrowing Base that is attributable to Eligible Machinery and Equipment and Eligible Real Property; provided, however, that the PP&E Component of the Global Borrowing Base shall not constitute more than the lesser of (x) 20.0% of the Total Revolving Facility Commitments and (y) 20.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation).
“PPSA” shall mean the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including without limitation the Quebec Civil Code) for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening rent”, “pre-opening expenses” or “opening costs” (or any similar or equivalent caption).
“Pricing Grid” shall mean the table set forth below:

Average Availability	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Revolving Loans
Equal to or greater than 66.6%	0.25%	1.25%
Less than 66.6% but equal to or greater than 33.3%	0.50%	1.50%
Less than 33.3%	0.75%	1.75%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in Average Availability shall become effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date on which the Borrowing Base Certificate is delivered to the Lenders pursuant to Section 5.04(f) (provided that in no event shall the Applicable Margin be adjusted more than once in any calendar month) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Borrowing Base Certificate referred to above is not delivered within the time periods specified in Section 5.04(f), then, at the option of the Administrative Agent or the Required Lenders, until the date that is three (3) Business Days after the date on which such Borrowing Base Certificate is delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such Borrowing Base Certificate was to have been delivered but was not delivered.
“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Priority Payables Reserve” shall mean reserves for amounts (a) secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens granted to the Administrative Agent to secure the Obligations, including without limitation, (i) any amounts due and not paid for wages, or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and (ii) all amounts due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation (in either case other than amounts included in the Wage Earner Protection Act), including, all amounts on account of any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan, each to the extent that such amounts rank or are capable of ranking, in the Reasonable Credit Judgment of the Administrative Agent, in priority to the Liens granted to the Administrative Agent to secure the Obligations or (b) of any other claims (not referred to in (a)) preferred by law which rank or are capable of ranking senior to the Obligations in the Reasonable Credit Judgment of the Administrative Agent.
“Pro Forma Availability” shall mean, as of any date of determination, an amount equal to the Excess Availability as of such date projected by the management of the U.S. Borrower in good faith, after giving effect on a Pro Forma Basis to the relevant transaction (with such calculation to include the amount of the Global Borrowing Base as of such date as projected by the management of the U.S. Borrower in good faith after giving effect on a Pro Forma Basis to the relevant transactions and the amount of the Total Revolving Facility Commitments as of such date as projected by the management of the U.S. Borrower in good faith); provided that, for purposes of such calculation, the Global Borrowing Base shall be deemed to include any assets acquired pursuant to any relevant transaction.
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions whether or not otherwise permitted under Section 6.04 or 6.05 or that require a waiver or consent of the

Required Lenders, but if so required, solely to the extent such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of the Subsidiaries has determined to make and/or made and in the good faith determination of a Responsible Officer of the Borrower are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.10), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.10), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the U.S. Borrower in good faith, and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.
In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment may be made, the U.S. Borrower may elect pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the U.S. Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions), which adjustments (excluding those resulting from the Transactions or the adjustments described in clause (2) below) (x) shall not exceed 25% of EBITDA for the relevant Reference Period (calculated prior to giving effect to such capped adjustments (but, for the avoidance of doubt, after giving effect to other uncapped adjustments)) and (y) shall only be included to the extent that the actions resulting in such operating expense reductions and other operating improvements, synergies or costs savings are expected to be achieved (in the good faith determination of the U.S. Borrower) within 18 months after the date any such calculation is performed and (2) all adjustments of the nature used in connection with the calculation of “Pro forma EBITDA” as set forth in the Information Memorandum to the extent such adjustments, without duplication, continue to be applicable to such Reference Period. The U.S.

Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower setting forth such operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.
For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).
“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of the U.S. Borrower and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the U.S. Borrower or any of the Subsidiaries prior to the Closing Date.
“Protective Advance” shall have the meaning assigned to such term in Section 2.01(c).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.
“Public Lender” shall have the meaning assigned to such term in Section 9.17.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning assigned to it in Section 9.27(a).
“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.
“Qualified IPO” shall mean (i) an underwritten public offering of the Equity Interests of the Borrower, Holdings or any Parent Entity which generates (individually or in the aggregate together with any prior underwritten public offering) gross cash proceeds of at least $50,000,000 or (ii) the merger of the U.S. Borrower, Holdings or any Parent Entity into an entity that has, or whose direct or indirect parent has, previously consummated a public offering of Equity Interests that generated gross cash proceeds of at least $50,000,000 and is a public company at the applicable time (any such entity referred to in clause (i) or (ii), the “IPO Entity”).
“Quotation Day” shall mean, with respect to any Eurocurrency Revolving Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, including with respect to any Dutch Loan Party, any building right (opstalrecht) (other than any lease dependable building rights), together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof.
“Reasonable Credit Judgment” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria or the implementation of Eligibility

Adjustment Principles, shall require that (a) (i) with respect to Eligible Inventory and Eligible Receivables, such establishment, increase, adjustment, imposition or implementation after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, and (ii) with respect to Eligible Machinery and Equipment and Eligible Real Property, such establishment, increase, adjustment, imposition or implementation after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (b) the contributing factors to the imposition or increase of any Reserve shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Inventory”, “Eligible Machinery and Equipment”, “Eligible Real Property” and “Eligible Receivables”, as applicable (and vice versa), or (ii) any reserves deducted or other factors considered in computing book value, “lower of cost and market value”, Net Orderly Liquidation Value, Net Orderly Liquidation Value In-Place or Appraised Fair Market Value, the Dilution Factors or the computation of the Dilution Reserve and (c) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria or implementation of Eligibility Adjustment Principles be a reasonable quantification of the incremental dilution of any Borrowing Base attributable to such contributing factors.
“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the U.S. Borrower or any Subsidiary.
“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Securitization Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Securitization Documents (but excluding any such collections used to make payments of items included in the definition of Interest Expense); provided, however, that, if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.
“Register” shall have the meaning assigned to such term in Section 9.04(b).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, members, representatives, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.
“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.
“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to the latest 60 days rent payments, made by any Loan Party for each location at which Inventory or Equipment of such Loan Party is located that is not subject to a Collateral Access Agreement or other documentation reasonably satisfactory to the Administrative Agent; provided that, for any Dutch Leasehold, such reserve shall not apply.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Lenders” shall mean, at any time, Lenders having Loans (other than Swingline Loans) or B/As outstanding, Revolving L/C Exposure, Swingline Exposure and Available Unused Commitments that, taken together, represent more than 50.0% of the sum of all Loans (other than Swingline Loans) and B/As outstanding, Revolving L/C Exposure, Swingline Exposure and the total Available Unused Commitments at such time. The Loans, B/As, Revolving L/C Exposure, Swingline Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.
“Reserve Account” shall have the meaning assigned to such term in Section 10.02.
“Reserves” shall mean, without duplication, such reserves against any Borrowing Base that the Administrative Agent has, in the exercise of its Reasonable Credit Judgment, established on the Closing Date or from time to time thereafter upon at least five (5) Business Days’ notice to the U.S. Borrower, including (a) Rent Reserves, (b) Priority Payables Reserves, (c) reserves for VAT and taxes relating to land and any other Taxes of a U.K. Loan Party which rank senior to the Liens on the Collateral securing the Obligations, (d) Retention of Title Reserves, (e) reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (or relevant successor provision), (f) reserves for the prescribed part of an U.K. Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to Section 176A of the United Kingdom’s Insolvency Act 1986, as amended, (g) reserves with respect to liabilities of an U.K. Loan Party which constitute preferential debts pursuant to Section 386 and 176ZA of the United Kingdom’s Insolvency Act 1986, as amended, (h) reserves for customer deposits, Secured Cash Management Agreements, Secured Hedge Agreements, payroll, licenses and permits, (i) reserves against Eligible Intercompany Accounts of a Seller for any priority claims under Debtor Relief Laws in the jurisdiction in which such Seller who sells such Accounts to Hexion Holding B.V. is organized but only to the extent the proceeds of any such Accounts of such Seller have been paid into a Collection Account in the name of that Seller rather than into a Collection Account in the name of Hexion Holding B.V., (j) reserves relating to environmental matters affecting any Eligible Real Property and Eligible Machinery and Equipment and (k) reserves for extended or extendible retention of title over Accounts.

For the avoidance of doubt, it is understood and agreed that Accounts and Inventory of the Loan Parties that are or may be subject to retention of title claims or extended retention of title claims and that are otherwise Eligible Receivables or Eligible Inventory shall not be deemed ineligible as a result thereof; provided that the Administrative Agent may establish Retention of Title Reserves against the Borrowing Base in the exercise of its Reasonable Credit Judgment as a result of such claims as set forth in Exhibit F.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person (and, in respect of a Foreign Subsidiary Loan Party, any director or board member of such Foreign Subsidiary Loan Party acting in such capacity) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the U.S. Borrower in good faith).
“Retention of Title Reserve” shall mean reserves in respect of Inventory (a) for which any contract, supplemental document, purchase order or invoice relating to such Inventory expressly includes retention of title rights in favor of the vendor or supplier thereof or (b) where the relevant laws permit, a vendor or supplier to unilaterally impose retention of title rights; provided that Inventory of any Loan Party which may be subject to any rights of retention of title shall not be subject to a Retention of Title Reserve in the event that (i) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Loan Party or (ii) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory. The Retention of Title Reserve shall be calculated as provided in Exhibit F.
“Reuters” shall have the meaning assigned to such term in the definition of “Dollar Equivalent”.
“Reuters Screen CDOR Page” shall mean the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.
“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require and (b) with respect to any Alternate Currency Loans, each of the following: (i) each date of a Borrowing denominated in an Alternate Currency, (ii) each date of a conversion into or continuation of a Loan denominated in an Alternate Currency and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.
“Revolving Facility Commitment” shall mean, with respect to any Lender, at any time, the commitment of such Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04 and (c) increased as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable.

“Revolving Facility Exposure” shall mean, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time, minus, for the purpose of Section 2.09(b), the amount of Revolving L/C Exposure that has been Cash Collateralized in accordance with Section 2.05(j) or (k) at such time. The Revolving Facility Exposure of any Lender at any time shall be the product of (i) such Lender’s Revolving Facility Percentage with respect to the Commitments and (ii) the Total Revolving Facility Exposure at such time.
“Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.01(a).
“Revolving Facility Percentage” shall mean, at any time, with respect to any Lender, the percentage of the Revolving Facility Commitments of all Lenders of a Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of any Class have terminated or expired, the Revolving Facility Percentage of such Class shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04. Notwithstanding the foregoing, in the case of Section 2.23, when a Defaulting Lender shall exist, Revolving Facility Percentage shall be determined without regard to any Defaulting Lender’s Revolving Facility Commitment.
“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage and (y) the aggregate Revolving L/C Exposure of all Lenders, collectively, at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.
“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is the target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Government of Canada, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the target of any Sanctions.
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Government of Canada or (c) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Schedule I Lender” shall mean any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lenders” shall mean any Schedule I Lender as may be agreed by the Canadian Borrower and the Administrative Agent from time to time.
“Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, or any Guarantee by any Loan Party of any Cash Management Agreement entered into by and between any Subsidiary and any Cash Management Bank, in each case to the extent that such Cash Management Agreement or such Guarantee, as applicable, is not otherwise designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.
“Secured Hedge Agreement” shall mean any Swap Agreement by and between any Loan Party or any Subsidiary and any Hedge Bank, or any Guarantee by any Loan Party of any Swap Agreement entered into by and between any Subsidiary and any Hedge Bank, in each case to the extent that such Swap Agreement or such Guarantee, as applicable, is not otherwise designated in writing by the U.S. Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the U.S. Borrower or any Subsidiary or in which the U.S. Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) Intellectual Property rights relating to the generation of any of the types of assets listed in this definition, (c) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof, (d) any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (e) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes and (f) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the U.S. Borrower in good faith).

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Holdings Guarantee and Pledge Agreement, the Notices of Grant of Security Interest in Intellectual Property, the Foreign Security Documents and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.
“Security Jurisdiction” shall have the meaning assigned to such term in the Agreed Security Principles.
“Sellers” shall have the meaning given to it in the ARPA.
“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes Indenture, the Senior Unsecured Notes and the “Subsidiary Guarantees” under and as defined in the Senior Unsecured Notes Indenture, as each such document may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Unsecured Notes” shall mean the $450,000,000 in aggregate principal amount of the U.S. Borrower’s Senior Unsecured Notes due 2027 issued pursuant to the Senior Unsecured Notes Indenture.
“Senior Unsecured Notes Indenture” shall mean the Senior Unsecured Notes Indenture, dated as of July 1, 2019, among the U.S. Borrower, as issuer, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as indenture trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.
“Settlement” shall have the meaning assigned to such term in Section 2.04(c).
“Settlement Date” shall have the meaning assigned to such term in Section 2.04(c).
“Shared ABL Collateral” shall have the meaning assigned to “ABL Priority Collateral” (or other analogous term) in the ABL Intercreditor Agreement.
“Shared Term Collateral” shall have the meaning assigned to “Non-ABL Priority Collateral” (or other analogous term) in the ABL Intercreditor Agreement.
“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the U.S. Borrower and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the U.S. Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the U.S. Borrower and its Subsidiaries.
“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).
“Special Majority Lenders” shall mean, at any time, Lenders having Revolving Facility Exposure and Available Unused Commitments, that, taken together, represent more than 66⅔% of the sum of (a) the Total Revolving Facility Exposure and (b) the aggregate Available Unused Commitments of all Lenders at such time. The Revolving Facility Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Special Majority Lenders at any time.
“Special Purpose Securitization Subsidiary” shall mean (i) a direct or indirect Subsidiary of the U.S. Borrower established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by the U.S. Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings (prior to a Qualified IPO), the U.S. Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other Debtor Relief Law) and (ii) any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Sublimit” shall have the meaning assigned to such term in Section 2.01(a).
“Specified Time” means 11:00 a.m. London time.
“Spot Rate” shall mean, on any day, with respect to any currency in relation to U.S. Dollars, the rate at which such currency may be exchanged into U.S. Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Revolving Loans denominated in Dollars shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “₤” shall mean the lawful currency of the United Kingdom.
“Subagent” shall have the meaning assigned to such term in Section 8.02.
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the U.S. Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the U.S. Borrower or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Loan Party” shall mean each Subsidiary that is (a) a Domestic Subsidiary Loan Party or (b) a Foreign Subsidiary Loan Party.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).
“Super Majority Lenders” shall mean, at any time, Lenders having Revolving Facility Exposure and Available Unused Commitments, that, taken together, represent more than 80.0% of the sum of (a) the Total Revolving Facility Exposure and (b) the aggregate Available Unused Commitments of all Lenders at such time. The

Revolving Facility Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.
“Supported QFC” shall have the meaning assigned to it in Section 9.27(a).
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the U.S. Borrower or any of the Subsidiaries shall be a Swap Agreement.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans to the U.S. Borrower, the Dutch Borrower, the German Borrower and the U.K. Borrower pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of Swingline Loans to the U.S. Borrower, the Dutch Borrower, the German Borrower and the U.K. Borrower. The aggregate Dollar Equivalent amount of the Swingline Commitment on the Closing Date is $30,000,000.
“Swingline Exposure” shall mean, at any time, the aggregate Dollar Equivalent principal amount of all outstanding Swingline Borrowings by the U.S. Borrower, the Dutch Borrower, the German Borrower and the U.K. Borrower at such time. The Swingline Exposure of any Lender at any time shall be the product of (a) such Lender’s Revolving Facility Percentage and (y) the aggregate Swingline Exposure of all Lenders at such time.
“Swingline Lender” shall mean JPMCB, in its capacity as a Lender of Swingline Loans, acting through any domestic or foreign branch or Affiliate as JPMCB shall elect.
“Swingline Loans” shall mean the swingline loans made to the U.S. Borrower, the Dutch Borrower, the German Borrower and the U.K. Borrower pursuant to Section 2.04.
“Target Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Loan Facility” shall mean (i) the Term Loan Facility Agreement and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the U.S. Borrower to be included in the definition of “Term Loan Facility,” one or more (A) debt facilities or commercial paper facilities, providing for term loans, revolving credit loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuer and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Term Loan Facility Agreement” shall mean the Senior Secured Term Loan Credit Agreement, dated as of the Closing Date, among the U.S. Borrower, the local borrowing Subsidiary or Subsidiaries from time to time party thereto, Holdings, the lenders from time to time party thereto and JPMCB, as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Closing Date, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Borrower to not be included in the definition of “Term Loan Facility”).
“Term Loan Facility Documents” shall mean the Term Loan Facility Agreement and the other agreements, instruments and other documents governing any Term Loan Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including Swap Agreements (as defined in the Term Loan Facility Agreement) required by the Term Loan Facility or relating to Term Loan Obligations).
“Term Loan Obligations” shall mean the obligations of the borrowers and other obligors (including the U.S. Borrower and the other Loan Parties) under the Term Loan Facility Agreement or any other Term Loan Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Term Loan Facility Documents and the performance of all other obligations of the obligors thereunder to the lenders and agents under the Term Loan Facility Documents, and all guarantees of the foregoing, according to the respective terms thereof.
“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized in accordance with Section 2.05) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the U.S. Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ended March 31, 2019.
“Third Party Funds” shall mean any segregated accounts or funds, or any portion thereof, received by U.S. Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the U.S. Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.
“Total Revolving Facility Commitments” shall mean, on any day, the aggregate of the Revolving Facility Commitments of all Lenders. The Total Revolving Facility Commitments as of the Closing Date are $350,000,000.

“Total Revolving Facility Exposure” shall mean, at any time, the sum of the Revolving Facility Exposures of all Lenders at such time.
“Transaction Documents” shall mean the Loan Documents, the Term Loan Facility Documents, the Senior Unsecured Note Documents, the Plan of Reorganization, the documents included in the Plan Supplement (as defined in the Plan of Reorganization) and the Confirmation Order.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by the U.S. Borrower or any of its Subsidiaries or any of their Affiliates in connection with (i)  the Chapter 11 Cases (including the emergence thereof, any internal reorganization in connection therewith and the financing incurred during their pendency) (ii) the Transactions, this Agreement and the other Loan Documents, the Term Loan Facility Documents, the Senior Unsecured Note Documents and the Transaction Documents and (iii) the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and the use of proceeds thereof; (b) the execution, delivery and performance of the Senior Unsecured Note Documents and the issuance of the Senior Unsecured Notes and the use of proceeds thereof; (c) the execution, delivery and performance of the Term Loan Facility Documents, the creation of Liens pursuant thereto, the borrowings thereunder and the use of proceeds thereof; (d) the repayment in full of, and the termination of all obligations and commitments under, the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement; (e) the discharge or termination of the Existing Notes; (f) entry of the Confirmation Order; (g) the transactions contemplated by the Plan of Reorganization, including (i) the transactions described by the Restructuring Transactions Memorandum (as defined in the Plan of Reorganization) and the Plan Supplement (as defined in the Plan of Reorganization), as applicable, and (ii) the transactions and payments contemplated by that certain equity and asset transfer agreement, by and among Hexion LLC, Hexion Inc. and Hexion Intermediate Holding 2, Inc., dated as of June 28, 2019, dated as of the Closing Date; (h) the consummation of the other transactions contemplated herein, the Plan of Reorganization or the Confirmation Order and the consummation of any other transactions in connection with the foregoing and (i) the payment of all fees and expenses to be paid and owing in connection with the foregoing (including Transaction Expenses).
“Treaty” shall have the meaning given to such term in the definition of “Treaty State”.
“Treaty Lender” shall mean a Lender or Issuing Bank which is beneficially entitled to interest payable to it in respect of any Loan or otherwise under any Loan Document and (a) is treated as a resident of a Treaty State for the purposes of the Treaty, and (b) does not carry on a business in the U.K. through a permanent establishment with which its participation in the Loan, Letter of Credit or other Commitment is effectively connected.
“Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, ABR, any Base Rate and the Discount B/A Rate.
“U.K. Borrower” shall have the meaning assigned to such term in the preamble hereto.
“U.K. Borrowing Base” shall mean, with respect to the U.K. Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a Dollar Equivalent amount) equal to:
(a)the sum of:

(i)in the case of Eligible Receivables, the product of (A) 85.0% (or in the case of Investment Grade Eligible Receivables, 90.0%) multiplied by (B) the difference of (x) the amount in Dollars of all Eligible Receivables of such U.K. Loan Parties minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and
(ii)in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of such U.K. Loan Parties (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 85.0% of Net Orderly Liquidation Value of such Eligible Inventory of such U.K. Loan Parties constituting each class of Eligible Inventory at such time; and
(iii)in the case of Eligible Machinery and Equipment, 80.0% of the Net Orderly Liquidation Value In-Place of the Eligible Machinery and Equipment of such U.K. Loan Parties; and
(iv)in the case of Eligible Real Property, 75.0% of the Appraised Fair Market Value of Eligible Real Property of such U.K. Loan Party;
minus
(b)any applicable Reserve then in effect to the extent applicable to such U.K. Loan Parties or such Eligible Receivables, Eligible Inventory, Eligible Machinery and Equipment and Eligible Real Property;
provided, however, that the U.K. Borrowing Base (together with the Dutch Borrowing Base and the German Borrowing Base) shall not constitute more than the greater of (i) 50.0% of the Total Revolving Facility Commitments and (ii) 50.0% of the Global Borrowing Base (calculated prior to giving effect to such limitation).
The specified percentages set forth in this definition will not be reduced without the consent of the U.K. Borrower.
“U.K. Loan Parties” shall mean the U.K. Borrower and any Subsidiary of the U.S. Borrower incorporated or organized under the laws of England and Wales that is or hereafter becomes a party to the Foreign Guarantee Agreement.
“U.K. Security Documents” shall mean all English law security agreements delivered pursuant to this Agreement and granted by any Loan Party and all confirmations and acknowledgements thereof, in each case relating to the grant to the Collateral Agent of a security interest in the Collateral owned by such Loan Party.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash” shall mean cash or cash equivalents of the U.S. Borrower or any Subsidiary that would not appear as “restricted” on a consolidated balance sheet of the U.S. Borrower or any Subsidiary.
“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the U.S. Borrower identified on Schedule 1.01(i), (2) any other Subsidiary of the U.S. Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the U.S. Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the U.S. Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the U.S. Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04, and (c) without duplication of clause (b), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04; and (3) any subsidiary of an Unrestricted Subsidiary. The U.S. Borrower may designate any

Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i)  no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the U.S. Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any successor statute.
“U.S. Base Rate” shall mean, for any day, the rate of interest per annum equal to the higher of (a) the interest rate per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0%; provided that if the U.S. Base Rate shall be less than zero, such rate shall be deemed to be zero for all purposes.
“U.S. Base Rate Borrowing” shall mean a Borrowing consisting of U.S. Base Rate Loans.
“U.S. Base Rate Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the U.S. Base Rate in accordance with the provisions of Article II.
“U.S. Borrower” shall have the meaning assigned to such term in the preamble hereto.
“U.S. Borrowing Base” shall mean, with respect to the Domestic Loan Parties at any time, subject to the Eligibility Adjustment Principles and Borrowing Base Acquisition Adjustment Principles, the amount (expressed as a Dollar Equivalent amount) equal to:
(a)the sum of:
(i)in the case of Eligible Receivables, the product of (A) 85.0% (or in the case of Investment Grade Eligible Receivables, 90.0%) multiplied by (B) the difference of (x) the amount in Dollars of all Eligible Receivables of such Domestic Loan Parties minus (y) the Dilution Reserve with respect to such Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and
(ii)in the case of Eligible Inventory, the lesser of (A) 70.0% of the value of Eligible Inventory of such Domestic Loan Parties (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first in, first out basis) consisting of each class of such Eligible Inventory at such time and (B) 85.0% of Net Orderly Liquidation Value of such Eligible Inventory of such Domestic Loan Parties constituting each class of Eligible Inventory at such time; and
(iii)100% of Unrestricted Cash held in a Controlled Account;
minus
(b)any applicable Reserve then in effect to the extent applicable to such Domestic Loan Parties or such Eligible Receivables and Eligible Inventory.
The specified percentages set forth in this definition will not be reduced without the consent of the U.S. Borrower.

“U.S. Guarantee Agreement” shall mean the U.S. Guarantee Agreement (ABL), dated as of the Closing Date, among the U.S. Borrower, each other Loan Party party thereto and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the applicable U.S. Borrower.
“U.S. Loan Obligations” shall mean (a) the due and punctual payment by the U.S. Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the U.S. Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the U.S. Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the U.S. Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, reorganization, arrangement or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Domestic Loan Party (other than guarantees in respect of Foreign Obligations) under or pursuant to each of the Loan Documents.
“U.S. Obligations” shall mean any Obligations other than the Foreign Obligations, being, collectively, (a) the U.S. Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement entered into by a Domestic Subsidiary and (c) obligations in respect of any Swap Agreement entered into by a Domestic Subsidiary.
“U.S. Prime Rate” shall mean the rate of interest per annum as announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the U.S. Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“U.S. Revolving Facility Exposure” shall mean, at any time, that portion of the Total Revolving Facility Exposure comprising (a) aggregate Revolving Facility Loans borrowed by the U.S. Borrower, (b) Swingline Exposure to the U.S. Borrower and (c) Revolving L/C Exposure to the U.S. Borrower.
“U.S. Special Resolution Regime” shall have the meaning assigned to it in Section 9.27(a).
“U.S. Sublimit” shall have the meaning assigned to such term in Section 2.01(a).
“VAT” shall mean (a) any tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, and any national legislation implementing that directive (including the United Kingdom’s Value Added Tax Act 1994), together with any legislation supplemental thereto, and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to (a) above, or imposed elsewhere.
“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.
“Wholly Owned Foreign Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Foreign Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the U.S. Borrower that is a Wholly Owned Subsidiary of the Borrower.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Terms Generally
(a)The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Borrower or the Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Capitalized Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.
(b)In this Agreement, where it relates to the German Borrower, a reference to (i) a necessary action to authorize, where applicable, includes without limitation, obtaining an unconditional positive advice from the competent works council(s), (ii) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche) and any other right in rem created for the purpose of granting security, (iii) a winding-up or dissolution includes a German entity being dissolved (aufgelöst) and administration includes a German entity being declared bankrupt (insolvent), (iv) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung) and (v) an administrator includes an “Insolvenzverwalter”.
(c)In this Agreement, where it relates to a Dutch Loan Party, unless a contrary indication appears, a reference to: (i) a “necessary action to authorise” where applicable, includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); (ii) a “security interest” includes any mortgage (hypotheek), pledge (pandrecht) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (iii) a “winding-up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding); (iv) a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend; (v) any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); (vi) a “liquidator” includes a curator; (vii) an “administrator” includes a bewindvoerder; (viii) an “attachment” includes a beslag; (ix) “gross negligence” means grove schuld; and “willful misconduct” means opzet.
(d)All terms used in this Agreement which are defined in the Uniform Commercial Code and when used to define a category or categories of the Collateral located in Canada, such terms shall include the equivalent category or categories of property set forth in the PPSA. Notwithstanding the foregoing, and where the context so requires as a result of the Collateral being located in Canada or the grantor of the security being a Canadian Loan Party, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA or the applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario)), as applicable, in all cases for the extension, preservation or betterment of the Liens of the Collateral Agent in the Collateral, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing change statements, (iii) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (iv) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada.
(e)For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA or otherwise shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection of” or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.
Section 1.03    Effectuation of Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.
Section 1.04    Currency Translation
(f)The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit, Alternate Currency Loans and Eurocurrency Revolving Loans denominated in Euros. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein (including for purposes of Article VI and clause (f) or (j) of Section 7.01), the applicable amount of any currency (other than Dollars) for purposes of the Loan

Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement.
(g)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Revolving Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as applicable.
(h)For purposes of determining compliance with Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.
(i)Unless otherwise provided in this Agreement, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, covenants and Events of Default, the equivalent to an amount in Dollars shall be calculated by the U.S. Borrower at the exchange rate as at the date of the U.S. Borrower or Subsidiary taking the relevant action (as determined by the U.S. Borrower in good faith).
(j)No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates.
(k)
(i)The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in any Alternate Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternate Currency Letter of Credit, using the exchange rate for the applicable currency in relation to U.S. Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.04(f)(i). The Administrative Agent shall in addition determine the Dollar Equivalent of any Letter of Credit denominated in any Alternate Currency as of the CAM Exchange Date as set forth in Section 10.02.
(ii)The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Alternate Currency or any B/A accepted and purchased under Section 2.06 as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request, Interest Election Request or request for an acceptance and purchase of B/As with respect to such Borrowing or B/A, in each case using the exchange rate for the applicable currency in relation to U.S. Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing or B/A until the next required calculation thereof pursuant to this Section 1.04(f)(ii). The Administrative Agent shall in addition determine the Dollar Equivalent of any

Borrowing denominated in any Alternate Currency or any B/A accepted and purchased under Section 2.06 as of the CAM Exchange Date as set forth in Section 10.01.
(iii)The Dollar Equivalent of any L/C Disbursement made by any Issuing Bank in any Alternate Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraphs (e) or (n) of Section 2.05, as applicable. In addition, the Dollar Equivalent of the Revolving L/C Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein.
Section 1.05    [Reserved]
Section 1.06    Change of Currency
(l)[Reserved].
(m)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(n)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency
Section 1.07    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (other than with respect to the Maturity Date, which such payment or performance shall be required on the immediately preceding Business Day).
Section 1.08    Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.09    Holdings. From time to time after the Closing Date, Holdings may form one or more new Subsidiaries to become direct or indirect parent companies of the U.S. Borrower; provided that, prior to a Qualified IPO, contemporaneously with the formation of the new direct parent company of the U.S. Borrower (an “Intermediate Holdings”), such person enters into a supplement to the Holdings Guarantee and Pledge Agreement (or, at the option of such person, a new Holdings Guarantee and Pledge Agreement in substantially similar form or such other form reasonably satisfactory to the Administrative Agent) duly executed and delivered on behalf of such person. Immediately after any Intermediate Holdings complying with the proviso in the foregoing sentence, the Guarantee incurred by the then existing Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, the U.S. Borrower shall elect in its sole discretion that such release of Holdings shall not be effective), and thereafter Intermediate Holdings shall be deemed to be Holdings for all purposes of this Agreement (until any additional Intermediate Holdings shall be formed in accordance with this Section 1.09).
Section 1.10    Election Date. In connection with any commitment, definitive agreement or similar event relating to an Investment or Disposition, the U.S. Borrower or applicable Subsidiary may designate such Investment or Disposition as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment or Disposition and all related transactions in connection therewith and any related pro forma adjustments, the U.S. Borrower or any of its Subsidiaries would have been permitted to make such Investment or Disposition on the relevant Election Date in compliance with this Agreement, and any related subsequent actual making of such Investment or Disposition will be deemed for all purposes under this Agreement to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after such Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a Pro Forma Basis giving effect thereto and all related transactions in connection therewith).
Section 1.11    Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Revolving Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Revolving Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.15 of this Agreement, such Section 2.15(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.15, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Revolving Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.15(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.12    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein:
(o)Revolving Facility Loans. Each Lender severally agrees to make a loan or loans from time to time during the Availability Period (each, a “Revolving Facility Loan”) (i) in Dollars or Euro to the U.S. Borrower from such Lender’s U.S. Lending Office or Euro Lending Office (or any other Lending Office of such Lender, as such Lender may designate), (ii) in Canadian Dollars or Dollars to the Canadian Borrower from its Canadian Lending Office or U.S. Lending Office (or any other Lending Office of such Lender, as such Lender may designate) and/or to cause its Canadian Lending Office (or any other Lending Office of such Lender, as such Lender may designate) to accept and purchase or arrange for the acceptance and purchase of drafts drawn by the Canadian Borrower in Canadian Dollars as B/As, (iii) in Dollars or Euro to each of the Dutch Borrower and the German Borrower from such Lender’s U.S. Lending Office or Euro Lending Office (or any other Lending Office of such Lender, as such Lender may designate), and (iv) in Euro, Dollars or Sterling to the U.K. Borrower from such Lender’s Euro Lending Office or U.S. Lending Office (or any other Lending Office of such Lender, as such Lender may designate), in each case after giving effect thereto and to the application of proceeds thereof, in an aggregate principal amount that will not result in (I) such Lender’s Revolving Facility Loans exceeding the Revolving Facility Commitment of such Lender, (II) such Lender’s Revolving Facility Exposure exceeding the Revolving Facility

Commitment of such Lender, (III) the Total Revolving Facility Exposure exceeding the lesser of (x) the Total Revolving Facility Commitments and (y) the Global Borrowing Base, (IV) the aggregate U.S. Revolving Facility Exposure exceeding the U.S. Borrowing Base (the “U.S. Sublimit”) or (V) (x) the Total Revolving Facility Exposure less the German Revolving Facility Exposure exceeding (y) the Global Borrowing Base less the German Borrowing Base (the “Specified Sublimit”).
(p)Overadvances. Insofar as the Borrowers may request and the Administrative Agent or Required Lenders may be willing in their sole and absolute discretion to make (x) any Revolving Facility Loans to any Borrower at a time when (A) the Total Revolving Facility Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Global Borrowing Base or (B) the Total Revolving Facility Exposure less the German Revolving Facility Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Specified Sublimit or (y) any Revolving Facility Loans to the U.S. Borrower at a time when the U.S. Revolving Facility Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the U.S. Sublimit (any such Loan or Loans made under clauses (x) or (y) above being herein referred to individually as an “Overadvance”), the Administrative Agent or Required Lenders shall make, or require the Lenders to make, such Overadvances available to the applicable Borrower. All Overadvances shall be secured by the Collateral in accordance with the terms hereof and of the Security Documents and shall bear interest as provided in this Agreement for the Revolving Facility Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by the Lenders ratably in accordance with their Revolving Facility Percentages. The foregoing notwithstanding, in no event (i) unless otherwise consented to by the Required Lenders, shall Overadvances, together with the Protective Advances then outstanding, in the aggregate exceed 5.0% of the then applicable Global Borrowing Base, (ii) shall any Overadvances be outstanding for more than 45 consecutive days, (iii) unless otherwise consented to by the Required Lenders, after all outstanding Overadvances have been repaid, shall the Administrative Agent or the Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding or (iv) unless otherwise consented to by each affected Lender, shall the Administrative Agent make any Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(b) to the extent such Revolving Facility Loans would cause such Lender’s share of the Revolving Facility Exposure to exceed such Lender’s aggregate Revolving Facility Commitment. The Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances (provided that existing Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). If Overadvances are made in accordance with this Section 2.01(b), then (A) the Global Borrowing Base, U.S. Sublimit and Specified Sublimit, as applicable, shall thereafter be deemed ratably increased by the amount of such permitted Overadvances, but only for so long as the Administrative Agent allows such Overadvances to be outstanding and (B) all Lenders shall be bound to make, or permit to remain outstanding, such Overadvances based upon their applicable Revolving Facility Percentages in accordance with the terms of this Agreement.
(q)Protective Advances. Upon the occurrence and during the continuance of an Event of Default or upon the inability of the Borrowers to satisfy the conditions to borrowing set forth in Section 4.01(b) after the Closing Date, the Administrative Agent, in its sole discretion, may make Revolving Facility Loans to any Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Facility Loans shall not, together with the aggregate amount of all Overadvances then outstanding, exceed 5.0% of the then applicable Global Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Facility Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to this Agreement (such Revolving Facility Loans, hereinafter, each a “Protective Advance” and, together, “Protective Advances”); provided that (x) in no event shall the Total Revolving Facility Exposure exceed the Total Revolving Facility Commitments, (y) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (z) unless otherwise consented to by each affected Lender, the Administrative Agent may not make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Revolving Facility Loans would cause a Lender’s share of the Revolving Facility Exposure to exceed such Lender’s Revolving Facility Commitment. Any Protective

Advance made pursuant to the terms hereof shall be made by the Lenders ratably in accordance with their Revolving Facility Percentages. If Protective Advances are made in accordance with this Section 2.01(c), then (A) each Borrowing Base shall thereafter be deemed ratably increased by the amount of such permitted Protective Advances, but only for so long as the Administrative Agent allows such Protective Advances to be outstanding and (B) all Lenders shall be bound to make, or permit to remain outstanding, such Protective Advances based upon their applicable Revolving Facility Percentages in accordance with the terms of this Agreement.
(r)Incremental Revolving Facility Commitments. Each Lender having an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Facility Loans to any Borrower, in a Dollar Equivalent aggregate principal amount not to exceed its Incremental Revolving Facility Commitment.
(s)Prepayment; Reborrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.
Section 2.02    Loans and Borrowings.
(t)Each Loan shall be made as part of a Borrowing consisting of Loans in the same currency and of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(u)Subject to Section 2.15, (i) in the case of the U.S. Borrower, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Revolving Loans as the U.S. Borrower may request in accordance herewith; (ii) in the case of the Canadian Borrower, each Borrowing (A) denominated in Dollars shall be comprised entirely of U.S. Base Rate Loans or Eurocurrency Revolving Loans as the Canadian Borrower may request in accordance herewith and (B) denominated in Canadian Dollars shall be comprised entirely of Canadian Base Rate Loans or B/A Drawings; and (iii) in the case of the Dutch Borrower, the German Borrower and the U.K. Borrower, each Borrowing shall be comprised entirely of Eurocurrency Revolving Loans as the applicable Borrower may request in accordance herewith. Each Swingline Borrowing made by the U.S. Borrower shall be an ABR Borrowing. Each Swingline Borrowing made by the Dutch Borrower, the German Borrower or the U.K. Borrower shall be an Overnight LIBO Borrowing. Each Lender at its option may make any ABR Loan, Base Rate Loan or Eurocurrency Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 or 2.18 solely in respect of increased costs or Taxes resulting from such exercise and existing at the time of such exercise.
(v)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that (i) each ABR Revolving Borrowing or Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing or Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty Eurocurrency Revolving Borrowings outstanding.
(w)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing or B/A Drawing if the Interest Period or Contract Period requested with respect thereto would end after the Maturity Date of any Class.

(x)Any Loan to the Dutch Borrower or, to the extent provided before any Loan, any issuance of a Letter of Credit under section 2.05(b) at the request of the Dutch Borrower shall at all times be provided by a Lender and Issuing Bank that is a Non-Public Lender.
Section 2.03    Requests for Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (as provided in Section 9.01) electronically or in writing (a) in the case of a Eurocurrency Revolving Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing or Base Rate Borrowing in U.S. Dollars or Canadian Dollars, not later than 12:00 p.m., Local Time, on the date of the proposed Borrowing (or in each case, such shorter period as the Administrative Agent may agree); provided that any such notice of an ABR Revolving Borrowing or a Base Rate Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall (in the case of a telephone request) be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the Borrower requesting such Borrowing;
(ii)the Class of such Borrowing;
(iii)the currency and aggregate amount of the requested Borrowing, which amount shall not result in (A) the Total Revolving Facility Exposure exceeding the lesser of (x) the Total Revolving Facility Commitments and (y) the Global Borrowing Base, (B) the aggregate U.S. Revolving Facility Exposure exceeding the U.S. Sublimit or (C) the Total Revolving Facility Exposure less the German Revolving Facility Exposure exceeding the Specified Sublimit;
(iv)the date of such Borrowing, which shall be a Business Day;
(v)whether such Borrowing is to be an ABR Borrowing, a Base Rate Borrowing or a Eurocurrency Revolving Borrowing;
(vi)in the case of a Eurocurrency Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vii)the location and number of the applicable Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (i) in the case of a Revolving Borrowing by the U.S. Borrower, an ABR Borrowing and (ii) in the case of any Revolving Borrowing by the Canadian Borrower, a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in the applicable currency in immediately available funds, by wire transfer to such bank account as may be agreed upon by the applicable Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from such Borrower. If at any time any Loan is funded in excess of the amount requested by the applicable Borrower, such Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (x) such Borrower’s discovery of the error and (y) notice thereof to such Borrower from the Administrative Agent or any applicable Lender.

Section 2.04    Swingline Loans.
(y)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the U.S. Borrower, in Euro to the Dutch Borrower and the German Borrower, and in Euro, Dollars and Sterling to the U.K. Borrower, from time to time during the applicable Availability Period, in the Dollar Equivalent of an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding the Swingline Commitment, (ii) the aggregate U.S. Revolving Facility Exposure exceeding the U.S. Sublimit, (iii) the Total Revolving Facility Exposure exceeding the lesser of (A) the Total Revolving Facility Commitments and (B) the Global Borrowing Base or (iv) the Total Revolving Facility Exposure less the German Revolving Facility Exposure exceeding the Specified Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Each Swingline Borrowing shall be in an amount that is an integral multiple of $100,000, €100,000 or £100,000, as the case may be, and not less than $1,000,000, €1,000,000 or £1,000,000, as the case may be. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower, the Dutch Borrower, the German Borrower and the U.K. Borrower may borrow, prepay and reborrow Swingline Loans.
(z)To request a Swingline Borrowing, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by electronic means) (provided that requests for Swingline Borrowings by the U.K. Borrower, the Dutch Borrower or the German Borrower cannot be made by telephone and must be made in writing), not later than 12:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Borrowing, (ii) the requested date (which shall be a Business Day), (iii) the currency and amount of the requested Swingline Borrowing and (iv) in the case of a Swingline Borrowing to be made by the Dutch Borrower, the German Borrower or the U.K. Borrower, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of “Interest Period”. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).
(aa)The Swingline Lender may (but is not obligated to) require Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by it (“Settlement”) on a weekly basis by written notice to the Administrative Agent not later than 12:00 p.m., Local Time, on the date of such requested Settlement (the “Settlement Date”) with regards to Swingline Loans which are ABR Loans or two Business Days prior to the Settlement Date with regards to Overnight LIBO Borrowings. Such notice shall specify the aggregate amount and currency of such Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the U.S. Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline

Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
(ab)The U.S. Borrower may, at any time and from time to time, designate as Swingline Lenders one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the U.S. Borrower, executed by the U.S. Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Lender in its capacity as a lender of Swingline Loans hereunder.
Section 2.05    Letters of Credit.
(ac)General. Subject to the terms and conditions set forth herein, each of the Borrowers may request the issuance of Letters of Credit denominated in Dollars or Alternate Currencies, in each case for its own account (or for the account of a Subsidiary, so long as such Borrower and such Subsidiary are co-applicants) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period prior to the date that is five (5) Business Days prior to the Maturity Date. Notwithstanding the foregoing, the Existing Letters of Credit shall be deemed to be Letters of Credit issued on the Closing Date for all purposes of the Loan Documents and shall continue as Letters of Credit under this Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ad)Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, to the applicable Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension, or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, attaching the Letter of Credit which must be in an agreed form (between the U.S. Borrower and the relevant Issuing Bank) and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which may be Dollars or any Alternate Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, as the case may be, (i) the Revolving L/C Exposure will not exceed the Letter of Credit Sublimit, (ii) the sum of the aggregate undrawn amount of all Letters of Credit issued by an Issuing Bank and the aggregate principal amount of all L/C Disbursements of such Issuing Bank that have not yet been reimbursed at such time of such Issuing Bank will not exceed the Letter of Credit Commitment of such Issuing Bank; provided that Existing

Letters of Credit issued by JPMCB may remain outstanding (and, with the consent of JPMCB, may be amended, renewed or extended) notwithstanding that such amount may exceed the Letter of Credit Commitment of JPMCB set forth on Schedule 2.01, (iii) Total Revolving Facility Exposure will not exceed the lesser of (A) the Total Revolving Facility Commitments and (B) the Global Borrowing Base, (iv) the aggregate U.S. Revolving Facility Exposure will not exceed the U.S. Sublimit, (v) the Total Revolving Facility Exposure less the German Revolving Facility Exposure will not exceed the Specified Sublimit and (vi) all conditions precedent in Section 4.01 have been satisfied or waived.
(ae)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the U.S. Borrower, the Administrative Agent and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the U.S. Borrower, the Administrative Agent and the applicable Issuing Bank) after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the applicable date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in such twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided further that, if the Administrative Agent and the applicable Issuing Bank each consents, in their sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above (so long as, if any such Letter of Credit is outstanding or the expiration date is extended to a date after the date that is five (5) Business Days prior to the Maturity Date, the applicable Borrower shall Cash Collateralize each such Letter of Credit in an amount equal to the Minimum L/C Collateral Amount on or prior to the date that is five (5) Business Days prior to the Maturity Date or, if later, such date of issuance).
(af)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each such Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Lender’s Revolving Facility Percentage of (i) each L/C Disbursement made by such Issuing Bank in Dollars and (ii) the Dollar Equivalent, using the Spot Rates in effect on the date such payment is required, of each L/C Disbursement made by such Issuing Bank in an Alternate Currency and, in each case, not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to such Borrower for any reason (or if such L/C Disbursement or reimbursement payment was refunded in an Alternate Currency, the Dollar Equivalent thereof using the Spot Rate in effect on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(ag)Reimbursement.
(i)If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement, in the currency in which such L/C Disbursement is made together with accrued interest (at the rate of interest applicable to ABR Loans in the case of the U.S. Borrower, at the rate of interest applicable to Base Rate Loans in the case of the Canadian Borrower and at the rate of interest applicable to Swingline Loans in the case of the Dutch Borrower, the German Borrower and the U.K. Borrower, as applicable) thereon from the date of such L/C Disbursement, not later than 2:00 p.m., Local Time, on the second Business Day after the applicable Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing, a Base Rate Revolving Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Base Rate Borrowing or Swingline Borrowing.
(ii)If a Borrower fails to reimburse any L/C Disbursement when due, then (A) if such payment relates to an Alternate Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable L/C Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Spot Rates on the date when such payment was due, of such L/C Disbursement and (B) in the case of each L/C Disbursement, the Administrative Agent shall promptly notify the applicable Issuing Bank and each Lender of the applicable L/C Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Facility Percentage in Dollars of the payment then due from such Borrower in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Borrowing, Base Rate Revolving Borrowing or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternate Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or Lender or (y) reimburse each L/C Disbursement made in such Alternate Currency in Dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Spot Rate on the date such L/C Disbursement is made, of such L/C Disbursement.
(ah)Obligations Absolute. The obligation of each Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct (found by a final and nonappealable decision of a court of competent jurisdiction) on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(ai)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.
(aj)Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, (i) if such L/C Disbursement is a L/C Disbursement made in Dollars, and at all times following the conversion to Dollars of a L/C Disbursement made in an Alternate Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans (in the case of the U.S. Borrower), Base Rate Loans (in the case of the Canadian Borrower) or Swingline Loans (in the case of the Dutch Borrower, the German Borrower or the U.K. Borrower) and (ii) if such L/C Disbursement is a L/C Disbursement made in an Alternate Currency, at all times prior to its conversion to Dollars pursuant to paragraph (e) above, at the applicable rate for Swingline Loans plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time (or, in the case of a L/C Disbursement made in Canadian Dollars, at the Canadian Base Rate plus the Applicable Margin applicable to Canadian Base Rate Loans at such time); provided that, in each case, if such L/C Disbursement is not reimbursed by the applicable Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(ak)Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(al)Cash Collateralization Following Certain Events. If and when a Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Sections 2.05(c), 2.12(b), 2.12(c), 2.23(c) or 7.01, such Borrower shall promptly deposit (but not later than on the same Business Day in the case of an Event of Default described in Section 7.01(h) or (i) or on the third Business Day following the date on which the U.S. Borrower receives notice from the Administrative Agent in the case of any other Event of Default, demanding the deposit of Cash Collateral pursuant to this paragraph) in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash in Dollars or the applicable Alternate Currency equal to the Revolving L/C Exposure as of such date (or, in the case of Sections 2.05(c), 2.12(b), 2.12(c) or 2.23(c), the portion thereof required by such sections) plus any accrued or unpaid interest thereon. For the purposes of this paragraph, the Alternate Currency Revolving L/C Exposure shall be calculated using the Spot Rates on the date notice demanding Cash Collateralization is delivered to a Borrower (or the date of the Event of Default under Section 7.01(h) or (i), if applicable). Each deposit of Cash Collateral (i) made pursuant to this paragraph, (ii) made by the Administrative Agent during the continuation of an Event of Default or (iii) made by the Administrative Agent pursuant to Sections 2.12(d), 2.19(b) or 2.23(f) shall in each case be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (A) for so long as an Event of Default shall be continuing, the Collateral Agent and (B) at any other time, the applicable Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50.0% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, the existence of a Defaulting Lender or the occurrence of a limit under Section 2.12(b) or 2.12(c) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived, the termination of the Defaulting Lender status or the limits under Sections 2.12(b) and 2.12(c) no longer being exceeded, as applicable.
(am)Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments by the Borrowers pursuant to Section 2.09(b) (a “Facility Termination Event”) in connection with which any Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.
(an)Additional Issuing Banks. From time to time, the U.S. Borrower may by notice to the Administrative Agent designate additional Lenders, who may agree (in its or their sole discretion) to act in such capacity and who is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.
(ao)Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding hereunder after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Issuing Bank, if the Administrative Agent so agrees with respect to such Issuing Bank, telephonic) confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement in respect of any Letter of Credit issued hereunder, the date of such L/C Disbursement and the amount of such L/C Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, the applicable Borrower and the amount and currency of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
(ap)Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of L/C Disbursements made under any Alternate Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited Cash Collateral pursuant to paragraph (j) or (k) above, if such Cash Collateral was deposited in the applicable Alternate Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed L/C Disbursements made under any Alternate Currency Letter of Credit and (iii) of each Lender’s participation in any Alternate Currency Letter of Credit under which an L/C Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Spot Rates on such date (or in the case of any L/C Disbursement made after such date, on the date such L/C Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(aq)Existing Letters of Credit. All Existing Letters of Credit shall remain outstanding as Letters of Credit issued hereunder on the terms set forth herein.
Section 2.06    Canadian Bankers’ Acceptances.
(ar)Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(b) or Section 2.08 shall be made ratably by the Lenders in accordance with the amounts of their Revolving Facility Commitments. The failure of any Lender to accept any B/A required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Facility Commitments are several and no Lender shall be responsible for any other Lender’s failure to accept B/As as required hereunder.
(as)The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$1,000,000. The face amount of each B/A shall be C$100,000 or any whole multiple thereof. If any Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of C$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of C$100,000 by the Administrative Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of five B/A Drawings outstanding.
(at)To request an acceptance and purchase of B/As, the Canadian Borrower shall notify the Administrative Agent of such request by telephone or by facsimile not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a Borrowing Request signed by the Canadian Borrower. Each such telephonic request and Borrowing Request shall specify the following information:
(i)the aggregate face amount of the B/As to be accepted and purchased;
(ii)the date of such acceptance and purchase, which shall be a Business Day;

(iii)the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and
(iv)the location and number of the Canadian Borrower’s account to which any funds are to be disbursed, which shall comply with the requirements of Section 2.07. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.
Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall advise each Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.
(au)The Canadian Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As. It shall be the responsibility of each Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Lender shall bind the Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Canadian Borrower. Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender to comply with any request of the Canadian Borrower hereunder; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender. No Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Lender. Each Lender shall maintain a record with respect to B/As (i) received by it from the Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Upon request by the Canadian Borrower, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.
(av)Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or the Canadian Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.
(aw)Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange the purchase of, such B/A from the Canadian Borrower at the Discount B/A Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds (net of applicable acceptance fees) for the account of the Canadian Borrower as provided in Section 2.07. The acceptance fee payable by the Canadian Borrower to a Lender under Section 2.13(c) in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Revolving Facility Loan pursuant to Section 2.08, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).
(ax)Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it hereunder.
(ay)Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.
(az)The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement that might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amounts payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
(ba)At the option of the Canadian Borrower and any Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada) or bills of exchange pursuant to the Bills of Exchange Act. All depository bills so issued and all bills of exchange shall be governed by the provisions of this Section 2.06. If a Lender is not a bank or authorized foreign bank under the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft that such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Canadian Borrower as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same amount and manner in which the deduction based on the Discount B/A Rate and the applicable acceptance fee of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.
(bb)For the avoidance of doubt, each B/A or B/A Equivalent Loan outstanding under the Existing ABL Credit Agreement immediately prior to the Closing Date, if any, shall remain outstanding hereunder after giving effect to the Closing Date as a B/A or B/A Equivalent Loan incurred under the Total Revolving Facility Commitments.
Section 2.07    Funding of Borrowings.
(bc)Each Lender shall make each Loan to be made by it and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans or Discount Proceeds (net of applicable acceptance fees) available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts of such Borrower designated by such Borrower in the applicable Borrowing Request; provided further that ABR Revolving Loans, Base Rate Revolving Borrowings and Swingline Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(bd)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (1) in the case of a Borrowing by the U.S. Borrower, the Federal Funds Effective Rate, and (2) in the case of any other amount, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a payment to be made by a Borrower, (1) if such amount is a Borrowing made to the U.S. Borrower, the interest rate applicable to ABR Loans at such time, (2) if such amount is a Borrowing made in Dollars to the Canadian Borrower, the interest rate applicable to U.S. Base Rate Loans at such time, (3) if such amount is a B/A Drawing or a Canadian Dollar-denominated Borrowing made to the Canadian Borrower, the interest rate applicable to Canadian Base Rate Loans at such time and (4) if such amount is a Borrowing made to the Dutch Borrower, the German Borrower or the U.K. Borrower, the interest rate applicable to the Swingline Loans. If any Borrower and Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s purchase of B/As. If such Borrower pays such amount to the Administrative Agent, then such amount (exclusive of any interest thereon) shall constitute a reduction of such Borrowing or of the face amount of such B/As. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(be)The foregoing notwithstanding, the Administrative Agent, in its sole discretion, but subject to the satisfaction of the applicable terms and conditions of Section 4.01 and Section 4.02, may from its own funds make a Revolving Facility Loan on behalf of the Lenders (including by means of Swingline Loans to the Borrowers). In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all of the portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.
Section 2.08    Interest Elections.
(bf)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the applicable Borrower may (subject to the restrictions set forth in this Agreement) elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting B/As comprising such B/A Drawing, as the case may be, and the Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(bg)To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone (provided that elections by the U.K. Borrower, the Dutch Borrower or the German Borrower cannot be made by telephone and must be made in writing) (i) in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time that a request would be required under Section 2.06 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to elect an Interest Period for Eurocurrency Revolving Loans that does not comply with Section 2.02(d) or Contract Period for B/As that does not comply with 2.06(c)(iii).
(bh)Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting outstanding credit extension is to be an ABR Borrowing, a Eurocurrency Revolving Borrowing, a Base Rate Borrowing or a B/A Drawing; and
(iv)if the resulting Borrowing is a Eurocurrency Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.
If any such Interest Election Request requests a Eurocurrency Revolving Borrowing or a B/A Drawing but does not specify an Interest Period or a Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period, as applicable, of one month’s or 30 days’ duration, as applicable. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Sections 2.02(c) regarding the maximum number of Borrowings of the relevant Type.
(bi)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.
(bj)If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing or a B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period such Borrowing or B/A Drawing shall (i) in the case of a Borrowing denominated in Dollars by the U.S. Borrower, be converted to an ABR Borrowing, (ii) in the case of a Borrowing by the Dutch Borrower, the German Borrower or the U.K. Borrower, be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period, (iii) in the case of a Borrowing denominated in Dollars by the Canadian Borrower, be converted to a U.S. Base Rate Borrowing, and (iv) in the case of a Borrowing or B/A Drawing denominated in Canadian Dollars, be converted to a Canadian Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the U.S. Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Revolving Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall (A) in the case of such a Borrowing by the U.S. Borrower, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) in the case of such a Borrowing by the Canadian Borrower, be converted to a U.S. Base Rate Borrowing at the end of the Interest Period applicable thereto or (C) in the case of such a Borrowing by the Dutch Borrower, the German Borrower or the U.K. Borrower, be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.
(bk)Upon the conversion of any Revolving Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to Section 2.06(f) in respect of such new B/A Drawing shall be applied against the principal of the Revolving Facility Loan made by such Lender as part of such Revolving Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.06(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and the Canadian Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Revolving Facility Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.
Section 2.09    Termination and Reduction of Commitments.
(bl)Unless previously terminated, the Commitments of each Class shall terminate on the Maturity Date for such Class.
(bm)Any Borrower may at any time terminate, or from time to time reduce, any Class of the Commitments; provided that (i) each reduction of any Class of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of such Class of the Commitments) and (ii) the Borrowers shall not terminate or reduce any Commitment if, after giving effect to such termination or reduction and any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.12 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), (A) the Total Revolving Facility Exposure would exceed the lesser of (x) the Total Revolving Facility Commitments and (y) the Global Borrowing Base, (B) the aggregate U.S. Revolving Facility Exposure would exceed the U.S. Sublimit or (C) the Total Revolving Facility Exposure less the German Revolving Facility Exposure would exceed the Specified Sublimit.
(bn)The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class of the Commitments under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination or reduction of any Commitment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the U.S. Borrower in its sole discretion). Any termination or reduction of the Commitments of any Class pursuant to this Section 2.09 shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
Section 2.10    Repayment of Loans and B/As; Evidence of Debt.
(bo)Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Facility Loan, Overadvance and Protective Advance of such Lender to such Borrower on the Maturity Date, (ii) in the case of the Canadian Borrower, to the Administrative Agent for the account of each Lender the face amount of each B/A, if any, accepted by such Lender from the Canadian Borrower as provided in Section 2.06(i), and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to such Borrower on the earlier of (x) the Maturity Date, (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made and (z) in the case of a Swingline Loan to the Dutch Borrower, the German Borrower or the U.K. Borrower, the last day of the Interest Period applicable to such Swingline Loan; provided that on each date that a Revolving

Borrowing is made by the U.S. Borrower, the U.S. Borrower shall repay all Swingline Loans then outstanding.
(bp)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted by such Lender, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time hereunder.
(bq)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency thereof, the Class and Type thereof and the Interest Period (if any) applicable thereto, and the amount of each B/A and the Contract Period applicable thereto, (ii) the amount of any principal or interest, or other amount in respect of any B/A, due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(br)The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(bs)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, each Borrower under such Class shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the applicable Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
Section 2.11    Notice of Prepayment; Etc.

(bt)Prior to any repayment or prepayment of any Borrowing or amounts owing in respect of outstanding B/A Drawings hereunder, the applicable Borrower shall select the Borrowing or Borrowings and B/A Drawing or B/A Drawings to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) (provided that repayments or prepayments by the U.K. Borrower, the Dutch Borrower or the German Borrower cannot be notified by telephone and must be made in writing) of such selection (i) in the case of an ABR Borrowing, a Base Rate Borrowing or a B/A Drawing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment or prepayment and (ii) in the case of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the scheduled date of such repayment or prepayment; provided that a notice of repayment or prepayment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar financing agreements, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. In the case of prepayments under Section 2.12(a), the Borrowers may in their sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment or prepayment of a Borrowing or amounts owing in respect of outstanding B/A Drawings shall be applied ratably to the Loans included in the repaid Borrowing or the B/As included in such B/A Drawing, except to the extent otherwise permitted by Section 2.21(b)(iii). Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the U.S. Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments and prepayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(bu)For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 2.11, if the original Maturity Date with respect to the Revolving Facility Commitment shall be changed to an earlier date pursuant to the definition of the term “Maturity Date” or the proviso to the definition of the term “Extended Maturity Date”, then, to the extent not previously paid, outstanding Revolving Facility Loans, Overadvances, Protective Advances, B/As and Swingline Loans shall be due and payable on such earlier date.
(bv)Amounts to be applied pursuant to this Section or Section 7.01 to prepay or repay amounts to become due with respect to outstanding B/As shall be deposited in the Prepayment Account (as defined below). On the last day of the Contract Period of each B/A to be prepaid or repaid, the Administrative Agent shall apply any cash on deposit in the Prepayment Account to amounts due in respect of the relevant B/As until all amounts due in respect of the relevant outstanding B/As have been satisfied (with any remaining funds being returned to the Canadian Borrower) or until all the allocable cash on deposit has been exhausted. For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Canadian Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (c). The Administrative Agent will, at the request of the Canadian Borrower, use commercially reasonable efforts to invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with the Canadian Borrower that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Canadian Borrower shall indemnify the Administrative Agent for any losses relating to the investments made at the request or direction of the Canadian Borrower so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Canadian Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Section 7.01, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations of the Canadian Borrower in respect of Revolving Facility Loans and B/As (and the Canadian Borrower hereby grants to the Administrative Agent a security interest in the Prepayment Account to secure such Obligations).
Section 2.12    Prepayment of Loans.
(bw)The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.11(a).
(bx)Subject to Sections 2.01(b) and (c) and Section 2.19(b), in the event that (i) the Total Revolving Facility Exposure exceeds the lesser of (x) the Total Revolving Facility Commitments and (y) the Global Borrowing Base, (ii) the aggregate U.S. Revolving Facility Exposure exceeds the U.S. Sublimit or (iii) the Total Revolving Facility Exposure less the German Revolving Facility Exposure exceeds the Specified Sublimit, then the applicable Borrower(s) shall promptly repay outstanding Revolving Facility Loans and/or Cash Collateralize Revolving L/C Exposure in accordance with Section 2.05(j) in an aggregate amount equal to such excess; provided that, in each case, if such excess arises solely as a result of currency rate fluctuations, such repayment or Cash Collateralization, as the case may be, shall not be required to be made until the third Business Day after the Administrative Agent shall have delivered to the Borrowers written notice of such required prepayment or deposit.
(by)In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the applicable Borrower shall deposit Cash Collateral in an account with the Collateral Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(bz)During the continuance of an Availability Trigger Event, subject to Section 2.23, on each Business Day, the Administrative Agent shall within three (3) Business Days following the occurrence of an Availability Trigger Event (i) deliver a Blockage Notice with respect to the applicable Controlled Accounts and (ii) apply, or cause to be applied, all funds credited to the Controlled Accounts on each Business Day thereafter, first to prepay Protective Advances and Overadvances that may be outstanding; second to prepay Swingline Loans that may be outstanding; third to any prepayment of Revolving Facility Loans; fourth to pay any other Loan Obligation owing by any Borrower then due and payable, and fifth, if any Event of Default is outstanding at such time, to Cash Collateralize outstanding Revolving L/C Exposure and Overadvances, to the extent required hereunder. Any such application of funds shall be made (i) from Controlled Accounts of the Domestic Loan Parties first in respect of Loan Obligations of the Domestic Loan Parties and second in respect of Loan Obligations of the Foreign Subsidiary Loan Parties and (ii) from Controlled Accounts of the Foreign Subsidiary Loan Parties shall be made solely in respect of Loan Obligations of the Foreign Subsidiary Loan Parties.
(ca)Subject to Sections 2.01(b) and (c) and 2.19(b), in the event that any net cash proceeds are received by the U.S. Borrower or any Subsidiary pursuant to Section 6.05(r), the Borrowers shall promptly apply such net cash proceeds to repay outstanding Revolving Facility Loans, if any (without reduction of any Revolving Facility Commitments).
Section 2.13    Fees.
(cb)The U.S. Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business Days after the last day of March, June, September and December in each year, and on the date on which the Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be payable in Dollars and computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein. For purposes of computing the average daily amount of any Revolving L/C Exposure for any period under this Section 2.13(a) and under Section 2.13(b), the average daily amount of Alternate Currency Revolving L/C Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternate Currency Letter of Credit (expressed in the currency in which such Alternate Currency Letter of Credit is denominated) by (ii) the Spot Rate for the Alternate Currency in which such Letter of Credit is denominated in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.
(cc)The U.S. Borrower from time to time agrees to pay (i) to each Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period ending with the applicable Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to the Dollar Equivalent of 0.125% per annum of the daily average stated amount of such Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C

Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees are payable in Dollars and shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(cd)The Canadian Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on each date on which B/As drawn by the Canadian Borrower are accepted hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the face amount of each such B/A by the product of (i) the Applicable Margin for B/A Drawings on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.
(ce)The U.S. Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Administrative Agency Fee Letter, at the times specified therein (the “Administrative Agent Fees”).
(cf)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.14    Interest.
(cg)The Loans comprising each ABR Borrowing (including each Swingline Loan to the U.S. Borrower) shall bear interest at the ABR plus the Applicable Margin, the Loans comprising each U.S. Base Rate Borrowing shall bear interest at the U.S. Base Rate plus the Applicable Margin, the Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate plus the Applicable Margin and the Loans comprising each Overnight LIBO Borrowing (including each Swingline Loan to the Dutch Borrower, the German Borrower, or the U.K. Borrower) shall bear interest at the Overnight LIBO Rate plus the Applicable Margin.
(ch)The Loans comprising each Eurocurrency Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(ci)Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the interest rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted (A) in the case of an amount owed by the U.S. Borrower, an ABR Loan, (B) in the case of an amount owed by the Canadian Borrower, a Base Rate Loan and (C) in the case of any other amount, the rate applicable to Swingline Loans; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(cj)Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Loans in respect of any Class, upon termination of the Commitments in respect of such Class; provided that (x) interest accrued pursuant to clause (c) of this Section 2.14 shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Base Rate Revolving Loan or a Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(ck)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (A) the ABR at times when the ABR is based on the U.S. Prime Rate, (B) the U.S. Base Rate at times when the U.S. Base Rate is based on the rate described in clause (a) of the definition thereof, (C)

Loans denominated in Sterling or (D) the Canadian Base Rate, in each case shall be computed on the basis of a year of 365 days or 366 days in a leap year, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate, LIBO Rate, EURIBO Rate, or Base Rate or Overnight LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(cl)For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as the case may be. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
Section 2.15    Alternate Rate of Interest.
(cm)[Reserved].
(cn)If prior to the commencement of any Interest Period for a Eurocurrency Revolving Borrowing denominated in any currency:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Overnight LIBO Rate or the EURIBO Rate, as applicable (including because the Screen Rate is not available or published on a current basis), for such currency for such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, the Overnight LIBO Rate or the EURIBO Rate, as applicable, for such currency for such Interest Period, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Revolving Borrowing denominated in such currency shall be ineffective (solely to the extent applicable) (i.e., an Interest Election Request with respect to a EURIBO Rate Loan shall be unaffected by a determination pursuant to clause (i) or (ii) above with respect to the Adjusted LIBO Rate for Dollar-denominated Loans) and in the case of any Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Borrowing by the U.S. Borrower, an ABR Borrowing, (B) if such Borrowing is a Borrowing by the Canadian Borrower, a Base Rate Borrowing and (C) if such Borrowing is a Borrowing by the Dutch Borrower, the German Borrower or the U.K. Borrower, a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in such currency, (A) if such Borrowing is a Borrowing by the U.S. Borrower, such Borrowing shall be made as an ABR Borrowing, if such Borrowing is a Borrowing by the Canadian Borrower, such Borrowing shall be made as a Base Rate Borrowing and (B) if such Borrowing is a Borrowing by the Dutch Borrower, the German Borrower or the U.K. Borrower, such Borrowing shall be made as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.
If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.15(a) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.15(a) have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or the administrator of the Screen Rate, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be published or used for determining interest rates for loans, then if the Administrative Agent and the Borrower reasonably determine that there exists at such time a then prevailing market convention for determining a reference rate of interest for syndicated loans in the U.S. as the successor to interest rates based on the Screen Rate, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this paragraph, only to the extent the Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request in Dollars requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.16    Increased Costs.
(co)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;
(ii)subject the Administrative Agent, any Lender or Issuing Bank to any Tax with respect to any Loan Document (other than (A) Taxes indemnifiable under Section 2.18 or (B) Excluded Taxes); or
(iii)impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Revolving Loans or B/A Drawings made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered. If any Lender, the Administrative Agent, the Issuing Bank, and the Swingline Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(cp)If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, the applicable Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(cq)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
(cr)Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or Issuing Bank shall notify the U.S. Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.17    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto (including as a result of Section 2.21), (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Eurocurrency Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Revolving Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate or EURIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Revolving Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.18    Taxes.
(cs)Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.18) the Administrative Agent or any Lender or any other recipient, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.18, the U.S. Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the U.S. Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the U.S. Borrower or the Administrative Agent, as the case may be.
(ct)The Loan Parties shall timely pay any Other Taxes.
(cu)The Loan Parties shall jointly and severally indemnify and hold harmless the Administrative Agent and each Lender and any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender or such other recipient, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to such Loan Party by a Lender, or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(cv)Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(i)In the event that the relevant Loan Party is the U.K. Borrower and a Lender is a Treaty Lender that holds a valid passport under the United Kingdom HM Revenue & Customs Double Taxation Treaty Passport scheme (the “DTTP Scheme”) and that Treaty Lender wishes that scheme to apply to this Agreement and has determined in accordance with the terms of its passport that all conditions for treaty relief have been met, that Lender shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the relevant U.K. Borrower and the Administrative Agent as soon as possible and in any event fifteen (15) days before the date by which the U.K. Borrower is required to file form DTTP2 (or such alternative form as may be specified by HM Revenue & Customs from time to time) in accordance with this clause 2.18(d). Following receipt of such notification, the relevant U.K. Borrower shall, in respect of each Treaty Lender that has provided it with a DTTP Scheme reference number and its jurisdiction of tax residence, submit a duly completed form DTTP2 (or such alternative form as may be specified by HM Revenue & Customs from time to time) to HM Revenue & Customs within 30 days of the date of this Agreement, or where the relevant Treaty Lender becomes a Lender after the date of this Agreement, within 30 days of the date of the relevant Assignment and Acceptance executed by that Lender, or where the relevant U.K. Borrower becomes a Borrower after the date of this Agreement, within 30 days of the date on which that Borrower becomes a Borrower, and the relevant U.K. Borrower shall promptly in each case provide the relevant Treaty Lender and the Administrative Agent with a copy of that filing. Nothing in this clause 2.18(d)(i) shall require any Treaty Lender to (x) register under the DTTP Scheme, (y) apply the DTTP Scheme to any Loan or Letter of Credit if it has registered under the DTTP Scheme; or (z) file Treaty forms or take any other action pursuant to this Section 2.18(d) with respect to a relevant U.K. Borrower if it has given notification to the relevant U.K. Borrower and the Administrative Agent to the effect that it wishes the DTTP Scheme to apply to this Agreement in accordance with this Section 2.18(d)(i), except where (i) the relevant U.K. Borrower has submitted a duly completed form DTTP2 (or such alternative form as may be specified by HM Revenue & Customs from time to time) to HM Revenue & Customs within the required time period but it has been rejected by HM Revenue & Customs; (ii) the relevant Treaty Lender ceases to hold a valid passport under the DTTP Scheme; or (iii) the DTTP Scheme has been withdrawn.
(cw)Without limiting the generality of Section 2.18(d), each Foreign Lender with respect to any Loan made to the Borrowers shall, to the extent it is legally eligible to do so:
(i)deliver to the applicable Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two executed copies of whichever of the following is applicable, (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit G hereto, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of such Borrower and is not a CFC related to such Borrower (within the meaning of Section 864(d)(4) of the Code), and that the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States of America), (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI or W-8EXP (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by such Borrower under this Agreement, (C) to the extent that a Foreign Lender is not the beneficial owner, IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, (D) below, and 2.18(h) below from each beneficial owner, as applicable, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners is claiming the portfolio interest exemption, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(ii)deliver to the applicable Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to such Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the applicable Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.
Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.18(e); provided that a Participant shall furnish all such required forms and statements solely to the person from which the related participation shall have been purchased.
Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.18(e).
In addition, the Administrative Agent shall deliver to the applicable Borrower (x)(I) prior to the date on which the first payment by such Borrower is due hereunder or (II) prior to the first date on or after the date on which such Administrative Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by such Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to any available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Administrative Agent by any Loan Party pursuant to any Loan Document including, as applicable, an IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and, with respect to payments received by the Administrative Agent on behalf of a Lender, intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to such Borrower, and from time to time if reasonably requested by such Borrower, two further copies of such documentation. Notwithstanding anything to the contrary, the Administrative Agent is not required to provide any documentation that it is not legally eligible to provide as a result of any Change in Law occurring after the date hereof.
(cx)If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or Administrative Agent in the event the Lender or Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the applicable Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause 2.18(f) or any other provision of this Section 2.18.

(cy)If any Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with such Borrower as such Borrower may reasonably request in challenging such Tax. Each Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by any Borrower pursuant to this Section 2.18(g). Nothing in this Section 2.18(g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.
(cz)Each U.S. Lender shall deliver to the U.S. Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the U.S. Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the U.S. Borrower or the Administrative Agent.
(da)If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.18(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(db)The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.
For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the terms “applicable law” and “applicable Requirement of Law” include FATCA.

Section 2.19    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(dc)Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, face amount of B/As, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of (i) principal or interest in respect of any Loan or amounts owing in respect of any B/A Drawing (or of any breakage indemnity in respect of any Loan or B/A Drawing) shall be made in the currency of such Loan or B/A Drawing and (ii) all other payments hereunder and under each other Loan Document shall be made in Dollars, except as otherwise expressly provided herein. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(dd)Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, face amount of B/As, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds or proceeds of Collateral shall be applied, subject to the Security Documents, the ABL Intercreditor Agreement and any other applicable intercreditor agreement: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent or any Issuing Bank from such Borrower; second, ratably, to pay interest due and payable in respect of, Protective Advances and Overadvances; third, ratably, to pay the outstanding principal of Protective Advances and Overadvances; fourth, ratably, to pay the outstanding principal of any Swingline Loans; fifth, ratably, to pay any fees or expense reimbursements then due to the Lenders from such Borrower; sixth, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements, Revolving Facility Loans and outstanding B/A Drawings; seventh, ratably, to pay the outstanding principal of the Revolving Facility Loans (other than Protective Advances and Overadvances), unreimbursed L/C Disbursements and face amount of B/As then due from such Borrower hereunder; eighth, ratably, to Cash Collateralize Revolving L/C Exposure in accordance with the procedures set forth in Section 2.05(j); ninth, ratably, to the payment of any amounts due and owing in respect of applicable Secured Cash Management Agreements and Secured Hedge Agreements; and tenth, ratably, to pay all other applicable Obligations due to the Agents, Issuing Banks or any Lender by such Borrower. Notwithstanding anything to the contrary contained herein, (i) subject to Section 6.02(jj), the amounts payable under any Designated Secured Cash Management Agreements and Designated Secured Hedge Agreements shall be repaid ratably with the seventh item in this waterfall, (ii) proceeds of Collateral of Foreign Subsidiary Loan Parties shall be applied only to the repayment of Obligations of the Foreign Subsidiary Loan Parties and (iii) no proceeds of Collateral of Domestic Loan Parties shall be applied to the Obligations of the Foreign Subsidiary Loan Parties until the Obligations of the Domestic Loan Parties shall have been paid in full or Cash Collateralized in accordance with the terms of this Agreement. For the avoidance of doubt, no amount received from any Guarantor, or from the proceeds of Collateral pledged by such Guarantor, shall be applied to any Excluded Swap Obligation of such Guarantor.
(de)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans, amounts owing in respect of B/A Drawings or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans and accrued interest thereon hereunder than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Revolving Facility Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any Assignee or Participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(df)Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans to the U.S. Borrower, the Federal Funds Effective Rate, (2) in the case of any other Loans or amounts owing in respect of B/A Drawings, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, (3) in the case of any other amounts denominated in Dollars, the Federal Funds Effective Rate, and (4) in the case of any other amount denominated in a currency other than Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(dg)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.07(b), 2.19(d) or 2.23, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.20    Mitigation Obligations; Replacement of Lenders.
(dh)If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(di)If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or is a Defaulting Lender, then the U.S. Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the U.S. Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, amounts owing in respect of B/A Drawings and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that a Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the applicable Borrower, the Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that, if such removed Lender does not comply with Section 9.04 within three (3) Business Days after such Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.
(dj)If any Lender (any such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.08 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided no Event of Default then exists, the U.S. Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the U.S. Borrower’s request) assign its Loans and its Commitments (or, at the U.S. Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Banks ; provided that: (a) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically be effective upon payment of such purchase price. In connection with any such assignment the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non-Consenting Lender does not comply with Section 9.04 within three (3) Business Days after the U.S. Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.
Section 2.21    Incremental Revolving Facility Commitments.

(dk)Any Borrower may, by written notice to the Administrative Agent from time to time, establish Incremental Revolving Facility Commitments in an amount not to exceed the Incremental Amount available at the time such Incremental Revolving Facility Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the applicable Borrower, at the time of incurrence of the Incremental Revolving Facility Loans thereunder or, with respect to any Incremental Revolving Facility Commitment established for purposes of financing any Permitted Business Acquisition, New Project or any other acquisition or similar Investment that is permitted by this Agreement, as of the date the definitive agreement with respect to such Permitted Business Acquisition, New Project, acquisition or similar Investment is entered into) from one or more Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Facility Commitments in their own discretion; provided, that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04(b), the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Revolving Facility Lender. Such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being established (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective and (iii) whether such Incremental Revolving Facility Commitments are to be (x) commitments to make additional Initial Revolving Loans on the same terms as those applicable to the Initial Revolving Loans or (y) commitments to make FILO Revolving Loans with pricing, maturity and/or other terms (including, for the avoidance of doubt, FILO Mechanics) different from the Initial Revolving Loans; provided further that any Lender offered or approached to provide any Incremental Revolving Facility Commitment may elect or decline, in its sole discretion, to provide an Incremental Revolving Facility Commitment.
(dl)The applicable Borrower and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the

Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Facility Commitments; provided, that:
(i)any commitments to make additional Initial Revolving Loans shall have the same terms as the Initial Revolving Loans then in effect (other than with respect to commitment, arrangement, structuring, ticking, upfront or similar fees paid to the Incremental Revolving Facility Lenders and pricing) and shall participate on a ratable basis with any repayments and commitment reductions in respect of the Initial Revolving Loans,
(ii)with respect to any FILO Revolving Loans incurred pursuant to clause (a) of this Section 2.21, the final maturity date of any such FILO Revolving Loans shall be no earlier than the Maturity Date with respect to the Initial Revolving Loans,
(iii)[reserved],
(iv)[reserved],
(v)with respect to any FILO Revolving Loans incurred pursuant to clause (a) of this Section 2.21, except as to the FILO Mechanics, pricing, maturity (subject to clause (ii) above), participation in mandatory prepayments and commitment reductions and ranking as to payment priority (which shall be determined by the applicable Borrower and the Incremental Revolving Facility Lenders in their sole discretion), any FILO Revolving Loans shall have (x) substantially similar terms as the Initial Revolving Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,
(vi)with respect to any FILO Revolving Loans incurred pursuant to clause (a) of this Section 2.21, (A) such FILO Revolving Loans shall be secured by a pari passu lien on the Collateral with the Initial Revolving Loans, but shall be junior in right of payment with respect to the application of proceeds of Collateral to all Initial Revolving Loans (except on the maturity date applicable to such FILO Revolving Loans), (B) such FILO Revolving Loans will be incurred on a “first in, last out” basis vis-à-vis the Initial Revolving Loans, and the borrowing mechanics, payment waterfall and voluntary and mandatory prepayment and commitment reduction provisions herein may be modified to reflect such “first in, last out” basis and (C)(x) the Borrowing Base with respect to such FILO Revolving Loans shall be the same Borrowing Base that is applicable to the Initial Revolving Loans, except such Borrowing Base with respect to such FILO Revolving Loans may exceed the advance rates applicable to the Borrowing Base with respect to the Initial Revolving Loans by an amount not to exceed 10% and (y) such Borrowing Base with respect to such FILO Revolving Loans, shall not, in the aggregate, together with the advance rates applicable to the Borrowing Base with respect to the Initial Revolving Loans, exceed 100% (the provisions with respect to FILO Revolving Loans contemplated by this clause (vi), the “FILO Mechanics”); and
(vii)(A) there shall be no obligor in respect of any Incremental Revolving Facility Commitments that is not a Loan Party and (B) no Incremental Revolving Facility Commitments shall be secured by any assets that do not constitute Collateral.
Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and any other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e) and/or to ensure that such Incremental Revolving Facility Commitments are secured by Liens pursuant to the Security Documents. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the applicable Borrower and furnished to the other parties hereto.
(dm)Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness solely to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clause (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation to the extent required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title date-down and modification endorsements, which, in the case of such amendments and title date-down and modification endorsements, may be delivered on a post-closing basis to the extent permitted by the applicable Incremental Assumption Agreement, the relevant Security Documents or hereunder) as the Administrative Agent may reasonably request to assure that the Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with one or more Classes of then-existing Revolving Facility Loans.
(dn)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than FILO Revolving Loans), when originally made, are included in each Borrowing on a pro rata basis. The Borrower agrees that Section 2.17 shall apply to any conversion of Eurocurrency Revolving Loans to ABR Loans with respect to Revolving Facility Loans denominated in Dollars reasonably required by the Administrative Agent to effect the foregoing.
(do)Notwithstanding anything to the contrary in this Agreement, including Section 2.19(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Revolving Facility Commitments, on a pro rata basis (based on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and any Revolving Facility Loans made thereunder, “Extended Revolving Loans”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).
(dp)The applicable Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the U.S. Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as an existing Class of Revolving Facility Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender, (ii) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) than the Initial Revolving Loans in any voluntary or mandatory prepayment or commitment reduction hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.
(dq)Upon the effectiveness of any such Extension, the applicable Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment and the Extended Revolving Loans shall be included in each Borrowing on a pro rata basis. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.
(dr)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount or be subject to availability under the Incremental Amount, (ii) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Facility Commitment implemented thereby, (v) no consent of any Lender or Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments (or a portion thereof), (vi) all Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Loans of the relevant Loan Parties under this Agreement and the other Loan Documents, (vii) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments beyond the applicable maturity date of the applicable Commitments that were extended by such Extended Revolving Facility Commitments unless it shall have consented thereto and (viii) there shall be no obligor in respect of any such Extended Revolving Facility Commitments that is not a Loan Party.
(ds)Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the applicable Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
Section 2.22    Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Revolving Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Revolving Loans or to convert ABR Borrowings or Base Rate Borrowings to Eurocurrency Revolving Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either repay or convert all Eurocurrency Revolving Borrowings of such Lender to ABR Borrowings or Base Rate Borrowings, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Revolving Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 2.23    Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(dt)Commitment Fees shall cease to accrue on the unfunded portion of the Available Unused Commitment of such Defaulting Lender;
(du)Any Revolving Facility Commitment or any Revolving Facility Loan of such Defaulting Lender shall not be included in determining whether the Required Lenders, Special Majority Lenders or Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.08); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender under Section 9.04(a)(i) or subclauses (i), (ii) and (iii) of the first proviso to Section 9.08(b);
(dv)If any Swingline Exposure or Revolving L/C Exposure exists at the time such Lender becomes a Defaulting Lender, then:
(i)all or any part of the Swingline Exposure and Revolving L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Facility Exposure plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Facility Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall, within one (1) Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such Revolving L/C Exposure is outstanding;
(iii)if any Borrower Cash Collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to subclause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13 with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is Cash Collateralized;
(iv)if the Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to subclause (i) above, then the fees payable to the Lenders pursuant to Section 2.13 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentages; and
(v)if all or any portion of such Defaulting Lender’s Revolving L/C Exposure is neither reallocated nor Cash Collateralized pursuant to subclause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.13 with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to such Issuing Bank until and to the extent that such Revolving L/C Exposure is reallocated and/or Cash Collateralized; and
(dw)So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Revolving L/C Exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

(dx)In the event that the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Banks each agrees (such agreement not to be unreasonably withheld or delayed) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Facility Percentage.
(dy)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Revolving L/C Exposure of such Defaulting Lender in accordance with Section 2.05(j); fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) Cash Collateralize the future Revolving L/C Exposure of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

To the extent provided in Section 4.01 and Section 4.02, on the date of each Credit Event, each Borrower represents and warrants to each of the Lenders, after giving effect to the Plan of Reorganization, the Confirmation Order and the Transactions, that:
Section 3.01    Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO), the U.S. Borrower and each of the Material Subsidiaries (a) is a limited liability company, unlimited company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder; except in each case of clauses (a) (other than with respect to the Borrowers), (b) (other than with respect to the Borrowers) and (c), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 3.02    Authorization. The execution, delivery and performance by Holdings (prior to a Qualified IPO), the U.S. Borrower, each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by Holdings, the U.S. Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, the U.S. Borrower or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the U.S. Borrower or any such Subsidiary Loan Parties, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the U.S. Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the U.S. Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to (x) any property or assets now owned or hereafter acquired by the U.S. Borrower or any such Subsidiary Loan Parties, other than the Liens created by the Loan Documents and Permitted Liens or (y) any Equity Interests of the U.S. Borrower now owned or hereafter acquired by Holdings (prior to a Qualified IPO), other than Liens created by the Loan Documents or Liens permitted by Article VIA.
Section 3.03    Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries that are not Loan Parties and (v) any qualifications contained in any legal opinion delivered in connection with the Loan Documents.
Section 3.04    Governmental Approvals. No action, consent or approval of, registrations or filing with or any other action by any Governmental Authority or third party is or will be required for the execution, delivery or performance of each Loan Document to which the Borrowers or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code or PPSA financing statements (or their equivalent), filings under the U.K. Companies Act 2006 and equivalent filings or other notifications in other foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or registration required by the Security Documents.
Section 3.05    Financial Statements. (a) The audited consolidated balance sheets as of December 31, 2017 and December 31, 2018, and statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the fiscal years ended December 31, 2017 and December 31, 2018 for the U.S. Borrower and its consolidated subsidiaries, and (b) the unaudited consolidated balance sheet and statement of operations, changes in equity and cash flows as of and for the fiscal quarter ended March 31, 2019 for the U.S. Borrower and its consolidated subsidiaries, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the U.S. Borrower and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.
Section 3.06    No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.07    Title to Properties; Possession Under Leases.
(dz)Each Borrower and the Subsidiaries has good and marketable title in fee simple or equivalent to, or easements or valid leasehold interests in, or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. The Equity Interests of U.S. Borrower owned by Holdings (prior to a Qualified IPO) are free and clear of Liens, other than Liens permitted by Article VIA.
(ea)Each Borrower and each of the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.
(eb)As of the Closing Date, none of the Borrowers or the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(c).
(ec)As of the Closing Date, none of the Borrowers or the Subsidiaries is obligated, under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05 or as would not reasonably be expected to have a Material Adverse Effect.
(ed)Schedule 3.07(e) lists each Material Real Property owned by any Loan Party as of the Closing Date.
Section 3.08    Subsidiaries.
(ee)Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the U.S. Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the U.S. Borrower or by any such Subsidiary.
(ef)As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the U.S. Borrower or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09    Litigation; Compliance with Laws.
(eg)There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of any Borrower, threatened in writing against any Borrower or any of the Subsidiaries or any business, property or rights of any such person (including those that involve any Loan Document) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Borrower’s public filings with the Securities and Exchange Commission prior to the Closing Date or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any action, suit or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.
(eh)None of the U.S. Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10    Federal Reserve Regulations. Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.
Section 3.11    Investment Company Act. None of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and no Subsidiary incorporated in England and Wales carries on any business which requires it to be authorized by the Financial Conduct Authority or the Prudential Regulation Authority.
Section 3.12    Use of Proceeds. The proceeds of the Revolving Facility Loans will be used (a) for general corporate purposes (including, without limitation, for the Transactions, Permitted Business Acquisitions, Capital Expenditures and Transaction Expenses and, in the case of Letters of Credit, for back-up or replacement of existing letters of credit).
Section 3.13    Tax Returns. Except as set forth on Schedule 3.13:
(ei)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the U.S. Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;
(ej)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the U.S. Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the U.S. Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and
(ek)Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the U.S. Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14    No Material Misstatements.
(el)All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the U.S. Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates provided thereto).
(em)The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of the U.S. Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the U.S. Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.
Section 3.15    Employee Benefit Plans.
(en)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan and each Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (iii) no ERISA Event has occurred or is reasonably expected to occur; and (iv)  none of the Borrower, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.
(eo)On the Closing Date, the Canadian Loan Parties maintain Canadian Benefit Plans and Canadian Pension Plans set forth on Schedule 3.15. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Canadian Pension Plan is and has been funded and otherwise operated in accordance with applicable law, and except as would not reasonably be expected to result in a Material Adverse Effect, there is no solvency or other deficiency or any unfunded liability with respect to any Canadian Pension Plan.
(ep)On the Closing Date, no Loan Party nor any of their Subsidiaries is or has at any time been (i) an employer (for the purposes of Sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pensions Schemes Act 1993) or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the United Kingdom’s Pensions Act 2004) of such an employer, other than any such scheme, connection or association.
Section 3.16    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Schedule 3.16: (i) no written notice, request for information, order, complaint or penalty has been received by the U.S. Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the U.S. Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the U.S. Borrower or any of its Subsidiaries, (ii) each of the U.S. Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the U.S. Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (v) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the U.S. Borrower’s knowledge, formerly owned or leased by the U.S. Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.
Section 3.17    Security Documents.
(eq)Each of the Collateral Agreement and the Holdings Guarantee and Pledge Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement and the Holdings Guarantee and Pledge Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and, in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code (or any equivalent provisions of the PPSA or comparable legislation in the applicable jurisdiction), the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).
(er)When the Collateral Agreement or the Canadian Security Agreement, as applicable, or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, together with the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material Intellectual Property included in the Collateral consisting of Canadian or United States federal registered trademarks and applications, patents and applications and registered copyrights (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States Copyright Office) listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).
(es)The Mortgages executed and delivered after the Closing Date pursuant to the Collateral and Guarantee Requirements, the definition of the term “Eligible Real Property” and Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured

Parties) shall have valid Liens with record notice to third parties, on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens; provided, that the representations contained in this Section 3.17(c) shall not apply with respect to the perfection of Mortgaged Property which does not constitute real property.
(et)Subject to the Agreed Security Principles, each Foreign Security Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permissible under applicable law, subject to (i) registration of undisclosed pledges and, where applicable, pledges of tangible assets with governmental tax authorities and (ii) notification of debtors of certain receivables. In the case of the Collateral described in such Foreign Security Document, when filings are made or notices given to third parties, as applicable, as requested in each relevant jurisdiction, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to such Foreign Security Document in such Collateral and the proceeds thereof, as security for the applicable Obligations, to the extent perfection can be obtained by such filings or notices, in each case prior and superior in right to any other person (subject to Liens permitted by Section 6.02, Liens having priority by operation of law and the terms of the ABL Intercreditor Agreement), subject to (i) registration of undisclosed pledges and, where applicable, pledges of tangible assets with governmental tax authorities, (ii) recordation of notarial share pledges in the relevant shareholders registers, and recordation of any membership pledge in the relevant membership registers, (iii) notification of debtors of certain receivables, (iv) the Agreed Security Principles and (v) any other exceptions set forth in such Foreign Security Document (it being explicitly understood the terms of such Foreign Security Document may explicitly provide that some or all of such actions need not be undertaken) or in any legal opinion provided in connection therewith. Notwithstanding anything herein to the contrary, no Borrower or Subsidiary Loan Party shall be required to take any action to perfect any security interest in any part of the Collateral consisting of Intellectual Property under the laws of any jurisdiction outside of the United States of America, Canada, Germany, the Netherlands, England and Wales and the European Union.
Section 3.18    Location of Real Property. The Perfection Certificate lists correctly, in all material respects, as of the Closing Date all Material Real Property and Eligible Real Property owned by the U.S. Borrower and the Domestic Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the U.S. Borrower and the Domestic Subsidiary Loan Parties own in fee all the Material Real Property and Eligible Real Property set forth as being owned by them in the Perfection Certificate, except to the extent set forth therein.
Section 3.19    Solvency.
(eu)As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, (i) the fair value of the assets of the U.S. Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the U.S. Borrower and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the U.S. Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the U.S. Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the U.S. Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
(ev)As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, the U.S. Borrower does not intend to, and the U.S.. Borrower does not believe that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the U.S. Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the U.S. Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the U.S. Borrower or any of the Subsidiaries or for which any claim may be made against the U.S. Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the U.S. Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the U.S. Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries (or any predecessor) is bound.
Section 3.21    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement, any other Loan Document or the ARPA.
Section 3.22    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.22, (a) each of the U.S. Borrower and the Subsidiaries owns, or possesses the right to use, all Intellectual Property used or held for use in or otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the U.S. Borrower, the U.S. Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c)(i) no claim or litigation regarding any of the Intellectual Property owned by the U.S. Borrower and the Subsidiaries is pending or, to the knowledge of the U.S. Borrower threatened in writing and (ii) to the knowledge of the U.S. Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.
Section 3.23    Insurance. Schedule 3.23 sets forth a true, complete and correct description of all material insurance (excluding any title insurance or third party liability insurance) maintained by or on behalf of the U.S. Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.
Section 3.24    Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.
Section 3.25    Financial Assistance. The application of each Borrowing shall comply in all respects with Sections 678 to 679 of the United Kingdom’s Companies Act 2006, including in relation to the execution of the Foreign Guarantee Agreement and the Foreign Security Documents and payments of amounts due under this Agreement.
Section 3.26    USA PATRIOT Act; OFAC and Sanctions; CAML; Anti-Corruption Laws.
(ew)The U.S. Borrower and each Subsidiary Loan Party is in compliance in all material respects with the material provisions of the USA PATRIOT Act, CAML and all other anti-terrorism laws and anti-money laundering laws applicable to it or its property, and, (i) at least three Business Days prior to the Closing Date, the U.S. Borrower has provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) requested in writing by the Administrative Agent not less than ten (10) Business Days prior to the Closing Date and required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and CAML, to be obtained by the Administrative Agent or any Lender and (ii) at least five Business Days prior to the Closing Date, to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender or Agent that has requested, in a written notice to the Borrower not less than ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification.

(ex)The U.S. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the U.S. Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the U.S. Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the U.S. Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) Holdings, the U.S. Borrower, any Subsidiary, any of their respective directors or officers or to the knowledge of the U.S. Borrower or such Subsidiary, its employees, or (b) to the knowledge of the U.S. Borrower, any agent of the U.S. Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of Holdings, the U.S. Borrower or any of its Subsidiaries nor, to the knowledge of the U.S. Borrower, any director, officer, agent, employee or Affiliate of the U.S. Borrower or any of the Subsidiaries is currently the target of any Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. The foregoing representations in this Section 3.26 shall not apply to (i) any party hereto to which the Council Regulation (EC) 2271/96 (as amended, restated, supplemented or otherwise modified from time to time; the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any party hereto which qualifies as a resident party domiciled in the Federal Republic of Germany (Inländer) within the meaning of § 2 (15) of the German Foreign Trade Act (Außenwirtschaftsgesetz) if and to the extent that it would result in a violation of or conflict with § 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), and (iii) any party hereto to which any other blocking or anti-boycott statute applies (including, but not limited to, any similar blocking or anti-boycott law in the United Kingdom, the “Certain Foreign Extraterritorial Measures (United States) Order, 2014, SOR/2015-12” and the “Foreign Extraterritorial Measures (United States) Order”, 1992, SOR/92-584 under the Foreign Extraterritorial Measures Act) if and to the extent that it would result in a violation of or conflict with any provision of such other blocking or anti-boycott law.
(ey)No Borrower will request any Borrowing, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a person required to comply with Sanctions, or (C) in any manner that would result in the violation of Sanctions applicable to any party hereto. The foregoing clauses (B) and (C) of this paragraph shall not apply to (i) any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any party hereto which qualifies as a resident party domiciled in the Federal Republic of Germany (Inländer) within the meaning of § 2 (15) of the German Foreign Trade Act (Außenwirtschaftsgesetz) if and to the extent that it would result in a violation of or conflict with § 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), and (iii) any party hereto to which any other blocking or anti-boycott statute applies (including, but not limited to, any similar blocking or anti-boycott law in the United Kingdom, the “Certain Foreign Extraterritorial Measures (United States) Order, 2014, SOR/2015-12” and the “Foreign Extraterritorial Measures (United States) Order”, 1992, SOR/92-584 under the Foreign Extraterritorial Measures Act) if and to the extent that it would result in a violation of or conflict with any provision of such other blocking or anti-boycott law.
Section 3.27    Foreign Corrupt Practices Act.
(ez)Holdings, the U.S. Borrower and its Subsidiaries, and, to the knowledge of the U.S. Borrower or any of its Subsidiaries, their directors, officers, agents or employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and similar laws, rules, and regulations of any jurisdiction applicable to Holdings, the U.S. Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption. and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects.

(fa)No part of the proceeds of the Loans or Letters of Credit made hereunder will be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 3.28    EEA Financial Institution. None of Holdings (prior to a Qualified IPO), the Borrowers and the Subsidiaries is an EEA Financial Institution.
Section 3.29    [Reserved].
Section 3.30    Dutch Borrower. No Dutch Loan Party is considered to be a resident of any jurisdiction other than the Netherlands for the purposes of any double taxation convention concluded by the Netherlands, for the purposes of the Tax Arrangement for the Kingdom (Belastingregeling voor het Koninkrijk) or for purposes of the Tax Arrangement for the country of the Netherlands (Belastingregeling voor het land Nederland). The Loans and Letters of Credit, or any other elements in relation to the Agreement, are not attributable to a permanent establishment or permanent representative of any Dutch Loan Party outside the Netherlands.
Section 3.31    Centre of Main Interest. For the purposes of the Insolvency Regulation, each Loan Party incorporated or organized under the laws of a country that is a member of the European Union has its Centre of Main Interests situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction (other than the “Dutch branch” of Hexion UK Limited and the permanent establishment of Hexion B.V. in Spain).
ARTICLE IV
CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and accept and purchase or arrange for the acceptance and purchase of B/As and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
Section 4.01    All Credit Events. On the date of each Borrowing or B/A Drawing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:
(fb)The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the penultimate paragraph of Section 2.03) or, in the case of a B/A, a request therefor as required by Section 2.06(c) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.05(b).
(fc)The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(fd)At the time of and immediately after such Borrowing, B/A Drawing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.
(fe)After giving effect to such Credit Event, (i) the Total Revolving Facility Exposure shall not exceed the lesser of (x) the Total Revolving Facility Commitments and (y) the Global Borrowing Base, (ii) the

aggregate U.S. Revolving Facility Exposure shall not exceed the U.S. Sublimit and (iii) the Total Revolving Facility Exposure less the German Revolving Facility Exposure shall not exceed the Specified Sublimit.
(ff)Each Borrowing and other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by each of the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.
Section 4.02    First Credit Event. On or prior to the Closing Date:
(fg)The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrowers, the Issuing Banks and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.
(fh)The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of each of Paul, Weiss, Rifkind, Wharton & Garrison LLP and each other special counsel for the Loan Parties or the Administrative Agent set forth on Schedule 4.02, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, each Issuing Bank and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(fi)The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer (including, where customary, one or more directors, managers or board members or any other party authorized to represent such Loan Party) of each Loan Party dated the Closing Date and certifying:
(i)a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a U.S. corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, (2) otherwise certified by the Secretary or Assistant Secretary (or in the case of a U.K. Loan Party a director of such Loan Party or other person duly authorized by the constituent documents of such Loan Party (including, where customary, one or more directors, managers or board members or any other party authorized to represent such Loan Party)) or (3) in the case of a German entity, certified (beglaubigt) by the commercial register (Handelsregister) or a German notary, accompanied by an up-to-date (not older than 15 days) electronic excerpt of the commercial register (Handelsregisterauszug),
(ii)certificate of the secretary or an assistant secretary of each Loan Party (or in the case of a U.K. Loan Party a director of such Loan Party or other person duly authorized by the constituent documents of such Loan Party (including, where customary, one or more directors, managers or board members or any other party authorized to represent such Loan Party)) certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;
(iii)a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),
(iv)that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (iv) below,
(v)that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,
(vi)if required in order to duly authorize the Transactions with respect to any Foreign Loan Party, a copy of a resolution signed by all the holders of the issued shares in such Foreign Loan Party, approving the terms of, and the transactions contemplated by, the Loan Documents to which such Foreign Loan Party is a party;
(vii)that attached thereto is a true and complete copy of the request for advice to, and the positive or neutral advice of, each works council which has jurisdiction over a Dutch Loan Party with respect to the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such Dutch Loan Party is a party,
(viii)as to the incumbency and specimen signature of each officer (or any equivalent under the laws of the relevant jurisdiction) executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and
(ix)as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.
(fj)The Administrative Agent shall have received a completed Perfection Certificate with respect to the Domestic Loan Parties, dated the Closing Date and signed by a Responsible Officer of the U.S. Borrower, together with all attachments contemplated thereby, and, if requested, the results of a search of the Uniform Commercial Code and PPSA (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Domestic Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and (which searches shall be conducted by counsel to the Administrative Agent) and, if requested by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).
(fk)The Administrative Agent shall have received a Borrowing Base Certificate.
(fl)The Confirmation Order shall have been entered on the docket of the Bankruptcy Court, shall be in full force and effect, shall not have been reversed, vacated or stayed, or without the prior written consent of the Administrative Agent, amended, supplemented or otherwise modified or otherwise in any manner that could reasonably be expected to materially adversely affect the interests of the Administrative Agent, the Joint Lead Arrangers or the Lenders. The Confirmation Order shall authorize the Loan Parties that are Debtors to execute, deliver and perform under the Loan Documents. The Transactions, the Plan of Reorganization and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan of Reorganization shall have been substantially consummated in accordance with the terms thereof substantially simultaneously with the closing of this Agreement and the Term Loan Facility, the issuance of the Senior Unsecured Notes and the closing of the not-less-than $300,000,000 equity rights offering and in compliance with applicable law, Bankruptcy Court and regulatory approvals. The respective Indebtedness or Obligations of the Loan Parties and any Liens securing same that are outstanding immediately after the consummation of the Plan of Reorganization shall not exceed the amount contemplated or otherwise permitted by the Plan of Reorganization.
(fm)The Bankruptcy Court shall have entered an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Joint Lead Arrangers, authorizing and directing the U.S. Borrower and the other Debtors to enter into and perform the obligations set forth in the Commitment Letter in substantially the form attached as Exhibit B to Debtors’ Motion for Order Authorizing Debtors to (A) Enter into and Perform Under Commitment and Engagement Letters and Fee Letters Relating to the New Debt, (B) Pay Fees and Expenses In Connection Therewith, and (C) Provide Related Indemnities [D.I. 473], and the related fee letters, which are in substantially the forms attached as Exhibits 3 and 4 to the Notice of Filing Confidential Proposed Financing Fee Letters Under Seal [D.I. 475], or as otherwise modified with the consent of the Joint Lead Arrangers (the “Authorization Order”), and such Authorization Order remains in full force and effect, and such Authorization Order has not been vacated, stayed, reversed, modified, or amended in any respect (except to the extent the Joint Lead Arrangers shall have consented in writing thereto).
(fn)The Administrative Agent shall have received (i) the financial statements referred to in Section 3.05 and (ii) a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrowers and their subsidiaries as of and for the twelve-month period ending March 31, 2019, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income).
(fo)On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, none of Holdings, the U.S. Borrower or any of the Subsidiaries shall have any third party Indebtedness of the type described in clause (a) of the definition thereof other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Term Loan Facility, (iii) the Senior Unsecured Notes, (iv) other Indebtedness permitted to be incurred or outstanding on or prior to the Closing Date pursuant to the Plan of Reorganization, (v) other Indebtedness incurred for capital expenditures or working capital purposes and (vi) other Indebtedness permitted under Section 6.01 or approved by the Joint Lead Arrangers in their reasonable discretion.
(fp)The Lenders shall have received a solvency certificate substantially in the form of Exhibit H and signed by a Financial Officer of the U.S. Borrower confirming the solvency of the U.S. Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.
(fq)The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).
(fr)Except as set forth in Schedule 5.11 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.
(fs)The Administrative Agent shall have received all documentation and other information required by Section 3.26, to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date.
(ft)Since December 31, 2018, there shall not have occurred any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
(fu)The U.S. Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Section 4.01(b) and Section 4.02(n) hereof.
(fv)The Administrative Agent and each Lender who has requested the same shall have received, at least five days prior to the Closing Date, all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested at least 10 days prior to the Closing Date. To the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to any Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this sentence shall be deemed to be satisfied).

(fw)Concurrently with (or prior to) the initial extension of credit hereunder, the Senior Unsecured Notes shall have been issued, the Term Loan Facility shall have become effective and the Obligations (as defined in each of the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement) shall have been paid.
For purposes of determining compliance with the conditions specified in Section 4.01 and this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood that to the extent any security interest in the intended Collateral or any deliverable (including those referred to in Sections 4.02(d) and (k)) related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates (if any) of the U.S. Borrower) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the U.S. Borrower has used commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 5.12.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees with each Lender that, from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, each Borrower will, and will cause each of the Subsidiaries to:
Section 5.01    Existence; Business and Properties.
(fx)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the U.S. Borrower (other than the other Borrowers), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05 and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the U.S. Borrower or a Wholly Owned Subsidiary of the U.S. Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05). Notwithstanding anything to the contrary in this Agreement, Borden Chemical UK Limited may liquidate or dissolve.
(fy)Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).
Section 5.02    Insurance.
(fz)Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as a mortgagee and loss payee on property and casualty policies with respect to real property and as an additional insured on liability policies (in each case, to the extent applicable with respect to any policies governed by the laws of a jurisdiction outside the United States). Notwithstanding the foregoing, the U.S. Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.
(ga)Except as the Administrative Agent may agree in its reasonable discretion, cause all such property and casualty insurance policies with respect to the real property to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent (in each case, to the extent applicable with respect to any policies governed by the laws of a jurisdiction outside the United States); cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.
(gb)If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.
(gc)In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings, the U.S. Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;
(ii)the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the U.S. Borrower and the Subsidiaries or the protection of their properties; and
(iii)except with respect to subsection (c) above, the amount and type of insurance that the U.S. Borrower and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.
Section 5.03    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrowers or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.04    Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(gd)within 120 days after the end of the fiscal year ending in December 2019 and within 90 days after the end of each fiscal year thereafter, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the U.S. Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the U.S. Borrower or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the U.S. Borrower of annual reports on Form 10-K (or any successor or comparable form) of the U.S. Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);
(ge)within 60 days after the fiscal quarter ending in June 2019 and within 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the U.S. Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the U.S. Borrower on behalf of the U.S. Borrower as fairly presenting, in all material respects, the financial position and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the U.S. Borrower of quarterly reports on Form 10-Q (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);
(gf)(x) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the U.S. Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating calculations of the Financial Performance Covenant (irrespective of the occurrence of the Availability Trigger Event), (iii) certifying a list of the names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary and (iv) setting forth the calculation of Excess Availability, each as of the end of the applicable fiscal period and (y) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default resulting from non-compliance with the Financial Performance Covenant (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);
(gg)promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the U.S. Borrower (or Holdings or any Parent Entity referred to in Section 5.04(j)) or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;
(gh)within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the beginning of each fiscal year (commencing with the fiscal year ending in December 2020), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the U.S. Borrower to the effect that the Budget is based on assumptions believed by the U.S. Borrower to be reasonable as of the date of delivery thereof;
(gi)(i) on or before the twentieth (20th) day following the end of each month, a Borrowing Base Certificate from the U.S. Borrower (on behalf of each Borrower) as of the last day of such immediately preceding month and (ii) in connection with any sale, transfer, lease or other disposition of any Eligible Machinery and Equipment or Eligible Real Property, or a Loan Party entering into any commitment to sell, transfer, lease, or otherwise dispose of any Eligible Machinery and Equipment or Eligible Real Property, if the Global Borrowing Base decreases by 10.0% or more (after giving effect thereto), a pro forma Borrowing Base Certificate from the U.S. Borrower (on behalf of the applicable Borrower) on or prior to the date thereof. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Trigger Event, the U.S. Borrower shall, if requested by the Administrative Agent, execute and deliver to the Administrative Agent Borrowing Base Certificates weekly. The U.S. Borrower may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 5.04(f);
(gj)upon the reasonable request of the Administrative Agent not more frequently than once a year, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.10(f);
(gk)promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of Holdings, the U.S. Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);
(gl)no later than 10 Business Days after the delivery of the financial statements required pursuant to clauses (a) and (b) of this Section 5.04, commencing with the financial statements for the first full fiscal period ending after the Closing Date, upon request of the Administrative Agent, the U.S. Borrower shall hold a customary conference call for Lenders;

(gm)in the event that Holdings or any Parent Entity reports on a consolidated basis, such consolidated reporting at Holdings or such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs;
(gn)(i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties in excess of $1,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing; and (iv) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan or a Canadian Benefit Plan, which could, in each case, reasonably be expected to (x) have a Material Adverse Effect or (y) result in a deficiency or any unfunded liability with respect to such Canadian Pension Plan; and
(go)promptly, such additional documents or financial and other information as the Administrative Agent or any Lender may from time to time reasonably request for purposes of compliance with “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation.
The Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a), (b), (d) and (f) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings (prior to a Qualified IPO) or any Borrower obtains actual knowledge thereof:
(gp)any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(gq)the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the U.S. Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(gr)any other development specific to Holdings, the U.S. Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(gs)the occurrence of any ERISA Event that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Section 5.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The U.S. Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the U.S. Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in connection with the U.S. Borrower’s or its Subsidiaries’ business operations.

Section 5.07    Maintaining Records; Access to Properties and Inspections.
(gt)Maintain all financial records in accordance with GAAP and, upon five (5) Business Days’ notice (or, if an Event of Default or Availability Trigger Event has occurred and is continuing, one (1) Business Day’s notice), permit any persons designated by the Administrative Agent to visit, audit and inspect the financial records and the properties of the U.S. Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice, and as often as reasonably requested, and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent, upon reasonable prior notice, to discuss the affairs, finances and condition of the U.S. Borrower or such Subsidiary with the officers thereof and independent accountants therefor (in each case set forth in this Section 5.07, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default. The Administrative Agent may (either by itself or by a third-party consultant reasonably satisfactory to the Administrative Agent and the U.S. Borrower) conduct up to one Collateral Audit during any twelve-month period; provided that, if an Audit Trigger Event has occurred within such twelve month-period or if an Event of Default has occurred and is continuing, the Administrative Agent (either by itself or by a third-party consultant reasonably satisfactory to the Administrative Agent and the U.S. Borrower) may conduct up to two Collateral Audits during such twelve-month period (not to exceed one Collateral Audit per any three-month period); provided further that if a Dutch Review Trigger Event has occurred and is continuing, the Administrative Agent shall be entitled to commence Dutch Payable Audits in the exercise of its Reasonable Credit Judgment. The U.S. Borrower agrees to reimburse the Administrative Agent for its actual out-of-pocket costs reasonably incurred in connection with the Collateral Audits and Dutch Payable Audits referred to in the preceding sentence.
(gu)The U.S. Borrower shall provide to the Administrative Agent, upon request of the Administrative Agent and at the expense of the U.S. Borrower, in any twelve-month period, one appraisal or update thereof of any or all of the Collateral (except with respect to Real Property) included in any Borrowing Base from one or more Acceptable Appraisers (as selected by the U.S. Borrower), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisal and/or update to include, without limitation, information required by applicable law and by the internal policies of the Administrative Agent; provided that, if an Audit Trigger Event has occurred within such twelve-month period or if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to receive up to two such appraisals in any twelve-month period (not to exceed one appraisal per any three-month period), and all such appraisals or updates shall, at the election of the Administrative Agent, be physical on-site appraisals or updates. With respect to Eligible Real Property that constitutes a PP&E Component of the Borrowing Base, the U.S. Borrower shall provide to the Administrative Agent, upon request of the Administrative Agent and at the expense of the U.S. Borrower, (i) in any twelve-month period (which may be extended at the reasonable discretion of the Administrative Agent), one appraisal or update thereof of any or all of such Eligible Real Property from one or more Acceptable Appraisers (as selected by the Administrative Agent), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisal and/or update to include, without limitation, information required by applicable law and by the internal policies of the Administrative Agent and (ii) in any twelve-month period (which may be extended at the reasonable discretion of the Administrative Agent), one environmental audit or update thereof of any or all of such Eligible Real Property from one or more Acceptable Auditors, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such audit and/or update to include, without limitation, information required by applicable law and by the internal policies of the Administrative Agent; provided that, if an Audit Trigger Event has occurred within any twelve-month period or if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to receive appraisals or updates with respect to such Real Property at least twice during such twelve-month period. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than twice per year) to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral (including Real Property) from one or more Acceptable Appraisers (as selected by the Administrative Agent), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value, the Net Orderly Liquidation Value In-Place, the Appraised Fair Market Value and the calculation of any Borrowing Base hereunder.

With respect to each appraisal made pursuant to this Section 5.07 after the Closing Date, (i) the Administrative Agent and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value, the Net Orderly Liquidation Value In-Place, the Appraised Fair Market Value or any Borrowing Base hereunder as a result of such appraisal shall become effective twenty (20) days following the finalization of such appraisal.
Section 5.08    Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.
Section 5.09    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10    Further Assurances; Additional Security. Subject to the ABL Intercreditor Agreement and any other Intercreditor Agreement and the Agreed Security Principles:
(gv)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that the Administrative Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(gw)If any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the U.S. Borrower) in an amount greater than $10,000,000 is acquired by the U.S. Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party and such asset is of the type required to constitute Collateral hereunder (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the applicable Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (g) below.
(gx)Within 120 days after the acquisition of any Material Real Property after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), (i) grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests in, and Mortgages on, such Material Real Property, which security interest and Mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, (ii) record or file, and cause each such Subsidiary Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, (iii) deliver to the Collateral Agent an updated Schedule 3.07(e) reflecting such Mortgaged Properties, (iv) deliver to the Collateral Agent appraisals with respect to each such Mortgaged Property located in the United States of America complying in all material respects with FIRREA and USPAP, in each case, to the extent required by applicable law and (v) unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, cause the requirements set forth in clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property. Notwithstanding the foregoing, the

Administrative Agent shall not enter into any Mortgage in respect of any Real Property located in the United States acquired by any Loan Party after the Closing Date until the date that is 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Property: (i) completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination(s) with respect to the Mortgaged Property and related documents with respect to the Mortgaged Property reasonably requested by any Lender, (ii) if any improvement subject to the Flood Insurance Laws located on such Real Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Party of that fact and notification to the applicable Loan Party stating whether flood insurance is available and (B) evidence that the applicable Loan Party to which a notice was sent has signed and returned such notice, and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Property is located, a copy of the policy, or declaration evidencing such flood insurance in an amount and with terms required by the Flood Insurance Laws.
(gy)If any additional direct or indirect Domestic Subsidiary of the U.S. Borrower is formed or acquired after the Closing Date (including, without limitation, pursuant to a Delaware LLC Division but excluding any Excluded Subsidiary) (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary), within 15 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion (or, with respect to clauses (f), (g) and (h) of the definition of “Collateral and Guarantee Requirement,” within 120 days after such formation or acquisition or such longer period as set forth therein or as the Administrative Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.
(gz)If any additional Foreign Subsidiary of the U.S. Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is required to become a “Loan Party” (or similar definition) under and as defined in the Term Loan Facility Agreement or is a Wholly Owned Foreign Subsidiary of the U.S. Borrower organized under the laws of a Security Jurisdiction that is not an Excluded Subsidiary, within 15 Business Days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 30 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Subsidiary and with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.
(ha)Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s jurisdiction of organization or (D) in the location of the chief executive office or registered office of any Loan Party that is not a registered organization; provided, that the U.S. Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change (or such longer period as the Administrative Agent may agree in its reasonable discretion), under the Uniform Commercial Code (and have entered into such other security confirmations or extensions) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected (including by such filing), for the benefit of the Secured Parties.
(hb)The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):
(i)any Real Property other than Material Real Property,

(ii)motor vehicles and other assets subject to certificates of title, letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than $10,000,000,
(iii)pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets (1) on the Closing Date or (2) on the date of the acquisition thereof and not entered into in contemplation thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received),
(iv)assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the U.S. Borrower,
(v)any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or any Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law,
(vi)those assets as to which the Administrative Agent and the U.S. Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby,
(vii)any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law,
(viii)any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed,
(ix)other customary exclusions under applicable local law or in applicable local jurisdictions set forth in any applicable Security Documents or otherwise separately agreed in writing between the Administrative Agent and the U.S. Borrower,
(x)Securitization Assets sold to any Special Purpose Securitization Subsidiary or otherwise pledged, factored, transferred or sold in connection with any Permitted Securitization Financing, and any other assets subject to Liens securing Permitted Securitization Financings,
(xi)any Excluded Securities,
(xii)any Third Party Funds,
(xiii)any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i), (j), (aa) or (mm) of Section 6.02 or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such Sale and Lease-Back Transaction, debt or Capitalized Lease Obligation prohibits or requires the consent of any person (other than the Borrowers or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law),

(xiv)all assets of Holdings other than, prior to a Qualified IPO, Equity Interests of the U.S. Borrower directly held by Holdings and pledged pursuant to the Holdings Guarantee and Pledge Agreement;
(xv)in the case of assets that would otherwise constitute Shared Term Collateral, any asset at any time that does not constitute collateral for the Term Loan Facility; and
(xvi) any other exceptions mutually agreed upon between the U.S. Borrower and the Administrative Agent;
provided, that the U.S. Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property” and, provided, further, that Excluded Property may not be excluded from an English law floating charge to ensure that the Collateral Agent obtains a “qualifying floating charge”.
Notwithstanding anything herein to the contrary, (A) the Administrative Agent may grant extensions of time or waivers of requirements for the creation or perfection of security interests or other Liens in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the U.S. Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) [reserved], (C) no landlord, mortgagee, third party or bailee waivers shall be required, (D) no security documents governed by, perfection actions under, or perfection under the law of a jurisdiction other than a Security Jurisdiction (other than notices to account debtors) shall be required, (E) except as expressly set forth in the Security Documents and to the extent necessary to perfect security interests in the assets of the Loan Parties, no notice shall be required to be sent to Account Debtors or other contractual third parties prior to an Event of Default (or, with respect to Account Debtors of a U.K. Loan Party or a Dutch Loan Party, a Default) that is continuing, (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents, the ABL Intercreditor Agreement and any other Intercreditor Agreement and (G) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the U.S. Borrower and reasonably acceptable to the Administrative Agent (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Administrative Agent).
Section 5.11    Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.11 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).
Section 5.12    Cash Management Systems; Application of Proceeds of Accounts.
(hc)(i)    The U.S. Borrower and each Subsidiary Loan Party (A) shall enter into a customary account control agreement or equivalent arrangement (including by way of notice and, if an acknowledgement is required as a matter of local law, an acknowledgment), in a form reasonably satisfactory to the Administrative Agent and the relevant account bank (each, an “Account Control Agreement”) with the Collateral Agent and any bank or other financial institution with respect to accounts specified in Sections 5.12(c) and (d), as applicable and (B) may, at its option, enter into an Account Control Agreement with the Collateral Agent and any bank or other financial institution with which the U.S. Borrower or such Subsidiary Loan Party maintains any other account (each such account subject to an Account Control Agreement in subclauses (A) and (B) above, a “Controlled Account”), in each case, covering such account.
(i)Notwithstanding paragraph (i) above, the U.S. Borrower and each Subsidiary Loan Party may maintain Excluded Accounts, provided that, following an Availability Trigger Event, each Domestic Loan Party and Canadian Loan Party shall use commercially reasonable efforts to transfer or otherwise cause all such deposits in an Excluded Account to be transferred to a Controlled Account, except (i) to the extent required to satisfy the payroll, disbursement or other fiduciary obligations to be made from such accounts from time to time and (ii) amounts in Additional Collection Accounts that are permitted to remain in such Additional Collection Accounts pursuant to Section 5.12(e).
(ii)The U.S. Borrower and each Subsidiary Loan Party shall ensure that, with respect to any Eligible Intercompany Account transferred by a Seller to Hexion Holding B.V., the relevant Account Debtors are, on the date of the notice to such Account Debtor of the transfer of the Account to Hexion Holding B.V., instructed to pay such Accounts into a Collection Account of Hexion Holding B.V. (or other accounts approved by the Administrative Agent in its sole discretion). If any such Account Debtor deposits amounts into an account other than an account owned by Hexion Holding B.V., then the U.S. Borrower and each Subsidiary Loan Party shall ensure that an amount equal to such deposit is promptly (and in any event within two Business Days of the receipt thereof) transferred to a Collection Account of Hexion Holding B.V.
(iii)The U.S. Borrower and each Subsidiary Loan Party shall, promptly upon the applicable Collection Account becoming subject to an Account Control Agreement, (A) instruct each Account Debtor to make payment, or to continue to make payment, to a Controlled Account or an Additional Collection Account and (B) deposit in a Controlled Account (or, to the extent permitted pursuant to paragraph (ii) above, an Excluded Account) promptly all proceeds of such Accounts received by the U.S. Borrower and such Subsidiary Loan Party.
(iv)If the Account Debtor in respect of any Account of the U.S. Borrower or any Subsidiary Loan Party makes any payment to the U.S. Borrower or such Subsidiary Loan Party via wire transfer, the U.S. Borrower and such Subsidiary Loan Party shall use commercially reasonable efforts to direct the Account Debtor to make any such payments to a Controlled Account or an Additional Collection Account and if, notwithstanding such direction, such payment is not so made by such Account Debtor, the U.S. Borrower and such Subsidiary Loan Party shall deposit such amount in a Controlled Account as soon as reasonably practicable, and in any event within two (2) Business Days of the receipt thereof.
(v)If any funds are received by the U.S. Borrower or any Subsidiary Loan Party from any Account Debtor in respect of any Account (including any LiquidX Receivables, which for the avoidance of doubt, shall not be subject to the foregoing clauses (iv) and (v)) by check or by any other means other than via wire transfer into a Controlled Account or an Additional Collection Account, the U.S. Borrower and such Subsidiary Loan Party shall cause such funds to be deposited into a Controlled Account as soon as reasonably practicable, and in any event within two (2) Business Days of the receipt thereof.
(vi)In the event that (A) the U.S. Borrower or any Subsidiary Loan Party or any account bank shall, after the Closing Date, terminate an agreement with respect to the maintenance of a Controlled Account for any reason or (B) the Collateral Agent shall demand such termination as a result of the failure of such account bank to comply with the terms of the applicable Account Control Agreement, the U.S. Borrower or such Subsidiary Loan Party shall promptly notify all of its Account Debtors to make all future payments to another Controlled Account or an Additional Collection Account, as applicable.
(vii)The U.S. Borrower and the Subsidiary Loan Parties may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution; provided that, any new Collection Account shall be subject to compliance with Section 5.12 with respect thereto.
(hd)(i)    Each Account Control Agreement shall require, after the occurrence and during the continuance of an Availability Trigger Event and, where applicable, after delivery of a Blockage Notice (or similar notice) by the Administrative Agent, the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date has occurred) of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Controlled Account net of such minimum balance, if any, required by the bank at which such Controlled Account is maintained to an account maintained by the Collateral Agent (the

“Dominion Account”). The Dominion Account shall at all times be under the sole dominion and control of the Collateral Agent.
(i)Subject to the ABL Intercreditor Agreement and any other applicable intercreditor agreement, all collected amounts received in the Dominion Account during the continuance of an Availability Trigger Event shall be distributed and applied on a daily basis in the order specified in Section 2.12(d) by the Administrative Agent; provided that, for the avoidance of doubt, any repayment or prepayment of the Revolving Facility Loans pursuant to this Section 5.12 shall not reduce the Revolving Facility Commitments then in effect.
(ii)Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (A) on or after the Termination Date, (B) when the Availability Trigger Event is no longer continuing or (C) when no Loans are outstanding and all Letters of Credit have been Cash Collateralized, shall be remitted to the applicable Loan Parties as the U.S. Borrower may direct.
(iii)At any time at the request of the Administrative Agent in its sole discretion following the occurrence and during the continuance of (i) with respect to Collection Accounts of a Domestic Loan Party or a Canadian Loan Party, an Event of Default, and (ii) with respect to Collection Accounts of a U.K. Loan Party or a Dutch Loan Party, a Default, the U.S. Borrower and the applicable Subsidiary Loan Parties shall (A) either (x) immediately cause all of their existing Collection Accounts to be transferred to the name of the Collateral Agent or (y) to the extent such existing Collection Accounts cannot be transferred to the Collateral Agent, promptly open new Collection Accounts with (and, at the discretion of the Collateral Agent, in the name of) the Collateral Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (B) if new Collection Accounts have been established pursuant to this Section 5.12 (each a “New Collection Account”), ensure that the proceeds of all Accounts owing to the U.S. Borrower and such Subsidiary Loan Party will immediately be redirected to the New Collection Accounts. Until all collections relating to Accounts have been redirected to the New Collection Accounts, the U.S. Borrower and such Subsidiary Loan Party shall cause all amounts on deposit in any existing Collection Account to be transferred to a New Collection Account at the end of each Business Day; provided that, if the U.S. Borrower or such Subsidiary Loan Party does not instruct such redirection or transfer, each of them hereby authorizes the Collateral Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such existing Collection Account, as applicable.
(iv)At any time at the request of the Administrative Agent in its sole discretion following the occurrence and during the continuance of (i) with respect to a Domestic Loan Party or a Canadian Loan Party, an Event of Default, and (ii) with respect to the U.K. Loan Party or a Dutch Loan Party, a Default, each of the U.S. Borrower and Subsidiary Loan Party agrees that, if any of its Account Debtors have not previously received notice of the security interest of the Collateral Agent over the Accounts, it shall promptly give notice to such Account Debtors, and, if the U.S. Borrower and such Subsidiary Loan Party do not serve such notice, the U.S. Borrower and such Subsidiary Loan Party hereby authorize the Collateral Agent to serve such notice on their behalf.
(he)Each of the German Loan Parties, the Dutch Loan Parties and the U.K. Loan Parties shall enter into an Account Control Agreement with respect to each Collection Account of such Loan Party (other than Additional Collection Accounts, which shall be subject to Section 5.12(e), and Excluded Accounts).
(hf)Subject to the proviso in Section 5.12(a)(ii), each Domestic Loan Party and Canadian Loan Party shall enter into Account Control Agreements with respect to each Collection Account of such Loan Party (other than Additional Collection Accounts, which shall be subject to Section 5.12(e), and Excluded Accounts).
(hg)Any funds deposited into an Additional Collection Account shall be transferred to a Controlled Account within two (2) Business Days (or, if an Availability Trigger Event has occurred and is continuing, one (1) Business Day) such that the aggregate remaining balance of all Additional Collection Accounts after giving effect to such transfer shall not exceed $5,000,000 (or, if an Availability Trigger Event has occurred and is continuing, $2,000,000).
(hh)Notwithstanding anything in this Section 5.12 or the applicable Account Control Agreement to the contrary, the Collateral Agent and Administrative Agent each agree, notwithstanding the occurrence or continuation of an Availability Trigger Event, to not direct the applicable bank or other financial institution to sweep any amounts on deposit in the applicable accounts identified on Schedule 5.12(e) hereto as “Joint Disbursement Accounts” (which the parties agree that such amounts on deposit in such accounts after giving effect to the sweep of any other Controlled Accounts during the continuance of an Availability Trigger Event, will be available solely to fund disbursements of the U.S. Borrower and the Subsidiaries); provided that the accounts identified on Schedule 5.12(e) hereto as the “Joint Disbursement Accounts” shall not directly receive any deposits from Account Debtors in respect of an Account or, following an Availability Trigger Event, the proceeds of any Accounts.
(hi)Notwithstanding the foregoing, the U.S. Borrower and the Subsidiary Loan Parties shall not be required to comply with the foregoing with respect to entering into Account Control Agreements required under this Section 5.12 until 90 days after the Closing Date (or such longer time permitted by the Administrative Agent).
Section 5.13    Financial Assistance. Comply in all respects with Sections 678 to 679 of the United Kingdom’s Companies Act 2006, including in relation to the execution of the Foreign Guarantee Agreement and the Foreign Security Documents and payments of amounts due under this Agreement.
Section 5.14    U.K. Pension Matters.
(hj)Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, ensure that all pension schemes operated by or maintained for the benefit of the U.S. Borrower and the Subsidiaries and/or any of their respective employees are fully funded based on the minimum funding requirement under Section 56 of the Pensions Act 1995 or the statutory funding objective under Section 222 of the Pensions Act 2004 and that no action or omission is taken by any Subsidiary of the U.S. Borrower in relation to such a pension scheme that has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the U.S. Borrower or any Subsidiary ceasing to employ any member of such a pension scheme).
(hk)Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, ensure that none of the U.S. Borrower or any Subsidiary is or has been at any time an employer (for the purposes of Sections 38 to 51 of the U.K. Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the U.K. Pension Schemes Act 1993) or is “connected” with or an “associate” of (as those terms are used in Sections 39 or 43 of the Pensions Act 2004) such an employer.
Section 5.15    Canadian Pension Matters. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Loan Party will, in a timely fashion, comply with and perform in all material respects all of its obligations under and in respect of each Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).
Section 5.16    Compliance with USA PATRIOT Act, Anti-Terrorism and Anti-Money Laundering Laws. (a) Comply with the USA PATRIOT Act, CAML and all other anti-terrorism laws and anti-money laundering laws applicable to it or its property; provided that notwithstanding the foregoing, the obligations under this Section 5.16 shall not apply to any Loan Party incorporated or organized under the laws of a country that is a member of the European Union if and to the extent that compliance with any of these obligations would cause such Loan Party to violate any applicable law (including, but not limited to, any applicable blocking or anti-boycott laws or regulations); provided further that the obligations under this Section 5.16 shall apply to the U.S. Borrower and any Subsidiary Loan Party incorporated or organized under the laws of a country that is a member of the European Union only if and to the extent that compliance with any of these obligations does not result in a violation of or conflict with (i) the provisions of the Blocking Regulation (or any law and regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) § 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) and (b) furnish to the Administrative Agent all customary information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent to the U.S. Borrower and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender.
Section 5.17    Flood Insurance. With respect to any improvement subject to the Flood Insurance Laws on Mortgaged Property located in the United States that is located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the applicable Loan Party (a) shall obtain and maintain with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Mortgaged Property of such Loan Party ceases to be financially sound and reputable after the Closing Date, in which case such Loan Party shall use commercially reasonable efforts to replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require and that is otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Insurance Laws and (b) promptly upon request of the Administrative Agent shall deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such flood insurance.
Section 5.18    Dutch Fiscal Unity. If, at any time, a Dutch Loan Party is part of a Dutch CIT Fiscal Unity and such Dutch CIT Fiscal Unity is, in respect of such Dutch Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with any enforcement under any Security Document, such Dutch Loan Party shall, together with the parent (moedermaatschappij) or deemed parent (aangewezen moedermaatschappij) of the Dutch CIT Fiscal Unity, for no consideration and as soon as possible, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses as referred to in Article 20 of the Dutch CITA to the Dutch Loan Party leaving the Dutch CIT Fiscal Unity within the meaning of Article 15af of the Dutch CITA), to the extent such tax losses are attributable (toerekenbaar) to the Dutch Loan Party leaving the Dutch CIT Fiscal Unity.
ARTICLE VI
NEGATIVE COVENANTS

Each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, no Borrower will, or will cause or permit any of the Subsidiaries to:
Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(hl)(i) Indebtedness existing or committed on the Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $7,500,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);
(hm)(i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(hn)Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements entered into for non-speculative purposes;
(ho)Indebtedness in respect of self-insurance and Indebtedness and other obligations owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the U.S. Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry norm;
(hp)Indebtedness of the U.S. Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the U.S. Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated to the Loan Obligations under this Agreement on subordination terms described in the intercompany note substantially in the form of Exhibit I hereto or on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent and the U.S. Borrower;
(hq)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry norm, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry norm;
(hr)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or other cash management services incurred in the ordinary course of business or consistent with past practice or industry norm;
(hs)(i)  Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the U.S. Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the U.S. Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition) or other Investments or New Projects, where such acquisition, merger, consolidation, Investment or New Project is not prohibited by this Agreement; provided, that, (w) in the case of any such Indebtedness secured by Liens on Collateral that are Other First Liens, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 3.00 to 1.00, (x) in the case of any such Indebtedness secured by Liens on Collateral that are Junior Liens, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 4.00 to 1.00, (y) in the case of any other such Indebtedness, either (I) the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is not less than 2.00 to 1.00 or (II) the Net Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, Investment or New Project, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 4.25 to 1.00, and (z) in the case of any such Indebtedness incurred under this clause (h)(i) by a Subsidiary other than a Subsidiary Loan Party that is incurred in contemplation of such acquisition, merger or consolidation, Investment or New Project, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to such acquisition, merger or consolidation, Investment or New Project, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed the greater of $115,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(ht)(i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the U.S. Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, installation, repair, replacement or improvement of the respective property (real or personal), equipment or other asset (whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, installation, repair, replacement or improvement (A) in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i)(A) would not exceed the greater of $100,000,000 and 0.25 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period or (B) in any amount, so long as at the time of and after giving effect to the incurrence of such Indebtedness under this clause (B) and the use of proceeds thereof on a Pro Forma Basis, the Payment Conditions are satisfied; (ii) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, installation, repair, replacement or improvement of property, equipment and related assets used in the business of the Borrower and its Subsidiaries and (iii) any Permitted Refinancing Indebtedness in respect of the foregoing;
(hu)(i) Capitalized Lease Obligations and any other Indebtedness incurred by the U.S. Borrower or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;
(hv)(i) Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $200,000,000 and 0.50 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(hw)Indebtedness of the U.S. Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 100% of the amount of net cash proceeds received by the U.S. Borrower from (x) the issuance or sale of its Qualified Equity Interests or (y) a contribution to its common equity with the net cash proceeds from the issuance and sale by Holdings or a Parent Entity of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, the U.S. Borrower or any of its Subsidiaries), to the extent such net cash proceeds do not constitute Excluded Contributions or Permitted Cure Securities;
(hx)Guarantees (i) by the U.S. Borrower or any Subsidiary Loan Party of any Indebtedness of the U.S. Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the U.S. Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the U.S. Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business or consistent with past practice or industry norm on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01 to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the U.S. Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;
(hy)Indebtedness arising from agreements of the U.S. Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(hz)Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry norm;
(ia)Guarantees by the U.S. Borrower or any Subsidiary of Indebtedness under customer financing lines of credit entered into in the ordinary course of business or consistent with past practice or industry norm;
(ib)(i) Indebtedness secured by Liens on Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (q)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q)(i), Section 6.01(r)(i) and Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $115,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(ic)(i) Indebtedness secured by Liens on Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (r)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(q)(i), this Section 6.01(r)(i) and Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $115,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(id)(i) Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, either (x) the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 or (y) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than 4.25 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (s)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(q)(i), Section 6.01(r)(i) and this Section 6.01(s)(i) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $115,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(ie)(i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $115,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(if)Indebtedness incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations of the U.S. Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money or any Swap Agreements;
(ig)Indebtedness representing deferred compensation to employees, consultants or independent contractors of the U.S. Borrower (or, to the extent such work is done for the U.S. Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;
(ih)Indebtedness in connection with (i) Permitted Securitization Financings and (ii) receivables sales and financings of Receivables Assets;
(ii)Obligations in respect of Cash Management Agreements (including Indebtedness of the U.S. Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services)) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the U.S. Borrower’s and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents;
(ij)[reserved];
(ik)(i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(il)(i) Indebtedness in respect of the Settlement Note (as defined in the Plan of Reorganization)in an aggregate principal amount outstanding not to exceed $2,500,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(im)(i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $115,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(in)Indebtedness issued by the U.S. Borrower or any Subsidiary to current or former officers, directors and employees thereof or of Holdings or any Parent Entity, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the U.S. Borrower, Holdings or any Parent Entity permitted by Section 6.06;
(io)Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;
(ip)Indebtedness of the U.S. Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business or consistent with past practice in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the U.S. Borrower and its Subsidiaries;
(iq)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice or industry norm;
(ir)Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit (or a letter of credit issued under any other revolving credit or letter of credit facility permitted by Section 6.01);
(is)(i) Indebtedness, including in respect of the Senior Unsecured Notes, in an aggregate principal amount outstanding pursuant to this Section 6.01(hh)(i) not to exceed $450,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that such Indebtedness shall mature no earlier than the date that is 91 days after the Maturity Date;

(it)Indebtedness, including in respect of the Term Loan Facility, in an aggregate principal amount outstanding (immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof) pursuant to this Section 6.01(ii) not to exceed the sum of (A) $725,000,000 plus (B) €425,000,000 plus (C) the greater of $425,000,000 and 1.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided that such Indebtedness shall mature no earlier than the date that is 91 days after the Maturity Date;
(iu)any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a group company (groepsmaatschappij) incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;
(iv)any joint and several liability arising as a result of (or the establishment of) a Dutch fiscal unity (fiscale eenheid) between or among Loan Parties;
(iw)[reserved];
(ix)(i) Indebtedness in an aggregate principal amount outstanding pursuant to this Section 6.01(mm)(i) not to exceed the aggregate amount of Restricted Payments that could otherwise be made by the U.S. Borrower at the time of such incurrence (with the aggregate amount of such Indebtedness utilizing such available Restricted Payment capacity for so long as such Indebtedness remains outstanding) and (ii) any Permitted Refinancing Indebtedness in respect thereof; and
(iy)Indebtedness of the U.S. Borrower and the Subsidiaries that is unsecured, secured by assets that do not constitute Collateral or, to the extent secured by Liens on the Collateral, secured solely by Junior Liens so long as the Payment Conditions are satisfied on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof;
(iz)all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (nn) above or refinancings thereof.
For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (oo) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (oo) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”), the U.S. Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time; provided, that (x) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (y) all Indebtedness outstanding on the Closing Date under the Senior Unsecured Notes shall at all times be deemed to have been incurred pursuant to clause (hh) of this Section 6.01 and (z) all Indebtedness outstanding under the Term Loan Facility Agreement shall at all times be deemed to have been incurred pursuant to clause (ii) of this Section 6.01, (C) in connection with (1) the incurrence of revolving loan Indebtedness under this Section 6.01 or (2) any commitment relating to the incurrence of Indebtedness under this Section 6.01 and the granting of any Lien to secure such Indebtedness, the Borrower or applicable Subsidiary may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this

Section 6.01 and Section 6.02 of this Agreement to have been incurred or granted on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable), the Net Total Leverage Ratio, the Net Secured Leverage Ratio, the Net First Lien Leverage Ratio, the Interest Coverage Ratio and EBITDA (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated or such election is rescinded without the incurrence thereby shall be made on a Pro Forma Basis after giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith) and (D) for purposes of calculating the Interest Coverage Ratio, the Net Total Leverage Ratio, the Net Secured Leverage Ratio and the Net First Lien Leverage Ratio under Section 6.01(h), (q), (r), (s) and/or (z) on any date of incurrence of Indebtedness pursuant to such Section 6.01(h), (q), (r), (s) and/or (z), the net cash proceeds funded by financing sources upon the incurrence of such Indebtedness incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Interest Coverage Ratio, the Net Total Leverage Ratio, the Net Secured Leverage Ratio or the Net First Lien Leverage Ratio, as applicable, at such time. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(ja)Liens on property or assets of the U.S. Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date (or refinancings thereof) requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $7,500,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the U.S. Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;
(jb)any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements, Secured Cash Management Agreements and the Overdraft Line) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;
(jc)any Lien on any property or asset of the U.S. Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of the U.S. Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset, Investment or New Project and, in each case, accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)) and (ii) in the case of Liens on the Collateral, such Liens shall be subject to the ABL Intercreditor Agreement;
(jd)Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;
(je)Liens imposed by law, such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the U.S. Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(jf)(i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the U.S. Borrower or any Subsidiary;
(jg)deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(jh)zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements and other restrictions (including minor defects and irregularities in title and similar encumbrances) on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the U.S. Borrower or any Subsidiary;
(ji)Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided, that such Liens do not apply to any property or assets of the U.S. Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or Disposed of in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);
(jj)Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property Disposed of and being leased in such transaction and any accessions and additions thereto, proceeds and products thereof, customary security deposits and related property;
(jk)Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);
(jl)Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.10 or Schedule 5.11 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal and any accessions and additions thereto or proceeds and products thereof and related property; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;
(jm)any interest or title of a lessor or sublessor under any leases or subleases entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business;
(jn)Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the U.S. Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the U.S. Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the U.S. Borrower or any Subsidiary in the ordinary course of business;

(jo)Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, including the pledges of an account bank pursuant to their respective general business terms (AGB-Pfandrechte) subject to the provisions of the respective German Security Documents, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;
(jp)Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations and completion guarantees permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and completion guarantees and the proceeds and products thereof;
(jq)leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the U.S. Borrower and its Subsidiaries, taken as a whole;
(jr)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(js)Liens solely on any cash earnest money deposits made by the U.S. Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(jt)(i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01 and (ii) Liens with respect to property or assets of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);
(ju)Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;
(jv)the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(jw)agreements to subordinate any interest of the U.S. Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the U.S. Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;
(jx)Liens arising from precautionary Uniform Commercial Code or PPSA financing statements regarding operating leases or other obligations not constituting Indebtedness or purported Liens evidenced by the filing of precautionary Uniform Commercial Code or PPSA financing statements or equivalent filings;
(jy)Liens (i) on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, Unrestricted Subsidiaries;
(jz)Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(ka)Liens in respect of (i) Permitted Securitization Financings and (ii) receivables sales and financings that extend only to the assets subject thereto and, in the case of Permitted Securitization Financings, Equity Interests of Special Purpose Securitization Subsidiaries;

(kb)Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;
(kc)in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;
(kd)Liens securing Indebtedness or other obligation (i) of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party;
(ke)Liens (other than first-priority Liens on the Shared ABL Collateral) (i) on not more than $22,500,000 of deposits securing Swap Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;
(kf)Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the U.S. Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the U.S. Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;
(kg)Liens on Collateral that are Junior Liens securing obligations permitted under Section 6.01;
(kh)Liens on Collateral that are Other First Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Other First Liens and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00;
(ki)(i) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(h)(i)(w) or 6.01(q) (and, in each case, Permitted Refinancing Indebtedness in respect thereof) and (ii) Liens to secure Indebtedness permitted by Section 6.01(l), 6.01(w), 6.01(z), (and, in each case, Permitted Refinancing Indebtedness in respect thereof);
(kj)Liens arising out of conditional sale, title retention, right of reclamation (recht van reclame), right of retention (retentierecht) or similar arrangements for the sale, purchase or service of goods by the U.S. Borrower or any of the Subsidiaries in the ordinary course of business or consistent with past practice or industry norm;
(kk)Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other First Liens or Junior Liens, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party;

(kl)Liens with respect to property or assets of the U.S. Borrower or any Subsidiary securing obligations in an aggregate outstanding principal amount outstanding that, immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $200,000,000 and 0.50 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(km)Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary of the U.S. Borrower or (B) such person or property is acquired by the U.S. Borrower or any Subsidiary; provided that (i) such Liens do not extend to any other assets of the U.S. Borrower or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property) and (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof);
(kn)Liens (i) on inventory held by and granted to a local distribution company in the ordinary course of business and (ii) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the U.S. Borrower or any of its Subsidiaries for such amounts in the ordinary course of business;
(ko)Liens on any property or asset of Holdings or any Subsidiary to secure Indebtedness permitted by Section 6.01(ii);
(kp)Liens on equipment of the U.S. Borrower or any Subsidiary granted in the ordinary course of business or consistent with past practice or industry norm;
(kq)Liens on the Equity Interests of Momentive Specialty Chemicals Pty. Ltd. to the extent securing Indebtedness of Momentive Specialty Chemicals Pty Ltd. and its Subsidiaries permitted hereunder;
(kr)the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein in Canada; provided they do not reduce the value of any Shared ABL Collateral or interfere in any material respect with the ordinary conduct of the business of the U.S. Borrower or any Subsidiary; and, with respect to real property which is located in Alberta, any exceptions and qualifications to title set forth in any applicable land titles or similar legislation in Alberta, so long as (i) no funds in relation to such exception and qualifications are at any time owing beyond the date on which they are due and (ii) such exceptions and qualifications do not have a material adverse impact on the value of the lands to which they relate or the business being conducted thereon;
(ks)any lien including any netting or set-off as a result of a Dutch fiscal unity (fiscale eenheid) between or among Loan Parties;
(kt)any Lien arising under the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; and
(ku)any statutory priority right of the Dutch tax authorities on equipment and other movable assets which are used for furnishing and located at the premises of the debtor of certain tax claims in the Netherlands (bodemzaken).
For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (uu) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (uu), the U.S. Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of

Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment to incur Indebtedness that is designated to be incurred on any Deemed Date pursuant to clause (C) of the second to last paragraph of Section 6.01, any Lien that does or that shall secure such Indebtedness may also be designated by the Borrower or any Subsidiary to be incurred on such Deemed Date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Section 6.01 and 6.02 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded or until such time as the related Indebtedness is no longer deemed outstanding pursuant to clause (C) of the second to last paragraph of Section 6.01), including for purposes of calculating usage of any Permitted Lien. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
Section 6.03    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted with respect to (a) Excluded Property, (b) property (A) owned by the U.S. Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (B) owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (c) any property owned by the U.S. Borrower or any Subsidiary Loan Party, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, (x) the Remaining Present Value of such lease (together with the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(c)(x)) would not in the aggregate exceed the greater of $100,000,000 and 3.3% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 or (y) the Payment Conditions are satisfied on a Pro Forma Basis.
Section 6.04    Investments, Loans and Advances (i) Purchase or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of (A) intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:
(kv)the Transactions;
(kw)(i) Investments by the U.S. Borrower or any Subsidiary in the Equity Interests of the U.S. Borrower or any Subsidiary (or any entity that will become a Subsidiary as a result of such Investment); (ii) intercompany loans from the U.S. Borrower or any Subsidiary to the U.S. Borrower or any Subsidiary; and (iii) Guarantees by the U.S. Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the U.S. Borrower or any Subsidiary;
(kx)Permitted Investments and Investments that were Permitted Investments when made;
(ky)Investments arising out of the receipt by the U.S. Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(kz)loans and advances to, or Guarantees of Indebtedness of, officers, directors, employees or consultants of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed $2,500,000, (ii) in respect of payroll payments and expenses in the ordinary course of business or consistent with past practice, (iii) for business related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practice or industry norm and (iv) in connection with such person’s purchase of Equity Interests of any Parent Entity or the U.S. Borrower solely to the extent that the amount of such loans and advances are contributed to the U.S. Borrower in cash as common equity;
(la)accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business or consistent with past practice or industry norm and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business or consistent with past practice or industry norm;
(lb)Swap Agreements entered into for non-speculative purposes;
(lc)Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment or contractual commitments as in existence on the Closing Date or as otherwise permitted by this Section 6.04);
(ld)Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (o), (r), (s), (ee) and (ll);
(le)Investments by the U.S. Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the sum of (X) $25,000,000, plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the investor in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the U.S. Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(j);
(lf)Investments constituting Permitted Business Acquisitions;
(lg)intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);
(lh)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or consistent with past practice or industry norm or Investments acquired by the U.S. Borrower or a Subsidiary as a result of a foreclosure by the U.S. Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(li)Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or amalgamated or consolidated with, the U.S. Borrower or merged into or amalgamated or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(lj)Guarantees by the U.S. Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;
(lk)Investments to the extent that payment for such Investments is made with Equity Interests of the U.S. Borrower or any Parent Entity;
(ll)[reserved];
(lm)acquisitions by any Loan Party of obligations of one or more officers or other employees of the U.S. Borrower, any Parent Entity, such Loan Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the U.S. Borrower or any Parent Entity, so long as no cash is actually advanced by the U.S. Borrower, any other Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(ln)Investments consisting of Restricted Payments under Section 6.06;
(lo)Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers (or their equivalent under the PPSA or comparable legislation in the relevant jurisdiction);
(lp)Investments in connection with the purchase, cancellation, or repayment of the Industrial Revenue Bonds, at par or at a premium;
(lq)Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);
(lr)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the U.S. Borrower or the Subsidiaries;
(ls)Investments by U.S. Borrower or the Subsidiaries, including loans to any Parent Entity, if the U.S. Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the outstanding amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);
(lt)Investments consisting of or arising as a result of Permitted Securitization Financings or receivables sales or financings;
(lu)Investments consisting of purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business or consistent with past practice;
(lv)Investments received substantially contemporaneously in exchange for Equity Interests of the U.S. Borrower or any Parent Entity;
(lw)Investments made (i) in connection with the exercise of any subscriptions, options, warrants, calls, puts or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b) or (ii) in satisfaction of obligations under joint venture agreements existing on the Closing Date;
(lx)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons or in the ordinary course of business;
(ly)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the U.S. Borrower or the Subsidiaries; and

(lz)other Investments, provided that, after giving effect to such Investment on a Pro Forma Basis, the Payment Conditions are satisfied.
Any Investment in any person other than the U.S. Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.
The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Borrower and may be determined either, at the option of the U.S. Borrower, at the time of such Investment or as of the date of the definitive agreement with respect to such Investment, and without giving effect to any subsequent change in value.
For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the U.S. Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses. In the event that an Investment (or any portion thereof) is divided, classified or reclassified under Section 6.04(ee) (such clause and related definitions, the “Investment Incurrence Clause”), the determination of the amount of such Investment (or any portion thereof) that may be made pursuant to the Investment Incurrence Clause shall be made without giving pro forma effect to any substantially concurrent incurrence of Indebtedness to finance any other Investment (or any portion thereof) divided, classified or reclassified under any of the above clauses other than the Investment Incurrence Clause.
Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), effect any Delaware LLC Division or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:
(ma)(i) the purchase and Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the U.S. Borrower or any Subsidiary or the conversion of accounts receivable to notes receivable, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the U.S. Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the U.S. Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by the U.S. Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by the U.S. Borrower to be no longer used or useful or necessary in the operation of the business of the U.S. Borrower or any Subsidiary, or (iv) the Disposition of Permitted Investments in the ordinary course of business;
(mb)if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary with or into any Borrower in a transaction in which such Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the U.S. Borrower determines in good faith that such liquidation, dissolution or change in form is advisable or in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging or consolidating Subsidiary was a Loan Party (unless otherwise permitted by Section 6.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary may merge or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;
(mc)Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04 or shall be made at a time when the Payment Conditions are satisfied;
(md)Sale and Lease-Back Transactions permitted by Section 6.03;
(me)(i) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06 and (ii) any Disposition made or any merger, consolidation or amalgamation or other corporate reorganization transaction, in each case as contemplated by the Plan of Reorganization or in connection with the Transactions;
(mf)Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(mg)[reserved];
(mh)Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving any Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(o) are otherwise complied with;
(mi)leases, assignments, licenses or subleases or sublicenses of any real or personal property (including any technology or other intellectual property) in the ordinary course of business or consistent with past practice;
(mj)Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the U.S. Borrower and its Subsidiaries determined in good faith by the management of the U.S. Borrower to be no longer useful or necessary in the operation of the business of the U.S. Borrower or any of the Subsidiaries;
(mk)[reserved];
(ml)the purchase and Disposition (including by capital contribution) of (i) Securitization Assets including pursuant to Permitted Securitization Financings, (ii) any other Securitization Assets subject to Liens securing Permitted Securitization Financing and (iii) receivables in connection with a receivables factoring or other similar arrangement with respect to Receivables Assets;
(mm)to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Swap Agreement;
(mn)any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided, that the aggregate fair market value (as determined in good faith by the U.S. Borrower) of such exchanges of assets under this clause (n) shall not exceed in any fiscal year of the U.S. Borrower $115,000,000; provided, further that (i) to the extent the consideration received consists of assets, at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $15,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $22,500,000, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that no Default or Event of Default exists or would result therefrom;
(mo)if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the U.S. Borrower, provided that (A) the U.S. Borrower shall be the surviving entity or (B) if the surviving entity is not the U.S. Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the U.S. Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor that is a Domestic Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Holdings Guarantee and Pledge Agreement or the U.S. Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document, (y) all “know your customer” and similar information required under anti-money laundering rules and regulations that has been requested by the Administrative Agent or any Lender and, to the extent the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (z) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the U.S. Borrower under this Agreement);
(mp)Dispositions in connection with the exercise of any subscriptions, options, warrants, puts, calls or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b);
(mq)Any agreement or arrangement involving, relating to or otherwise facilitating (i) requirements contracts, (ii) tolling arrangements or (iii) the reservation or presale of production capacity of the U.S. Borrower or any of its Subsidiaries by one or more third parties;
(mr)other Dispositions; provided that (i) the aggregate gross proceeds thereof shall not exceed, in any fiscal year of the U.S. Borrower, $50,000,000 and (ii) no Default or Event of Default exists or would result therefrom; provided further that amounts not fully utilized in any fiscal year may be carried forward and utilized in subsequent fiscal years;
(ms)any Disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC and would otherwise not be prohibited hereunder; provided that any disposition or other allocation of any assets (including any equity interests of such Delaware Divided LLC) in connection therewith is otherwise permitted hereunder;
(mt)other Dispositions; provided that (i) no Default or Event of Default exists or would result therefrom and (ii) after giving effect to any such sale, transfer, lease or other disposition on a Pro Forma Basis, the Payment Conditions are satisfied; provided further that, if such Disposition decreases the Global Borrowing Base by 10.0% or more (after giving effect thereto), the U.S. Borrower shall deliver a pro forma Borrowing Base Certificate on or prior to the date thereof; and
(mu)the Transactions.
Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b) of

Section 6.03 or under Section 6.05(d) shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the U.S. Borrower), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the U.S. Borrower) of less than $15,000,000 or to other transactions involving assets with a fair market value (as determined in good faith by the U.S. Borrower) of not more than the greater of $85,000,000 and 0.20 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the U.S. Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the U.S. Borrower or such Subsidiary from the transferee that are converted by the U.S. Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) either (1) any Designated Non-Cash Consideration received by the U.S. Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the U.S. Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $100,000,000 and 0.235 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) or (2) after giving effect to such receipt on a Pro Forma Basis, the Payment Conditions are satisfied, (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that Holdings, the U.S. Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale and (e) consideration consisting of Indebtedness of the U.S. Borrower or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from persons who are not Holdings, the U.S. Borrower or a Subsidiary in connection with the Asset Sale and that is cancelled.
For purposes of this Agreement, the fair market value of any assets acquired, leased, exchanged, Disposed of, sold, conveyed or transferred by the U.S. Borrower or any Subsidiary shall be determined in good faith by the U.S. Borrower and may be determined either, at the option of the Borrower, at the time of such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable, or as of the date of the definitive agreement with respect to such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable.
Section 6.06    Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:
(mv)Restricted Payments may be made to the U.S. Borrower or any Wholly Owned Subsidiary of the U.S. Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the U.S. Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the U.S. Borrower or such Subsidiary) based on their relative ownership interests);
(mw)Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or Indebtedness of Holdings or any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the U.S. Borrower, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) in respect of any taxable period for which the U.S. Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of the U.S. Borrower is the common parent, or for which the U.S. Borrower is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments to any direct or indirect parent of the U.S. Borrower in an amount not to exceed the amount of any U.S. federal, state, local and/or foreign income taxes that the U.S. Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the U.S. Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group (without duplication, for the avoidance of doubt, of any amount of such taxes actually directly paid by the U.S. Borrower and/or any of its Subsidiaries to the relevant taxing authority, if any), (vi) a tax sharing arrangement (whether written or as a matter of practice) between members of Dutch fiscal unity (fiscale eenheid) that exists between or among Loan Parties and (vii) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of subclauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such subclauses (i), (ii) and (iii) that are allocable to the U.S. Borrower and its Subsidiaries (which shall be 100% at any time that, as the case may be, (1) Holdings owns no material assets other than the Equity Interests of the U.S. Borrower and assets incidental to such equity ownership or (2) any Parent Entity owns directly or indirectly no material assets other than Equity Interests of Holdings and any other Parent Entity and assets incidental to such equity ownership;
(mx)Restricted Payments may be made to Holdings, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, Holdings, the U.S. Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any fiscal year $10,000,00 (which shall increase to $20,000,000 subsequent to a Qualified IPO)) (plus (x) the amount of net proceeds contributed to the U.S. Borrower that were received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the U.S. Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements; (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, the U.S. Borrower or the Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the U.S. Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the U.S. Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;
(my)any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(mz)any Restricted Payment may be made so long as, after giving effect to such Restricted Payment on a Pro Forma Basis, the Payment Conditions are satisfied;
(na)Restricted Payments may be made in connection with the consummation of the Transactions, including payments and distributions to dissenting stockholders or stockholders exercising appraisal rights pursuant to applicable law or as a result of the settlement of any stockholder claims or action (whether actual, contingent or potential);

(nb)Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;
(nc)after a Qualified IPO, Restricted Payments may be made to pay, or to allow Holdings, any Borrower or any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than the sum of (i) 2.0% of the Market Capitalization plus (ii) 6.0% of the net proceeds received in a public offering of the Equity Interests of Holdings, any Borrower, the Dutch Borrower or any Parent Entity; provided, that no Event of Default shall have occurred and be continuing;
(nd)Restricted Payments may be made to Holdings or any Parent Entity to finance any Investment that if made by the Borrower or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the U.S. Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the U.S. Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10; and
(ne)Restricted Payments may be made in an aggregate amount not to exceed $10,000,000; provided, that no Event of Default shall have occurred and be continuing.
Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment or redemption, purchased, defeasance or other payment would have complied with the provisions of this Agreement.
The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the U.S. Borrower and may be determined either, at the option of the U.S. Borrower, at the time of such Restricted Payment or as of the date of the definitive agreement with respect to such Restricted Payment.
For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the U.S. Borrower may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of division, classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.
Section 6.07    Transactions with Affiliates.
(nf)Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the U.S. Borrower, Holdings, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $25,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable, when taken as a whole, to the U.S. Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the U.S. Borrower or such Subsidiary in good faith.

(ng)The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement:
(i)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings (or any Parent Entity) or of the U.S. Borrower,
(ii)loans or advances to employees or consultants of Holdings (or any Parent Entity), the U.S. Borrower or any of the Subsidiaries in accordance with Section 6.04(e),
(iii)transactions among the U.S. Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the U.S. Borrower or a Subsidiary is the surviving entity),
(iv)the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of Holdings, any Parent Entity, the U.S. Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the U.S. Borrower and its Subsidiaries (which (x) shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests of the U.S. Borrower, Holdings or any Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries and (y) in all other cases shall be as determined in good faith by management of the U.S. Borrower)),
(v)subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, the Transactions and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $7,500,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the U.S. Borrower in good faith),
(vi)(A) any employment agreements entered into by the U.S. Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04,
(viii)any purchase by Holdings of the Equity Interests of the U.S. Borrower,
(ix)[reserved],
(x)transactions for the purchase or sale of goods, equipment, products, parts and services (including property management and similar services) entered into in the ordinary course of business,
(xi)any transaction in respect of which the U.S. Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the U.S. Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the U.S. Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to the U.S. Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to the U.S. Borrower or such Subsidiary, as applicable, from a financial point of view,

(xii)the Transactions and the payment of all fees, expenses, bonuses and awards related to the Transactions,
(xiii)transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm,
(xiv)[reserved],
(xv)the issuance, sale or transfer of Equity Interests of the U.S. Borrower or any Subsidiary to Holdings (or any Parent Entity) and capital contributions by Holdings (or any Parent Entity) to the U.S. Borrower or any Subsidiary,
(xvi)the issuance, sale or transfer of Equity Interests to the management of Holdings, any Parent Entity, the U.S. Borrower or any Subsidiary in connection with the Transactions,
(xvii)payments by Holdings (or any Parent Entity), the U.S. Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),
(xviii)transactions pursuant to any Permitted Securitization Financing or a receivables sale or financing,
(xix)payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings (or any Parent Entity) or the U.S. Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,
(xx)transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Agreement that are fair to the U.S. Borrower or the Subsidiaries (in the good faith determination of the U.S. Borrower),
(xxi)transactions between the U.S. Borrower or any of the Subsidiaries and any person, a director of which is also a director of the U.S. Borrower or any direct or indirect parent company of the U.S. Borrower; provided, however, that (A) such director abstains from voting as a director of the U.S. Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the U.S. Borrower for any reason other than such director’s acting in such capacity,
(xxii)transactions permitted by, and complying with, the provisions of Section 6.05, and
(xxiii)intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the U.S. Borrower) for the purpose of improving the consolidated tax efficiency of the U.S. Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein.
Section 6.08    Business of the U.S. Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings.

Section 6.09    Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(nh)Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the U.S. Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the U.S. Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the U.S. Borrower or any of the Subsidiary Loan Parties.
(ni)(i)    Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:
(A)Refinancings with any Indebtedness permitted to be incurred under Section 6.01;
(B)payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;
(C)payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the U.S. Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto;
(D)the conversion of any Junior Financing to Equity Interests of the U.S. Borrower, Holdings or any Parent Entity;
(E)[reserved];
(F)payments and distributions in an aggregate amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed $10,000,000; provided, that no Event of Default shall have occurred and be continuing; and
(G)any payment or distribution in respect of Junior Financing may be made so long as no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect to such payment or distribution on a Pro Forma Basis, the Payment Conditions are satisfied; or
(i)Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing (or any Permitted Refinancing Indebtedness in respect thereof), or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (a) are not in any manner materially adverse to Lenders when taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders (when taken as a whole) (as determined in good faith by the Borrower) or (b) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”
(nj)Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the U.S. Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the U.S. Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(i)restrictions imposed by applicable law;
(ii)contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Term Loan Facility Documents, the Senior Unsecured Note Documents or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the U.S. Borrower);
(iii)any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(iv)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business or consistent with past practice or industry norm;
(v)any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(vi)any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the U.S. Borrower);
(vii)customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business or consistent with past practice;
(viii)customary provisions restricting subletting or assignment (including any change of control deemed an assignment) of any lease governing a leasehold interest;
(ix)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(x)customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;
(xi)customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(xii)customary net worth provisions imposed by suppliers, customers or landlords of Real Property under contracts entered into in the ordinary course of business or consistent with past practice or industry norm or customary restrictions on cash or other deposits or net worth arising in connection with any Liens permitted under Section 6.02 so long as the U.S. Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the U.S. Borrower and its Subsidiaries to meet their ongoing obligations under the Loan Documents;

(xiii)any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(xiv)restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the U.S. Borrower that is not a Subsidiary Loan Party;
(xv)customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(xvi)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xvii)restrictions contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary; and
(xviii)any encumbrances or restrictions of the type referred to in Section 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (i) through (xvii) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.
Section 6.10    Fixed Charge Coverage Ratio. If at the close of business on any day an Availability Trigger Event shall exist, permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 until such time as no Availability Trigger Event shall exist. For purposes of this testing, (a) the Fixed Charge Coverage Ratio will be computed based upon the information available as of the last day of the most recent fiscal quarter ending prior to such day for which financial statements are available, and (b) whether an Availability Trigger Event exists will be continually tested as of the close of business each day so that the Fixed Charge Coverage Ratio may apply (or not apply) multiple times within any particular fiscal quarter. Additionally, for purposes of this Section 6.10, when calculating Excess Availability under the definition of “Availability Trigger Event”, Excess Availability for a non-Business Day shall be Excess Availability as of the immediately preceding Business Day.
Section 6.11    [Reserved].
Section 6.12    Fiscal Year. In the case of the U.S. Borrower, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the U.S. Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
Section 6.13    Centre of Main Interests. In the case of any Subsidiary Loan Party organized or incorporated in a jurisdiction to which the Insolvency Regulation applies, take any action with the principal intent of changing the location of its Centre of Main Interests to another country if such change is or is reasonably likely to be materially adverse to the interests of the Lenders under the Loan Documents.
Section 6.14    Canadian DB Plan. Other than pursuant to or in respect of existing Canadian DB Plans in existence on the Closing Date, the Borrowers will not, and will not permit any of their respective Subsidiaries to, contribute to or assume or cause an obligation to or have any liability under any Canadian DB Plan or acquire any interest in any Person that sponsors, maintains or contributes to or at any time in the five-year period preceding such acquisition has sponsored, maintained or contributed to a Canadian DB Plan, without the prior written consent of the Administrative Agent.

ARTICLE VIA
HOLDINGS’ NEGATIVE COVENANT

SECTION 6.01A.    Holdings’ Negative Covenant. Holdings (prior to a Qualified IPO) hereby covenants and agrees with each Lender that, from and after the Closing Date and until the Termination Date, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien other than (i) Liens created under the Loan Documents and the Term Loan Facility Documents and (ii) Liens not prohibited by Section 6.02 on any of the Equity Interests issued by the U.S. Borrower held by Holdings and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other person (and if it is not the survivor of such merger, the survivor shall assume Holdings’ obligations, as applicable, under the Loan Documents).
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. In case of the happening of any of the following events (“Event of Default”):
(nk)any representation or warranty made or deemed made by the U.S. Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the U.S. Borrower; provided, that the failure of any representation or warranty made or deemed made by any Loan Party (other than the representations and warranties referred to in Section 4.01(b)) to be true and correct in any material respect on the Closing Date will not constitute an Event of Default hereunder;
(nl)default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(nm)default shall be made in the payment of any interest on any Loan or on any L/C Disbursement, the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(nn)default shall be made in the due observance or performance by the U.S. Borrower (or, with respect to Section 5.08, any Borrower) of any covenant, condition or agreement contained in, Section 5.01(a), 5.05(a) or 5.08 or in Article VI (subject to Section 7.03);
(no)default shall be made in the due observance or performance by Holdings (prior to a Qualified IPO) of Article VIA or by the U.S. Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or (x) 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement or (y) in the case of Section 5.04(f) and Section 5.12(a)(vi), (b) and (d)(ii) only, five (5) Business Days) after notice thereof from the Administrative Agent to the U.S. Borrower;
(np)(i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity (other than, for the avoidance of doubt, Material Indebtedness with respect to

Permitted Securitization Financings) or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the U.S. Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(nq)there shall have occurred a Change in Control;
(nr)an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including a filing of a notice of intention in respect thereof) in a court of competent jurisdiction seeking (i) liquidation, reorganization, winding up, dissolution or suspension of general operations or other relief in respect of Holdings, the U.S. Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, the U.S. Borrower or any Material Subsidiary, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, compulsory manager, administrator, administrative receiver, interim receiver, receiver and manager or similar official for Holdings, the U.S. Borrower or any of the Material Subsidiaries or for all or a substantial part of the property or assets of Holdings, the Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of Holdings, the U.S. Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 (but in respect of any Subsidiary incorporated in England and Wales, 28 days) days or an order or decree approving or ordering any of the foregoing shall be entered;
(ns)(i) Holdings, the U.S. Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or case or file any petition or application seeking liquidation, reorganization, arrangement, winding up, dissolution or suspension of general operations or other relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, other than, for the avoidance of doubt, the Chapter 11 Cases, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or case or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of, or the taking of possession by, a liquidator, administrator, receiver, interim receiver, receiver and manager, administrative receiver, compulsory manager, trustee, custodian, sequestrator, conservator, agent or similar official for Holdings, the U.S. Borrower or any of the Material Subsidiaries or for all or a substantial part of the property or assets of the U.S. Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make an assignment or a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due or is otherwise insolvent;
(nt)the failure by the U.S. Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $75,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;
(nu)(i) an ERISA Event or a Canadian Pension Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the U.S. Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (iv)  the U.S. Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(nv)(i) any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the U.S. Borrower or any other Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein and in any Intercreditor Agreement and the last paragraph of Section 4.02) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests of Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or any Foreign Security Document or to file Uniform Commercial Code continuation statements, PPSA financing change statements or similar filings and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO) or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof and subject to the last paragraph of Section 4.02), or shall be asserted in writing by Holdings (prior to a Qualified IPO) or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the U.S. Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans and the Canadian Borrower’s obligations in respect of B/As then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and the full face amount of the B/As then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to any Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans and the full face amount of the B/As then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
For purposes of clauses (h), (i) and (j) of this Section 7.01, “Material Subsidiary” (1) shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof and (2) shall exclude any Special Purpose Securitization Subsidiary.
Section 7.02    Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied as set forth in Section 2.19. The balance, if any, after all of the Obligations have been paid in full, shall be made available to the U.S. Borrower or as otherwise required by Requirements of Law.

Section 7.03    Right to Cure.
(nw)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the U.S. Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th Business Day subsequent to the date on which an Availability Trigger Event occurs during any applicable quarter that causes the U.S. Borrower to fail to comply with the requirements of the Financial Performance Covenant, any Parent Entity and the U.S. Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital, and, in each case with respect to any Parent Entity, to contribute any such cash to the capital of the U.S. Borrower (collectively, the “Cure Right”), and upon the receipt by the U.S. Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
(i)EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii)If, after giving effect to the foregoing recalculations, the U.S. Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the U.S. Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for all purposes of this Agreement.
(nx)Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more frequently than seven times during the term of this Agreement, and (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.
ARTICLE VIII
THE AGENTS
Section 8.01    Appointment.
(ny)Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) hereby irrevocably designate and appoint the Administrative Agent as the agent of such Lender and Issuing Bank under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender and Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf, in any form, notarial or otherwise. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Except as expressly otherwise provided in this Agreement, each of the Administrative Agent and the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Section 7.01, and any action so taken or not taken shall be deemed consented to by the Lenders and Issuing Banks.
(nz)In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Administrative Agent and the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. It is understood and agreed by the parties hereto, that as part of its duties and functions, the Collateral Agent shall serve as the hypothecary representative for all present and future secured creditors, as contemplated by Article 2692 of the Civil Code of Québec.
(oa)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(ob)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that act; and
(iii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(oc)Each Secured Party is deemed to have authorized the Collateral Agent to enter into the Parallel Debts, including the agreement that an amount received in respect of a Parallel Debt will be deemed a satisfaction of a pro rata portion of the relevant corresponding Obligations.
(od)The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 8.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys‑in‑fact) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys‑in‑fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral. Should any instrument in writing from any Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. The Administrative Agent and any Subagent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such Subagent and to the Related Parties of the Administrative Agent

and any Subagent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.
Section 8.03    Exculpatory Provisions.
(oe)None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vii) the creation, perfection or priority of Liens on the Collateral. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
(of)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii)

may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or any Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender or a Issuing Bank, may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance of the making of such Loan or any other applicable Credit Event and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 8.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person (whether or not such person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Holdings or any of the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 8.05    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the U.S. Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Issuing Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.06    Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank represents that it is engaged in making, acquiring, or holding commercial loans in the ordinary course of its business and expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender, or any of the Related Parties of the foregoing. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent, any Joint Lead Arranger or any Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement and to make, acquire or hold Loans hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent, any Joint Lead Arranger or any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of United States securities laws concerning the Borrowers and their Affiliates) as it shall deem from time to time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Section 8.07    Indemnification. The Lenders agree to indemnify each Agent and each Issuing Bank, in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its Total Revolving Facility Exposure and unused Commitments hereunder); from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
Section 8.08    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for, purchase and accept B/As from, and generally engage in any kind of banking, trust or other business with any Loan Party as though such Agent were not an Agent and without any duty to account therefor to the Lenders. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.
Section 8.09    Successor Administrative Agent.
(og)The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 10 days’ notice to the Lenders and the U.S. Borrower, whether or not a successor Administrative Agent has been appointed. If the Administrative Agent shall resign, then the U.S. Borrower shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), in which case the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Borrower or the Required Lenders, as applicable, and shall have accepted such appointment, within 10 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In such case, such appointment shall be subject to the prior written approval of the U.S. Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor agent shall succeed to the rights, powers, privileges and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers, privileges and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. The Administrative Agent will reasonably cooperate in assigning its rights under such Parallel Debts to any such successor agent and will reasonably cooperate in transferring all rights under the Dutch Security Documents or the German Security Documents to such successor agent.
(oh)If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation or intent to resign, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers and privileges and assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the U.S. Borrower (or the Required Lenders) appoint a successor agent as provided for above; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank, as applicable. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 and Section 9.05, as well as any exculpatory, reimbursement, and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring

Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above. The parties hereto acknowledge and agree that, for purposes of the Dutch Security Documents and the German Security Documents, any resignation by the Collateral Agent shall not be effective until its rights under and obligations with respect to the Parallel Debts are assigned to and assumed by the successor Collateral Agent.
Section 8.10    Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, obligations, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).
Section 8.11    Security Documents and Collateral Agent.
(oi)The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.
The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any ABL Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on any Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Liens on any Collateral securing the Obligations to the provisions thereof. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are not prohibited and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (aa) or (mm) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the U.S. Borrower; provided, that prior to any such request, the U.S. Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the U.S. Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c).
(oj)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Agreements the obligations under which constitute Secured Cash Management Agreements and no Swap Agreement the obligations under which constitute Secured Hedge Agreements, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Agreements or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(ok)Except with respect to the exercise of setoff rights in accordance with Section 9.06 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(ol)The Lenders and other Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 8.12    Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, interim receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding with respect to any Loan Party under any Debtor Relief Law or similar law now or hereafter in effect, relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, interim receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank, and each other Secured Party, to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents (including under Section 9.05). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.
Section 8.13    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.
Section 8.14    Certain ERISA Matters.
(om)Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(on)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(A)-(E),
(iii)the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,
(iv)the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Administrative Agent, the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(oo)Each of the Administrative Agent and the Joint Lead Arrangers hereby informs the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 8.15    Credit Bidding. The Lenders and other Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code, including under Sections 363, 1123 or 1129 of the U.S. Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’

ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 8.16    Posting of Communications.
(op)The U.S. Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(oq)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and Holdings and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and Holdings and the Borrowers hereby approve distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(or)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD

ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(os)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(ot)Each of the Lenders, Holdings and the Borrowers agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(ou)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.17    Certain German Matters. In relation to the German Security Documents the following additional provisions shall apply:
(ov)The Collateral Agent shall (A) hold and administer any Collateral granted pursuant to a German Security Document which is security assigned or otherwise transferred (Sicherungseigentum/Sicherungsabtretung) under a non-accessory security right (nicht-akzessorische Sicherheit) to it in its own name as fiduciary (treuhänderisch) for the benefit of the Secured Parties and (B) administer any Collateral granted pursuant to a German Security Document which is pledged (Verpfändung) or otherwise transferred to the Collateral Agent creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.
(ow)Each of the Secured Parties hereby authorizes and grants a power of attorney (Vollmacht), and each future Secured Party by becoming a party to this Agreement in accordance with Section 9.04 authorizes and grants a power of attorney (Vollmacht), to the Collateral Agent (whether or not by or through employees or agents) (A) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Documents together with such powers and discretions as are reasonably incidental thereto (B) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and (C) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security.
(ox)Each of the Secured Parties hereby releases the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law to make use of any authorization granted under this Agreement and to perform its duties and obligations as Collateral Agent hereunder and under the German Security Documents.

(oy)Each of the Secured Parties hereby ratifies and approves, and each future Secured Party by becoming party to this Agreement in accordance with Section 9.04 ratifies and approves, all acts and declarations previously done by the Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of the Secured Parties as future pledgee or otherwise).
(oz)For the purpose of performing its rights and obligations as Collateral Agent and to make use of any authorization granted under the German Security Documents, each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with Section 9.04 of this Agreement authorizes, the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Collateral Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
Section 8.18    Certain English Matters.
(pa)In this Agreement and any Security Document governed by English law, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent or the Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, such Agent (or any other person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to any Security Document governed by English law or the security thereby created. Any obligations of such Agent (or any other person acting in such capacity) in this Agreement and any Security Document governed by English law shall be obligations of such Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to any Security Document governed by English law or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties, such Agent (or any other person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Article VIII, (ii) all the powers of an absolute owner of the security constituted by any Security Document governed by English law and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under any Security Document governed by English law and/or any of the Loan Documents.
(pb)Each Secured Party (on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) hereby appoints the Collateral Agent to act as its trustee under and in relation to any Security Document governed by English law and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any Security Document governed by English law and each Secured Party hereby irrevocably authorizes the Collateral Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the Collateral Agent as security trustee of the Secured Parties by the terms of any Security Document governed by English law together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.
(pc)Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent or the Collateral Agent shall be construed so as to include a reference to Liens granted in favor of the Administrative Agent or Collateral Agent in its capacity as security trustee of the Secured Parties.
(pd)The Secured Parties agree that, at any time that the person acting as security trustee of the Secured Parties in respect of any Security Document governed by English law shall be a person other than the Agents, such other person shall have the rights, remedies, benefits and powers granted to the Administrative Agent and (as the case may be) Collateral Agent in its capacity as security trustee of the Secured Parties under this Agreement and (as the case may be) any Security Document governed by English law.
(pe)Nothing shall require the Administrative Agent and/or the Collateral Agent in the capacity as security trustee of the Secured Parties under this Agreement and any Security Document governed by English law to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States of America or England and Wales which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.
Section 8.19    Certain Canadian Matters. For greater certainty, and without limiting the powers of the Administrative Agent or any other person acting as an agent, attorney-in-fact or mandatory for the Administrative Agent under this Agreement or under any of the other Loan Documents, and for the purposes of holding any security granted by a Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by a Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the fondé de pouvoir and hypothecary representative (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. The execution by the Attorney prior to the date hereof of any document creating or evidencing any such security for the benefit of any of the Lenders is hereby ratified and confirmed. Moreover, without prejudice to such appointment and authorization to act as the hypothecary representative and the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed: (i) the Attorney as the hypothecary representative and the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

Section 8.20    Certain French Matters. Pursuant to article 2488-6 et seq.-1 of the French Civil Code, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) hereby irrevocably appoints the Agents to create, register, manage and enforce on their behalf any Lien created by a Security Document governed by French law.
Section 8.21    Certain Italian Matters. Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) hereby irrevocably appoints the Agents, to act as its mandatario con rappresentanza pursuant to articles 1703, 1704 and followings of the Italian Civil Code, also in the circumstances provided under articles 1394 and 1395 of the Italian Civil Code in order to create, register, manage and enforce on their behalf any Lien created by a Security Document governed by Italian law.

Section 8.22    Certain Spanish Matters.
(pf) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Ancillary Agreements) hereby irrevocably appoints the Collateral Agent to constitute, register, accept, manage and enforce any security created by any Security Document governed by Spanish law on its behalf and therefore to exercise in its name and on their behalf any and all rights in favor of the Secured Parties (which shall include, without limitation, the right to send any notice and make any declaration thereunder, the right to create and enforce the security and to make any calculation in relation thereto and the right to release the security in the circumstances set forth therein).
(pg)In any case, to the extent necessary, each Lender undertakes to grant in favor of the Agents any powers of attorney necessary for the Agents to perform on their behalf any of the above-mentioned actions or, if incapable of granting such powers of attorney, the granting together with the Agents of any of such documents or performing any such actions.
Section 8.23    Foreign Obligations. Notwithstanding anything in this Agreement or any other Loan Document, and for the avoidance of doubt, no Foreign Subsidiary Loan Party shall provide, or be deemed to provide, any Guarantee of or security for any Obligation of Holdings or any Domestic Loan Party.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices; Communications.
(ph)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to any Loan Party or the Administrative Agent, to the address, electronic mail address or telephone number specified for such person on Schedule 9.01; and
(ii)if to any other Lender or Issuing Bank, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.
(pi)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Approved Electronic Platform) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the U.S. Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.
(pj)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).
(pk)Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.
(pl)Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the applicable Borrower shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.17, 2.18 and 9.05) shall survive the Termination Date.
Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.
Section 9.04    Successors and Assigns.
(pm)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.05, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 or Article X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(pn)(i)    Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of::
(A)The U.S. Borrower, which consent will be deemed to have been given if the U.S. Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the U.S. Borrower in writing prior to the Closing Date, or if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B)the Administrative Agent, the Swingline Lender and each Issuing Bank (in each case, except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, and such consent, if required, shall not be unreasonably withheld or delayed).
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than  $5,000,000 (or €5,000,000 or the Alternate Currency Equivalent, in each case, as such amount corresponds to the denomination of the applicable Loan or Commitment) or an integral multiple of $1,000,000 (or €1,000,000 or the Alternate Currency Equivalent, in each case, as such amount corresponds to the denomination of the applicable Loan or Commitment), unless each of the U.S. Borrower and the Administrative Agent otherwise consent; provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (or €2,000, as such amount corresponds to the denomination of the applicable Loan or Commitment) (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent);
(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.18;
(D)the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and
(E)assignment or transfer to or assumption by any person of Commitments or Loans or Revolving L/C Exposure with respect to a Dutch Borrower shall only be permitted if such person is a Non-Public Lender.
For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution.
(ii)Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this

Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections)); provided, that an Assignee shall not be entitled to receive any greater payment pursuant to Section 2.18 than the applicable assignor would have been entitled to receive had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).
(iii)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, and amounts in respect of B/As owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender.
(iv)Upon its receipt of (x) a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06 or 2.18, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).
(po)[Reserved].
(pp)(i)    Any Lender may, without the consent of, or notice to, the U.S. Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than (I) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to such Lender; provided, that the Administrative Agent shall, upon the request of such person, make the list of Ineligible Institutions available to any Lender, Assignee or Participant) or (II) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (II) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(e) (it being understood that the documentation required under Section 2.18(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.
(i)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the U.S. Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the U.S. Borrower in order for the U.S. Borrower to determine whether to provide its consent.
(pq)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(pr)The Borrowers, at their expense and upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (e) above.
(ps)[Reserved].
(pt)[Reserved].
(pu)[Reserved].
(pv)[Reserved].
(pw)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the U.S. Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all the Revolving Facility Percentage of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 9.05    Expenses; Indemnity.
(px)The Borrowers agree to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement (including such expense in connection with any Collateral Audit or appraisal conducted hereunder) and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the U.S. Borrower of such conflict and thereafter retains its own counsel with the U.S. Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected person).
(py)The Borrowers agrees to indemnify the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including costs and expenses incurred as a result of any Collateral Audit or appraisal conducted hereunder and reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the U.S. Borrower of such conflict and thereafter retains its own counsel with the U.S. Borrower’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the U.S. Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the U.S. Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the U.S. Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the U.S. Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Issuing Bank or Joint Lead Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Holdings, the U.S. Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the facilities hereunder or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(pz)Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.18 and, to the extent set forth therein, Section 2.16.
(qa)To the fullest extent permitted by applicable law, Holdings and the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(qb)The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO) any Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no Lender shall exercise setoff rights with respect to the Canadian Borrower’s, the U.K. Borrower’s, the Dutch Borrower’s or the German Borrower’s assets and apply such proceeds to the Obligations of the U.S. Borrower hereunder.
Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
Section 9.08    Waivers; Amendment.
(qc)No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.
(qd)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21 or Section 8.11, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), the Borrowers and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:
(i)decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Maturity Date (except as provided in Section 2.05(c)) without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that any amendment or modifications to the definitions of the terms “Borrowing Base”, “Excess Availability”, any component definition thereof or the related definitions or the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),
(ii)increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii) ,
(iii)extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),
(iv)amend the provisions of Section 2.13(d) or Section 2.19(b) or (c) in a manner that would by its terms alter the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender directly adversely affected thereby except, for the avoidance of doubt, as otherwise provided in Section 9.08(e) to incorporate FILO Mechanics with respect to FILO Revolving Loans (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),
(v)amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders”, “Special Majority Lenders”, “Super Majority Lenders”, “Revolving Facility Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Special Majority Lenders and Super Majority Lenders, on substantially the same basis as the Loans and Commitments are included on the Closing Date),
(vi)release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the U.S. Guarantee Agreement or the Foreign Guarantee Agreement, as applicable (in each case, other than in connection with any release of the relevant Guarantees or Collateral not prohibited by the Loan Documents), unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender other than a Defaulting Lender,
(vii)effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);
(viii)amend or modify the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by any Borrower would be increased, without the prior written consent of the Special Majority Lenders (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders, but, to the extent the amount to be borrowed or credit to be made would increase as a result of any such change or elimination, the Administrative Agent shall not exercise its discretion to change or eliminate any Reserves that existed on the Closing Date without the consent of the Special Majority Lenders); or
(ix)increase the percentage advance rates set forth in the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by any Borrower would be increased, without the prior written consent of the Super Majority Lenders;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(qe)Without the consent of any Lender or Issuing Bank, the Loan Parties and the Agents may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement, or, in each case, to otherwise enhance the rights or benefits of any Lender under any Loan Document.
(qf)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO) and the Borrowers (a) to permit additional credit facilities to this Agreement and to permit the extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees and other obligations in respect thereof (provided that such credit facilities shall rank pari passu or junior in right of payment and of security with the existing facilities hereunder unless otherwise agreed by each Lender directly adversely affected thereby) and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Special Majority Lenders and Super Majority Lenders.
(qg)Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Revolving Facility Commitments in a manner consistent with Section 2.21 and to incorporate any FILO Mechanics with respect to any FILO Revolving Loans or (B) to cure any ambiguity, omission, defect or inconsistency.
(qh)With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the U.S. Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three (3) Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the U.S. Borrower’s election, (i) state that the U.S. Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Sections 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (ii) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its Reasonable Credit Judgment, such requirements have been satisfied (in which case it shall deliver to U.S. Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.
(qi)The applicable Loan Party, together with the Administrative Agent or the Collateral Agent, as applicable, may enter into amendments or supplements to the Security Documents to reflect the parties’ intentions as reflected in the Agreed Security Principles.
Section 9.09    Interest Rate Limitation.
(qj)Notwithstanding anything herein to the contrary, subject to clause (b) below in respect of any Loan to a Canadian Borrower, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.
(qk)Without limiting Section 9.09(a), if any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest under the Obligations of the Canadian Borrower or any other amount in an amount or calculated at a rate that would be prohibited by law or would result in the receipt by any Lender of interest under the Obligations of the Canadian Borrower at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by such Lender of interest under the Obligations of the Canadian Borrower at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Lender under Section 2.14 and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest under the Obligations of the Canadian Borrower for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated hereby, if any Lender shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the Administrative Agent for the benefit of the Lenders, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Canadian Borrower. Any amount or rate of interest under the Obligations of the Canadian Borrower referred to in Section 2.14 (b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Revolving Facility Loan to the Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
Section 9.10    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Administrative Agency Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13    Counterparts; Electronic Execution of Assignments and Certain Other Documents
(ql)
(qm)This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by electronic transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.
(qn)The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15    Jurisdiction; Consent to Service of Process.
(qo)The Borrowers and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document (other than the Foreign Security Documents) or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.
(qp)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(qq)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.
Section 9.16    Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, the U.S. Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the U.S. Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, any Parent Entity, the U.S. Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender or Issuing Bank (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) with the consent of the U.S. Borrower and (G) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (E) and (G), no information may be provided to any Ineligible Institution or person who is known to be acting for an Ineligible Institution.
Section 9.17    Platform; Borrower Materials. The Borrowers hereby acknowledge that (a)  the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (including the Approved Electronic Platform), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings, the U.S. Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The U.S. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor”.
Section 9.18    Release of Liens and Guarantees.
(qr)The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Holdings Guarantee and Pledge Agreement, the U.S. Guarantee Agreement, the Foreign Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, upon request of the U.S. Borrower, the Collateral Agent may take such actions as shall be reasonably required or appropriate to implement or give effect to the terms of the Agreed Security Principles (including the release of liens granted under the laws of one jurisdiction substantially concurrently with the granting of liens under the laws of another jurisdiction with respect to the same assets).

(qs)In addition, (i) the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Guarantors shall be automatically released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to exist or constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) and (ii) immediately prior to the consummation of a Qualified IPO, the Guarantee incurred by Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, Holdings shall elect in its sole discretion that such release of Holdings shall not be effected).
(qt)The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to Holdings or the applicable Borrower all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender, Issuing Bank or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Borrower at the Borrower’s expense, in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request and any such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
(qu)Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrowers and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of any Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any other Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to Holdings or any Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Ancillary Agreement and (ii) any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the U.S. Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).
(qv)Obligations of the U.S. Borrower and its Subsidiaries under any Ancillary Agreement (after giving effect to all netting arrangements relating thereto) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Ancillary Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Ancillary Agreements.
Section 9.19    Judgment Currency.
(qw)If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or in any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.
(qx)The obligations of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other person who may be entitled thereto under applicable law).
Section 9.20    Dutch Powers of Attorney. If any Dutch Loan Party is represented by an attorney in connection with the signing and/or execution of any Loan Document (including by way of accession to this Agreement or any other agreement, deed or document referred to in or made pursuant to this Agreement), it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.
Section 9.21    Power of Attorney. Each Lender (including the Swingline Lender) and each Issuing Bank (and each Affiliate of a Lender or such Issuing Bank) hereby (i) authorizes each Agent as its agent and attorney to execute and deliver, on behalf of and in the name of such Lender or Issuing Bank (or Affiliate), all and any Loan Documents (including Security Documents) and related documentation, (ii) authorizes each Agent to appoint any further agents or attorneys to execute and deliver, or otherwise to act, on behalf of and in the name of such Agent for any such purpose and (iii) authorizes each Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to such Agent. The Lenders and the Issuing Banks hereby relieve the Administrative Agent from any applicable self-dealing restrictions, and the Administrative Agent may also relieve agents, delegates and attorneys appointed pursuant to the powers granted under this Section 9.21 from any self-dealing restrictions (including, but not limited to such restrictions on self-dealing under Section 181 of the German Civil Code).
Section 9.22    Canadian Anti-Money Laundering Legislation.
(qy)The U.S. Borrower acknowledges that, pursuant to CAML, the Lenders may be required to obtain, verify and record information regarding Holdings, the Borrowers, the Subsidiary Loan Parties, their respective Related Parties, any direct or indirect parent entity thereof, the Transactions and any other transactions contemplated hereby. The U.S. Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or any Agent, in order to comply with any applicable CAML, whether now or hereafter in existence.
(qz)If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable CAML, then the Administrative Agent:

(i)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable CAML; and
(ii)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
(ra)Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.
Section 9.23    U.S.A. Patriot Act. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 9.24    Agency of the U.S. Borrower for the Loan Parties. Each of the Subsidiaries of the Dutch Borrower hereby appoints the Dutch Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.
Each of the German Loan Parties and each of the Subsidiaries of the German Borrower hereby appoint the German Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto, and hereby releases the German Borrower from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
Each of the other Loan Parties hereby appoints the U.S. Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.
Section 9.25    German Real Property. Notwithstanding any other provisions of this Agreement to the contrary, each of the parties to this Agreement, and each Secured Party by its acceptance of the benefits hereof, hereby agrees and acknowledges that each Secured Party which is a non-German resident and is neither a Secured Party which has its applicable lending office in Germany nor is entitled to a complete exemption from German income taxes pursuant to the “interest” (or any other) article of a tax treaty between Germany and the country of residence or organization of such Secured Party shall not at any time take the benefit, directly or indirectly, of any security interest in any real estate located in Germany over which a security interest is granted to any Collateral Agent for the benefit of the Secured Parties (or any of them) or in any proceeds of enforcement in respect thereof (the “German Real Estate Security”), in respect of its participation in the Obligations. It is further hereby agreed that such Secured Party shall not at any time take the benefit, directly or indirectly, of any additional right in respect of any other security interest granted to the Collateral Agent for the benefit of the Secured Parties (or any of them) pursuant to any Loan Document to compensate for such Secured Party not having the benefit of any security interest in the German Real Estate Security.
Section 9.26    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing

Bank that is an EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(rb)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and
(rc)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 9.27    Acknowledgement Regarding Any Supported QFCs.
(rd)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States);
(re)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.28    MIRE Events. Each of the parties hereto acknowledges and agrees that, solely in the event that there are any Mortgaged Properties located in the United States at the time of any MIRE Event, such MIRE Event shall be subject to and conditioned upon delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by the Flood Insurance Laws and as otherwise reasonably requested by the Administrative Agent or the Lenders (through the Administrative Agent). The Administrative Agent shall provide notice to the Lenders of any such delivery no later than fifteen (15) days prior to the consummation of such event.

Section 9.29    Parallel Debt. Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree to the creation of parallel debt obligations (the “Parallel Debts”) of certain Loan Parties as described in the U.S. Guarantee Agreement and the Foreign Guarantee Agreement, including that any payment received by the Administrative Agent in respect of the Parallel Debts will be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations.

ARTICLE X
COLLECTION ALLOCATION MECHANISM
Section 10.01    Implementation of CAM.
(a)On the CAM Exchange Date, (i) each Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans in an amount equal to such Lender’s Revolving Facility Percentage of each such Swingline Loan outstanding on such date, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04 (but which such provisions shall remain applicable following such exchange)) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and B/As and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, B/A and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan, B/A and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and B/As and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan and each Reserve Account established pursuant to Section 10.02), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder and (iv) immediately upon the date of expiration of the Contract Period in respect thereof, the interests in each B/A received in the deemed exchange of interests pursuant to clause (ii) above shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. It is understood and agreed that (A) Lenders holding interests in B/As on the CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange and (B) the CAM Exchange, in itself, will not affect the aggregate amount of the Obligations owing by each of (1) the Domestic Subsidiary Loan Parties and (2) the Foreign Subsidiary Loan Parties, on the CAM Exchange Date. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or B/A or any participation in any Swingline Loan or Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and B/As so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations and each distribution made by an Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
Section 10.02    Letters of Credit.
(a)In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Lender’s Revolving Facility Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. For the purposes of this paragraph, the Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in an Alternate Currency shall be the amount in Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Alternate Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Alternate Currency in such Lender’s Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the Revolving L/C Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Loan Party to pay interest to such Lender or any other obligation of any Loan Party, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.
(b)In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, to the extent such drawing constitutes an L/C Disbursement, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(d) (but not of the applicable Borrower under Section 2.05(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.
(c)In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.
(e)Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

Hexion Intermediate Holding 2, Inc., as Holdings

By:	/s/ Mark Bidstrup

Name: Mark D. Bidstrup

Title: Senior Vice President and Treasurer

HEXION INC., as U.S. Borrower

By:	/s/ Mark Bidstrup

Name: Mark D. Bidstrup

Title: Senior Vice President and Treasurer

Hexion Canada Inc., as Canadian Borrower

By:	/s/ Mark Bidstrup

Name: Mark D. Bidstrup

Title: Senior Vice President and Treasurer

Hexion B.V., as Dutch Borrower

By:	/s/ A.W.M. Mertens

Name: A.W.M Mertens

Title: Director

By:	/s/ P.R. van Heel

Name: P.R. van Heel

Title: Director

HEXION UK LIMITED, as U.K. Borrower

By:	/s/ A.W.M. Mertens

Name: A.W.M Mertens

Title: Director

Hexion GmbH, as German Borrower

By:	/s/ A.W.M. Mertens

Name: A.W.M Mertens

Title: Director

By:	/s/ J.G. Vierhout

Name: J.G. Vierhout

Title: Managing Director

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ Peter S. Predun

Name: Peter S. Predun

Title: Executive Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a lender

By:	/s/ William O’Daly

Name: William O’Daly

Title: Senior Vice President and Treasurer

By:	/s/ Lingzi Huang

Name: Lingzi Huang

Title: Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ David G. Phillips

Name: David G. Phillips

Title: Senior Vice President Credit Officer, Canada

WELLS FARGO BANK, N.A., LONDON BRANCH, as a Lender

By:	/s/ Alison Powell

Name: Alison Powell

Title: Authorised Signatory

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis

Name: Sydney G. Dennis

Title: Director

CITIBANK, N.A.

By:	/s/ Brendan MacKay

Name: Brendan MacKay

Title: Director & Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Michael Strobel

Name: Michael Strobel

Title: Vice President

By:	/s/ Marguerite Sutton

Name: Marguerite Sutton

Title: Vice President

GOLDMAN SACHS BANK USA

By:

Name:

Title:

BANK OF AMERICA, N.A.

By:	/s/ Karla M. Ruppert

Name: Karla M. Ruppert

Title: Vice President

BANK OF AMERICA, N.A. (acting through its Canadian branch), as a Lender

By:	/s/ Sylwia Durkiewicz

Name: Sylwia Durkiewicz

Title: Vice President

BMO HARRISA BANK N.A., as a Lender

By:	/s/ Steve Friedlander

Name: Steve Friedlander

Title: Managing Director

BANK OF MONTREAL - TORONTO BRANCH

By:	/s/ Helen Alvarez-Hernandez

Name: Helen Alvarez-Hernandez

Title: Managing Director

SIEMENS FINANCIAL SERVICES, INC.,

By:	/s/ William D. Jentsch

Name: William D. Jentsch

Title: Vice President

BANK OF MONTREAL - TORONTO BRANCH

By:	/s/ Sonia Vargas

Name: Sonia Vargas

Title: Sr. Loan Closer